                                                 1933 Act File No. 333-41658

                                                 1940 Act File No. 811-08103

                      Securities and Exchange Commission
                            Washington, D.C. 20549

                              Amendment No. 2 to

                                 Form S-6

For Registration under the Securities Act of 1933 of Securities of Unit Investment Trusts Registered on Form N-8B-2

A.  Exact name of Trust:  Nuveen Unit Trusts, Series 99

B.  Name of Depositor:    Nuveen Investments

C.  Complete address of Depositor's principal executive offices:

                              333 West Wacker Drive
                              Chicago, Illinois  60606

D.  Name and complete address of agents for service:

                              Nuveen Investments
                              Attention:  Alan G. Berkshire
                              333 West Wacker Drive
                              Chicago, Illinois  60606

                              Chapman and Cutler
                              Attention:  Eric F. Fess
                              111 West Monroe Street
                              Chicago, Illinois  60603

It is proposed that this filing will become effective (check appropriate box)

----
:  :  immediately upon filing pursuant to paragraph (b)
----
:  :  on (date) pursuant to paragraph (b)
----
:  :  60 days after filing pursuant to paragraph (a)
----
:  :  on (date) pursuant to paragraph (a) of rule 485 or 486
----
----
: : This post-effective amendment designates a new effective date for a ---- previously filed post-effective amendment.

E. Title of securities being registered: Units of fractional undivided beneficial interest.

F. Approximate date of proposed public offering: As soon as practicable after the effective date of the Registration Statement.


----
: : Check box if it is proposed that this filing will become effective on ---- (date) at (time) pursuant to Rule 487.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

                             Preliminary Prospectus

                           Dated August 1, 2000
                               Subject to Change
                                 [NUVEEN LOGO]

Nuveen Unit Trusts, Series 99

Nuveen 15-Month Sector Portfolios
Nuveen Fuel Cell 15-Month Sector Portfolio, August 2000
Nuveen Mobile Web 15-Month Sector Portfolio, August 2000
Nuveen Telecommunications Paradigm 15-Month Sector Portfolio, August 2000

Nuveen Five-Year Sector Portfolios
Nuveen Fuel Cell Five-Year Sector Portfolio, August 2000
Nuveen Mobile Web Five-Year Sector Portfolio, August 2000
Nuveen Power Paradigm Five-Year Sector Portfolio, August 2000
Nuveen REIT Five-Year Sector Portfolio, August 2000
Nuveen Telecommunications Paradigm Five-Year Sector Portfolio, August 2000
    Prospectus Part A dated August   , 2000

 .Portfolios Seek Capital Appreciation
 .Reinvestment Option
 .Letter of Intent Available



The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Secu-rities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SCT-08-00-P

Nuveen Unit Trusts, Series 99                     CUSIP Nos:
                                                  Dividend in
                                                  Cash    Reinvested     Wrap


Nuveen Fuel Cell 15-Month Sector Portfolio, August 2000
Nuveen Mobile Web 15-Month Sector Portfolio, August 2000
Nuveen Telecommunications Paradigm 15-Month Sector Portfolio, August 2000 Nuveen Fuel Cell Five-Year Sector Portfolio, August 2000
Nuveen Mobile Web Five-Year Sector Portfolio, August 2000
Nuveen REIT Five-Year Sector Portfolio, August 2000
Nuveen Power Paradigm Five-Year Sector Portfolio, August 2000
Nuveen Telecommunications Paradigm Five-Year Sector Portfolio, August 2000

Overview

Nuveen Unit Trusts, Series 99 includes the separate unit investment trusts listed above. Each Portfolio seeks to provide capital appreciation by investing in the securities of companies in its industry sector. Nuveen Investments ("Nuveen") serves as the Sponsor of the Portfolios.


Contents

 2  Overview
 3  NUVEEN FUEL CELL 15-MONTH SECTOR PORTFOLIO, AUGUST 2000
 8  NUVEEN FUEL CELL FIVE-YEAR SECTOR PORTFOLIO, AUGUST 2000
13  NUVEEN MOBILE WEB 15-MONTH SECTOR PORTFOLIO, AUGUST 2000
18  NUVEEN MOBILE WEB FIVE-YEAR SECTOR PORTFOLIO, AUGUST 2000
22  NUVEEN POWER PARADIGM FIVE-YEAR SECTOR PORTFOLIO, AUGUST 2000
27  NUVEEN REIT FIVE-YEAR SECTOR PORTFOLIO, AUGUST 2000
31  NUVEEN TELECOMMUNICATIONS
    PARADIGM 15-MONTH SECTOR PORTFOLIO, AUGUST 2000
36 NUVEEN TELECOMMUNICATIONS PARADIGM FIVE-YEAR SECTOR PORTFOLIO, AUGUST 2000 40 How to Buy and Sell Units
26  Investing in the Portfolios
26  Sales or Redemptions
41  Risk Factors
43  Distributions
29  Income Distributions
29  Capital Distributions
43  General Information
29  Termination
29  The Sponsor
30  Optional Features
30  Letter of Intent
30  Reinvestment
30  Nuveen Mutual Funds
45  Notes to Portfolios
46  Statements of Condition
48  Report of Independent Public Accountants

For the Table of Contents of Part B, see Part B of the Prospectus.
---------


Units are not deposits or obligations of, or guaranteed by any bank. Units are not FDIC insured and involve investment risk, including the possible loss of principal.

                                      ---

Nuveen Fuel Cell
15-Month Sector Portfolio, August 2000

Risk/Return Summary

Investment Objective

The Portfolio seeks to provide capital appreciation.

Investment Strategy

The Portfolio consists of the stocks of companies in the alternative power and fuel cell subsectors of the energy industry. The Portfolio is diversified across these industries, including companies that generate energy from, manu-facture or develop alternative fuels, fuel cells or sub-components used in the manufacturing of such equipment or power. The Sponsor selects stocks within the sector that it believes have the potential for capital appreciation.

The Sponsor intends to create future portfolios that will invest in stocks in this sector. If these future portfolios are available, you may be able to re-invest into one of the portfolios at a reduced sales charge.

The stocks are expected to remain in the Portfolio until termination.

Security Selection

To create the Portfolio, the Sponsor follows these steps:

 . identifies the various subsectors that comprise the alternative power and fuel cell sectors;

 . analyzes which subsectors may benefit from the predicted growth of alterna-tive power and fuel cell companies; and

 . selects representative companies within each subsector by examining:

 --products and/or services offered by the companies;

 --the competitive environment;

 --research and development capabilities;

 --management expertise;

 --strategic alliances;

 --financing; and

 --a fundamental and technical equity valuation assessment.

As of the Initial Date of Deposit, the stocks in the Portfolio are approxi-mately equally dollar weighted.

Sector Description

A fuel cell is a device that converts the energy of a fuel (hydrogen, natural gas, methanol, gasoline, etc.) and an oxidant (air or oxygen) into useable electricity. Fuel cell construction generally consists of a fuel electrode (anode) and an oxidant electrode (cathode) separated by an ion conducting mem-brane. There are several different types of fuel cells, including phosphoric acid, alkaline, molten carbonate, solid oxide and proton exchange membrane fuel cells.

Fuel cells may be used to power residences, small businesses, trains, buses, electric automobiles and many other devices. They are especially useful in re-mote locations where connecting to a large power grid is not economically fea-sible.

Production and distribution of energy affects all sectors of the global econo-my. The increasing industrialization of the world requires sustainable, highly efficient energy production. Fuel cells may help meet this need. Several fac-tors may help promote growth in the alternative power and fuel cell sectors.

Energy Security

U.S. energy dependence is higher today than it was during the oil shock of the 1970s, and oil imports are projected to increase. Passenger vehicles alone consume six million barrels of oil per day, equivalent to 85% of oil imports. (Fuel Cells 2000). Fuel cells could dramatically reduce urban air pollution and decrease oil imports. According to former U.S. Energy Secretary Frederico Pena, "we're going to see fuel cells in cars and other uses much sooner than we had predicted."

Powering Portable Electronics

Batteries are a notoriously weak link for many portable devices, such as laptop computers and cellular phones. Several research groups are developing "microfuel cells" that could, for example, result in mobile phones running continuously for 40 days on standby while consuming less than two ounces of methanol.

A New Engine

Major automotive manufacturers have recently invested in fuel cell technology, focusing now on reducing the cost to the consumer. Researchers in Latham NY used fuel cells to provide all the power for a home. In short, fuel cell tech-nology will allow retail customers to produce electric power without relying on the current utility infrastructure grid.

                                      ---

Please be aware that industry predictions may not materialize, and that the companies selected for the Portfolio do not represent the entire industry and may not participate in the expected overall industry growth.


Primary Risks

You can lose money by investing in the Portfolio. In addition, the Portfolio may not perform as well as you hope. These things can happen for various rea-sons, including:

 . Stock prices can be volatile.

 . Share prices or dividend rates on the stocks may decline during the life of the Portfolio.

 . The Portfolio is not actively managed and may continue to purchase or hold a stock included in the Portfolio even though the stock's outlook or its mar-ket value or yield may have changed.

 . The Portfolio is concentrated in the alternative power and fuel cell indus-tries. Adverse developments in these industries may significantly affect the value of your Units. Companies involved in these industries must contend with the high costs of research and development, the lack of a proven mar-ket, technological limitations and storage issues, intense competition from other alternative power sources and traditional power sources, energy con-servation and environmental concerns.

 . Certain of the securities included in the Portfolio may be foreign securi-ties or American Depositary Receipts that evidence ownership of underlying foreign securities. Foreign securities present risks beyond thoise of U.S. issuers.

 . The Portfolio may contain small capitalization companies that have recently begun operations. Small cap companies present risks beyond those of large cap companies.

Investor Suitability

The Portfolio may be suitable for you if:

 . You are seeking to own alternative power and fuel cell stocks in one conve-nient package;

 . You want capital appreciation potential;

 . The Portfolio represents only a portion of your overall investment portfo-lio; and

 . The Portfolio is part of a longer term investment strategy that includes the investment in subsequent portfolios, if available.

The Portfolio is not appropriate for you if:

 . You are unwilling to take the risks involved with owning a concentrated eq-uity investment; or

 .You are seeking preservation of capital or high current income.

Fees and Expenses

This table shows the fees and expenses you may pay, directly or indirectly, when you invest in the Portfolio.

Shareholder Fees

                                                            Percent
                                                           of Public Amount per
                                                           Offering    $1,000
                                                             Price   Invested(1)
                                                           --------- -----------
Sales Charge
Upfront Sales Charge(2)...................................   1.00%     $10.00
Deferred Sales Charge(3)..................................   1.95%     $19.50
                                                             -----     ------

Total Maximum Sales Charge................................   2.95%     $29.50

Estimated Annual Operating Expenses
(Paid from Portfolio Assets)

                                                                     Approximate
                                                     Amount per Unit % of Public
                                                      (based on $10   Offering
                                                          Unit)       Price(1)
                                                     --------------- -----------
Trustee's Fee.......................................    $0.00950        0.095%
Sponsor's Supervisory Fee...........................    $0.00350        0.035%
Bookkeeping and Administrative Fees.................    $0.00250        0.025%
Evaluator's Fee.....................................    $0.00300        0.030%
Creation and Development Fee(4).....................    $0.02500        0.250%
Other Operating Expenses(5).........................    $0.00175       0.0175%
                                                        --------       -------
Total...............................................    $0.04525       0.4525%
Maximum Organization Costs(6).......................    $ 0.0225        0.225%

---------
(1) Based on 100 Units with a $10 per Unit Public Offering Price as of the Initial Date of Deposit.

(2) As provided below, the Upfront Sales Charge equals the difference between the Maximum Sales Charge of a fixed 2.95% for non-breakpoint purchases and any remaining deferred sales charges. Accordingly, the percentage amount of the Upfront Sales Charge will vary over time.

(3) The Deferred Sales Charge is a fixed dollar amount of $0.195 per Unit. The percentage

                                      ---
   provided is based on a $10 Unit as of the Initial Date of Deposit and the percentage amount will vary over time.

(4) The Creation and Development Fee compensates the Sponsor for creating and developing the Portfolio. The Portfolio accrues the fee daily during the life of the Portfolio based on its average net asset value and pays the Sponsor monthly. In connection with the Creation and Development Fee, in no event will the Sponsor collect over the life of the Portfolio more than 0.75% of a Unitholder's initial investment. The per Unit Creation and Development Fee provided above is based on a $10 per Unit Public Offering Price on the Initial Date of Deposit. The actual annual Creation and Development Fee that will be charged is 0.25% of average daily net assets and will exceed the per Unit fee provided above for Units whose value exceeds $10 per Unit.

(5) Other Operating Expenses do not include brokerage costs and other transactional fees.

(6) Organization costs are deducted from Portfolio assets at the earlier of the close of the initial offering period or six months after the Initial Date of Deposit.

You will pay both an Upfront and a Deferred Sales Charge. The Upfront Sales Charge equals the difference between the Maximum Sales Charge of 2.95% of the Public Offering Price and any remaining deferred sales charges. The Deferred Sales Charges are $0.195 per Unit and are deducted monthly in installments of
$0.039 per Unit on the last business day of each month from          , 2001,
through          , 2001. If you redeem Units prior to the collection of the entire Deferred Sales Charge, any remaining deferred sales charges will be accelerated and collected at that time.

The maximum per Unit sales charges are reduced as follows:

                                                                          Total
                                                     Upfront  Deferred   Maximum
                                                      Sales     Sales     Sales
 Number of Units(1)                                 Charge(2) Charge(3)  Charge
 ------------------                                 --------- ---------  -------
 Less than 5,000..................................    1.00%     1.95%     2.95%
 5,000 to 9,999...................................    0.75%     1.95%     2.70%
 10,000 to 24,999.................................    0.50%     1.95%     2.45%
 25,000 to 49,999.................................    0.25%     1.95%     2.20%
 50,000 to 99,999.................................    0.00%     1.95%     1.95%
 100,000 or more..................................    0.00%     1.95%(4)  1.20%

---------
(1) Sales charge reductions are computed both on a dollar basis and on the basis of the number of Units purchased, at any point of purchase, using the equivalent of 5,000 Units to $50,000, 10,000 Units to $100,000 etc., and will be applied on that basis which is more favorable to you.
(2) The Upfront Sales Charge is based on the Unit price on the Initial Date of Deposit. Because the Upfront Sales Charge equals the difference between the applicable Total Sales Charge and the remaining deferred charges, the percentage and dollar amount of the Upfront Sales Charge will vary as the Unit price varies and after deferred charges begin.
(3) The Deferred Sales Charge is a fixed dollar amount of $0.195 per Unit. The percentage provided is based on a $10 Unit as the Initial Date of Deposit and the percentage amount will vary over time.
(4) All Units are subject to the same Deferred Sales Charges. To allow investors who purchase 100,000 Units or more to pay a sales charge that is less than the Deferred Sales Charges, the Sponsor provides such investors with additional Units to lower the effective sales charge to 1.20%.

    As described in "Public Offering Price" in Part B of the Prospectus, certain classes of investors are also entitled to reduced sales charges. The secondary market sales charges for the Portfolio are the same as primary market charges provided above.

Example

This example may help you compare the cost of investing in the Portfolio to the cost of investing in other funds.

The example assumes that you invest $10,000 in the Portfolio for the periods indicated and then either redeem or do not redeem your Units at the end of those periods. The example also assumes a 5% return on your investment each year and that the Portfolio's operating expenses stay the same. The example does not include brokerage costs and other transactional fees. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

  1 Year                3 Years                            5 Years                            10 Years
  -------               -------                           ---------                           ---------
  $362.07               $882.67                           $1,429.24                           $2,903.83

While the Portfolio has a term of approximately 15 months, you may be able to invest in future portfolios with reduced sales charges. These future sales charges are included in the amounts provided above.

See "Trust Operating Expenses" in Part B of the Prospectus for additional information regarding expenses.

                                      ---

Dealer Concessions

The Sponsor plans to allow a concession of 2.25% of the Public Offering Price for primary and secondary market non-breakpoint purchases of Units to dealer firms in connection with the sale of Units in a given transaction.

The concession paid to dealers is reduced or eliminated in connection with Units sold in transactions to investors that receive reduced sales charges based on the number of Units sold or in connection with Units sold in Rollover Purchases, Wrap Account Purchases and to other investors entitled to the sales charge reduction applicable for Wrap Account Purchases, as follows:


                                                                          %
                                                                      Concession
Number of Units*                                                       per Unit
----------------                                                      ----------
Less than 5,000......................................................    2.25%
5,000 to 9,999.......................................................    2.00%
10,000 to 24,999.....................................................    1.75%
25,000 to 49,999.....................................................    1.50%
50,000 to 99,999.....................................................    1.25%
100,000 or more......................................................    0.60%
Rollover Purchases (per Unit)........................................  $0.13
Wrap Account Purchases...............................................    0.00%

*Sales charge reductions are computed both on a dollar basis and on the basis of the number of Units purchased, using the equivalent of 5,000 Units to $50,000, 10,000 Units to $100,000 etc., and will be applied on that basis which is more favorable to you and may result in a reduction in the concession per Unit.

See "Distributions of Units to the Public" in Part B of the Prospectus for additional information on dealer concessions and volume incentives.

                                      ---

--------------------------------------------------------------------------------

Preliminary Schedule of Investments
(at the Initial Date of Deposit, August   , 2000)

            Nuveen Fuel Cell 15-Month Sector Portfolio, August 2000

                             Subject to Change

                                                     Percentage
                                                         of
                                                     Aggregate                  Cost of    Current
Number of                                     Ticker  Offering  Market Value Securities to Dividend
 Shares     Name of Issuer of Securities(1)   Symbol   Price     per Share   Portfolio(2)  Yield(3)
---------------------------------------------------------------------------------------------------
           Aerospace/Defense-Equipment
           United Technologies Corp.          UTX
           Batteries/Battery Systems
           C&D Technologies Inc.              CHP
           Energy Conversion Devices, Inc.    ENER
           Valence Technology Inc.            VLNC
           Chemicals-Diversified
           Air Products & Chemicals Inc.      APD
           Dow Chemical Company               DOW
           Du Pont (E.I.) de Nemours & Co.    DD
           Praxair Inc.                       PX
           Diversified Manufacture Operations
           General Electric Company           GE
           Siemens AG                         SMAWY
           Electric Products-Miscellaneous
           Ucar International Inc.            UCR
           Electric-Integrated
           Avista Corp.                       AVA
           DTE Energy Company                 DTE
           Idacorp Inc.                       IDA
           Southern Co.                       SO
           Electronic Measuring Instruments
           Mechanical Technology Inc.         MKTY
           Energy-Alternate Sources
           Ballard Power Systems Inc.         BLDP
           Plug Power Inc.                    PLUG
           Machinery-General Indust
           Satcon Technology Corp.            SATC
           Power Converter/Supply Equipment
           FuelCell Energy Inc.               FCEL
  -----                                               -------                  --------
                                                      100.00%                  $
  =====                                               =======                  ========

---------
See "Notes to Portfolios."

Advertising and sales literature may include brief descriptions of the princi-pal businesses of the companies included in the Portfolio.

Please note that if this Prospectus is used as a preliminary prospectus for fu-ture Nuveen Defined Portfolios, the portfolio will contain different stocks from those described above.

                                      ---

Nuveen Fuel Cell Five-Year Sector Portfolio, August 2000

Risk/Return Summary

Investment Objective

The Portfolio seeks to provide capital appreciation.

Investment Strategy

The Portfolio consists of the stocks of companies in the alternative power and fuel cell subsectors of the energy industry. The Portfolio is diversified across these industries, including companies that generate energy from, manu-facture or develop alternative fuels, fuel cells or sub-components used in the manufacturing of such equipment or power. The Sponsor selects stocks within the sector that it believes have the potential for capital appreciation.

The Sponsor intends to create future portfolios that will invest in stocks in this sector. If these future portfolios are available, you may be able to re-invest into one of the portfolios at a reduced sales charge.

The stocks are expected to remain in the Portfolio until termination.

Security Selection

To create the Portfolio, the Sponsor follows these steps:


 . identifies the various subsectors that comprise the alternative power and fuel cell sectors;

 . analyzes which subsectors may benefit from the predicted growth of alterna-tive power and fuel cell companies; and

 . selects representative companies within each subsector by examining:

 --products and/or services offered by the companies;

 --the competitive environment;

 --research and development capabilities;

 --management expertise;

 --strategic alliances;

 --financing; and

 --a fundamental and technical equity valuation assessment.

As of the Initial Date of Deposit, the stocks in the Portfolio are approxi-mately equally dollar weighted.

Sector Description

A fuel cell is a device that converts the energy of a fuel (hydrogen, natural gas, methanol, gasoline, etc.) and an oxidant (air or oxygen) into useable electricity. Fuel cell construction generally consists of a fuel electrode (anode) and an oxidant electrode (cathode) separated by an ion conducting mem-brane. There are several different types of fuel cells, including phosphoric acid, alkaline, molten carbonate, solid oxide and proton exchange membrane fuel cells.

Fuel cells may be used to power residences, small businesses, trains, busses, electric automobiles and many other devices. They are especially useful in re-mote locations where connecting to a large power grid is not economically fea-sible.

Production and distribution of energy affects all sectors of the global econo-my. The increasing industrialization of the world requires sustainable, highly efficient energy production. Fuel cells may help meet this need. Several fac-tors may help promote growth in the alternative power and fuel cell sectors.


Energy Security

U.S. energy dependence is higher today than it was during the oil shock of the 1970s, and oil imports are projected to increase. Passenger vehicles alone consume six million barrels of oil per day, equivalent to 85% of oil imports. (Fuel Cells 2000). Fuel cells could dramatically reduce urban air pollution and decrease oil imports. According to former U.S. Energy Secretary Frederico Pena, "we're going to see fuel cells in cars and other uses much sooner than we had predicted."

Powering Portable Electronics

Batteries are a notoriously weak link for many portable devices, such as laptop computers and cellular phones. Several research groups are developing "microfuel cells" that could, for example, result in mobile phones running continuously for 40 days on standby while consuming less than two ounces of methanol.

A New Engine

Major automotive manufacturers have recently invested in fuel cell technology, focusing now on reducing the cost to the consumer. Researchers in Latham NY used fuel cells to provide all the power for a home. In short, fuel cell technol-

                                      ---
ogy will allow retail customers to produce electric power without relying on the current utility infrastructure grid.

Please be aware that industry predictions may not materialize, and that the companies selected for the Portfolio do not represent the entire industry and may not participate in the expected overall industry growth.

Primary Risks

You can lose money by investing in the Portfolio. In addition, the Portfolio may not perform as well as you hope. These things can happen for various rea-sons, including:

 . Stock prices can be volatile.

 . Share prices or dividend rates on the stocks may decline during the life of the Portfolio.

 . The Portfolio is not actively managed and may continue to purchase or hold a stock included in the Portfolio even though the stock's outlook or its mar-ket value or yield may have changed.

 . The Portfolio is concentrated in the alternative power and fuel cell indus-tries. Adverse developments in these industries may significantly affect the value of your Units. Companies involved in these industries must contend with the high costs of research and development, the lack of a proven mar-ket, technological limitations and storage issues, intense competition from other alternative power sources and traditional power sources, energy con-servation and environmental concerns.

 . Certain of the securities included in the Portfolio may be foreign securi-ties or American Depositary Receipts that evidence ownership of underlying foreign securities. Foreign securities present risks beyond those of U.S. issuers.

 . The Portfolio may contain small capitalization companies that have recently begun operations. Small cap companies present risks beyond those of large cap companies.

Investor Suitability

The Portfolio may be suitable for you if:

 . You are seeking to own alternative power and fuel cell stocks in one conve-nient package;

 . You want capital appreciation potential;

 . The Portfolio represents only a portion of your overall investment portfo-lio; and

 . The Portfolio is part of a longer term investment strategy.

The Portfolio is not appropriate for you if:

 . You are unwilling to take the risks involved with owning a concentrated eq-uity investment; or

 . You are seeking preservation of capital or high current income.

Fees and Expenses

This table shows the fees and expenses you may pay, directly or indirectly, when you invest in the Portfolio.

Shareholder Fees

                                                       Percent of    Amount per
                                                     Public Offering   $1,000
                                                          Price      Invested(1)
                                                     --------------- -----------
Sales Charge
Upfront Sales Charge (2)............................      1.00%        $10.00
Deferred Sales Charge(3)............................      3.50%        $35.00
                                                          -----        ------
Total Maximum Sales
 Charge.............................................      4.50%        $45.00

Estimated Annual Operating Expenses
(Paid From Portfolio Assets)

                                                                   Approximate %
                                                   Amount per Unit   of Public
                                                    (based on $10    Offering
                                                        Unit)        Price(1)
                                                   --------------- -------------
Trustee's Fee.....................................    $0.00950         0.095%
Sponsor's Supervisory Fee.........................    $0.00350         0.035%
Bookkeeping and Administrative Fees...............    $0.00250         0.025%
Evaluator's Fee...................................    $0.00300         0.030%
Creation and Development
  Fee(4)..........................................    $0.02500         0.250%
Other Operating Expenses(5).......................    $0.00175        0.0175%
                                                      --------        ------
Total.............................................    $0.04525        0.4525%
Maximum Organization Costs(6).....................    $ 0.0225         0.225%

---------

(1) Based on 100 Units with a $10 per Unit Public Offering Price as of the Initial Date of Deposit.

(2) As provided below, the Upfront Sales Charge equals the difference between the Maximum Sales Charge of a fixed 4.5% for non-breakpoint purchases and any remaining deferred sales charges. Accordingly, the percentage amount of the Upfront Sales Charge will vary over time.

                                      ---

(3) The Deferred Sales Charge is a fixed dollar amount of $0.35 per Unit. The percentage provided is based on a $10 Unit as of the Initial Date of De-posit and the percentage amount will vary over time.

(4) The Creation and Development Fee compensates the Sponsor for creating and developing the Portfolio. The Portfolio accrues the fee daily during the life of the Portfolio based on its average net asset value and pays the Sponsor monthly. In connection with the Creation and Development Fee, in no event will the Sponsor collect over the life of the Portfolio more than 2.75% of a Unitholder's initial investment. The per Unit Creation and De-velopment Fee provided above is based on a $10 per Unit Public Offering Price on the Initial Date of Deposit. The actual annual Creation and De-velopment Fee that will be charged is 0.25% of average daily net assets and will exceed the per Unit fee provided above for Units whose value ex-ceeds $10 per Unit.

(5) Other Operating Expenses do not include brokerage costs and other transac-tional fees.

(6) Organization costs are deducted from Portfolio assets at the earlier of the close of the initial offering period or six months after the Initial Date of Deposit.

You will pay both an Upfront and a Deferred Sales Charge. The Upfront Sales Charge equals the difference between the Maximum Sales Charge of 4.5% of the Public Offering Price and any remaining deferred sales charges. The Deferred Sales Charges are $0.35 per Unit and are deducted monthly in installments of
$0.07 per Unit on the last business day of each month from            , 2001
through        , 2001. If you redeem Units prior to the collection of the en-
tire Deferred Sales Charge, any remaining deferred sales charges will be ac-celerated and collected at that time.

The maximum per Unit sales charges are reduced as follows:

                                                                          Total
                                                     Upfront  Deferred   Maximum
                                                      Sales     Sales     Sales
 Number of Units(1)                                 Charge(2) Charge(3)  Charge
 ------------------                                 --------- ---------  -------
 Less than 5,000..................................    1.00%     3.50%     4.50%
 5,000 to 9,999...................................    0.75%     3.50%     4.25%
 10,000 to 24,999.................................    0.50%     3.50%     4.00%
 25,000 to 49,999.................................    0.25%     3.50%     3.50%
 50,000 to 99,999.................................    0.00%     3.50%     2.50%
 100,000 or more..................................    0.00%     3.50%(4)  1.50%

---------
(1) Sales charge reductions are computed both on a dollar basis and on the ba-sis of the number of Units purchased, at any point of purchase, using the equivalent of 5,000 Units to $50,000, 10,000 Units to $100,000 etc., and will be applied on that basis which is more favorable to you.
(2) The Upfront Sales Charge is based on the Unit price on the Initial Date of Deposit. Because the Upfront Sales Charge equals the difference between the applicable Total Sales Charge and the remaining deferred charges, the percentage and dollar amount of the Upfront Sales Charge will vary as the Unit price varies and after deferred charges begin.
(3) The Deferred Sales Charge is a fixed dollar amount of $0.350 Unit. The percentage provided is based on a $10 Unit as the Initial Date of Deposit and the percentage amount will vary over time.
(4) All Units are subject to the same Deferred Sales Charges. To allow invest-ors who purchase 100,000 Units or more to pay a sales charge that is less than the Deferred Sales Charges, the Sponsor provides such investors with additional Units to lower the effective sales charge to 1.50%.

As described in "Public Offering Price" in Part B of the Prospectus, certain classes of investors are also entitled to reduced sales charges. See "Public Offering Price" in Part B of the Prospectus for secondary market sales charges.

Example

This example may help you compare the cost of investing in the Portfolio to the cost of investing in other funds.

The example assumes that you invest $10,000 in the Portfolio for the periods indicated and then either redeem or do not redeem your Units at the end of those periods. The example also assumes a 5% return on your investment each year and that the Portfolio's operating expenses stay the same. The example does not include brokerage costs and other transactional fees. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

                                                                                             Life of
   1 Year                           3 Years                                                  Portfolio
   -------                          -------                                                 ----------
   $513.57                          $605.96                                                  $706.94

See "Trust Operating Expenses" in Part B of the Prospectus for additional in-formation regarding expenses.

Dealer Concessions

The Sponsor plans to allow a concession of 3.50% of the Public Offering Price for primary

                                      ---
market non-breakpoint purchases of Units to dealer firms in connection with the sale of Units in a given transaction.

The concession paid to dealers is reduced or eliminated in connection with Units sold in transactions to investors that receive reduced sales charges based on the number of Units sold or in connection with Units sold in Rollover Purchases, Wrap Account Purchases and to other investors entitled to the sales charge reduction applicable for Wrap Account Purchases, as follows:

                                                                          %
                                                                      Concession
Number of Units*                                                       per Unit
----------------                                                      ----------
Less than 5,000......................................................   3.50%
5,000 to 9,999.......................................................   3.25%
10,000 to 24,999.....................................................   3.00%
25,000 to 49,999.....................................................   2.50%
50,000 to 99,999.....................................................   1.50%
100,000 or more......................................................   0.75%
Rollover Purchases (per Unit)........................................   $0.25
Wrap Account Purchases...............................................   0.00%

*Sales charge reductions are computed both on a dollar basis and on the basis of the number of Units purchased, using the equivalent of 5,000 Units to $50,000, 10,000 Units to $100,000 etc., and will be applied on that basis which is more favorable to you and may result in a reduction in the concession per Unit.

See "Distributions of Units to the Public" in Part B of the Prospectus for ad-ditional information on dealer concessions, volume incentives and secondary market concessions.

                                      ---

--------------------------------------------------------------------------------

Preliminary Schedule of Investments
(at the Initial Date of Deposit, August   , 2000)

            Nuveen Fuel Cell Five-Year Sector Portfolio, August 2000

                             Subject to Change

                                                     Percentage
                                                         of
                                                     Aggregate                  Cost of    Current
Number of                                     Ticker  Offering  Market Value Securities to Dividend
 Shares     Name of Issuer of Securities(1)   Symbol   Price     per Share   Portfolio(2)  Yield(3)
---------------------------------------------------------------------------------------------------
           Aerospace/Defense-Equipment
           United Technologies Corp.          UTX
           Batteries/Battery Systems
           C&D Technologies Inc.              CHP
           Energy Conversion Devices, Inc.    ENER
           Valence Technology Inc.            VLNC
           Chemicals-Diversified
           Air Products & Chemicals Inc.      APD
           Dow Chemical Company               DOW
           Du Pont (E.I.) de Nemours & Co.    DD
           Praxair Inc.                       PX
           Diversified Manufacture Operations
           General Electric Company           GE
           Siemens AG                         SMAWY
           Electric Products-Miscellaneous
           Ucar International Inc.            UCR
           Electric-Integrated
           Avista Corp.                       AVA
           DTE Energy Company                 DTE
           Idacorp Inc.                       IDA
           Southern Co.                       SO
           Electronic Measuring Instruments
           Mechanical Technology Inc.         MKTY
           Energy-Alternate Sources
           Ballard Power Systems Inc.         BLDP
           Plug Power Inc.                    PLUG
           Machinery-General Indust
           Satcon Technology Corp.            SATC
           Power Converter/Supply Equipment
           FuelCell Energy Inc.               FCEL
   ---                                                 ------                  --------
                                                       100.00%
   ===                                                 ======                  ========

---------
See "Notes to Portfolios."

Advertising and sales literature may include brief descriptions of the princi-pal businesses of the companies included in the Portfolio.

Please note that if this Prospectus is used as a preliminary prospectus for fu-ture Nuveen Defined Portfolios, the portfolio will contain different stocks from those described above.

                                      ---

Nuveen Mobile Web 15-Month Sector Portfolio, August 2000

Risk/Return Summary

Investment Objective

The Portfolio seeks to provide capital appreciation.

Investment Strategy

The Portfolio consists of the stocks of mobile Web companies. The Portfolio is diversified across the mobile web sector, including companies involved in wireless telecommunication, service and content providers and communication software.

The Sponsor intends to create future portfolios that will invest in stocks in this sector. If these future portfolios are available, you may be able to reinvest into one of the portfolios at a reduced sales charge.

The stocks are expected to remain in the Portfolio until termination.

Security Selection

To create the Portfolio, the Sponsor follows these steps:

 . identifies the various subsectors that comprise the mobile Web sector;

 . analyzes which subsectors may benefit from the predicted growth of mobile
  Web companies; and

 . selects the most attractive companies within each subsector by examining:

 --products and/or services offered by the companies;

 --the competitive environment;

 --management expertise;

 --strategic alliances and potential acquisitions;

 --financing; and

 --a fundamental and technical equity valuation assessment.

As of the Initial Date of Deposit, the stocks in the Portfolio are approximately equally dollar weighted.

Sector Description

The mobile Web sector includes net-ready cellular telephones and laptop computers. The Sponsor believes that recent industry trends have stimulated growth in the mobile Web sector.

Shift in Focus by Content Providers--According to Motorola, worldwide mobile Web users should reach the 1 billion level by 2003--a rapid expansion from 300 million users in 1999. This should lead to a fundamental shift in the thinking of the Web community, pushing content providers to prioritize the needs of wireless users over wired PC users. (Yahoo! Editor's Choice Newsletter, 6/9/00).

Affordability for Main Street--"Fancy net-ready cell phones that cost $500 today could be giveaways next year, as the cost of chips and screens plummets and service providers hike their subsidies to manufacturers. How will operators afford that? If the underlying math is right, they'll make back their investments on charges for service, transaction fees and other Internet-style revenue streams." (Business Week, 5/29/00).

A Multitude of Potential Devices--Currently, mobile web devices available to consumers are limited to PDAs (Personal Digital Assistant), wireless cellular phones and laptop computers. However, scores of technology firms have created prototypes for Internet access through such diverse outlets as watches, pocket computer terminals, automobile dashboards, eyeglasses, airline seat backs and microwave ovens. "[W]e are headed toward an information-everywhere society, where an immense portion of the globe, consumers and business alike, is always logged on. Benefits abound." (Business Week, 5/29/00).

Please be aware that industry predictions may not materialize, and that the companies selected for the Portfolio do not represent the entire industry and may not participate in the expected overall industry growth.

Primary Risks

You can lose money by investing in the Portfolio. In addition, the Portfolio may not perform as well as you hope. These things can happen for various reasons, including:

 . Stock prices can be volatile.

 . Share prices or dividend rates on the stocks may decline during the life of the Portfolio.

 . The Portfolio is not actively managed and may continue to purchase or hold a stock included in the Portfolio even though the stock's outlook or its market value or yield may have changed.

                                      ---

 . The Portfolio is concentrated in the mobile Web industry. Adverse develop-ments in this industry may significantly affect the value of your Units. Companies involved in the mobile Web industry must contend with intense competition, changing regulations and product obsolescence.

 . Certain of the securities included in the Portfolio may be foreign securi-ties or American Depositary Receipts that evidence ownership of underlying foreign securities. Foreign securities present risks beyond those of U.S. issuers.

 . The Portfolio may contain small capitalization companies that have recently begun operations. Small cap companies present risks beyond those of large cap companies.

Investor Suitability

The Portfolio may be suitable for you if:

 . You are seeking to own stocks of mobile Web companies in one convenient package;

 . You want capital appreciation potential;

 . The Portfolio represents only a portion of your overall investment portfo-lio; and

 . The Portfolio is part of a longer term investment strategy that includes the investment in subsequent portfolios, if available.

The Portfolio is not appropriate for you if:

 . You are unwilling to take the risks involved with owning a concentrated eq-uity investment; or

 . You are seeking preservation of capital or high current income.

Fees and Expenses

This table shows the fees and expenses you may pay, directly or indirectly, when you invest in the Portfolio.

Shareholder Fees

                                                            Percent
                                                           of Public Amount per
                                                           Offering    $1,000
                                                             Price   Invested(1)
                                                           --------- -----------
Sales Charge
Upfront Sales Charge(2)...................................   1.00%     $10.00
Deferred Sales Charge(3)..................................   1.95%     $19.50
                                                             -----     ------

Total Maximum Sales Charge................................   2.95%     $29.50

Estimated Annual Operating Expenses
(Paid from Portfolio Assets)

                                                                     Approximate
                                                     Amount per Unit % of Public
                                                      (based on $10   Offering
                                                          Unit)       Price(1)
                                                     --------------- -----------
Trustee's Fee.......................................    $0.00950        0.095%
Sponsor's Supervisory Fee...........................    $0.00350        0.035%
Bookkeeping and Administrative Fees.................    $0.00250        0.025%
Evaluator's Fee.....................................    $0.00300        0.030%
Creation and Development Fee(4).....................    $0.02500        0.250%
Other Operating Expenses(5).........................    $0.00175       0.0175%
                                                        --------       -------
Total...............................................    $0.04525       0.4525%
Maximum Organization Costs(6).......................    $ 0.0225        0.225%

---------
(1) Based on 100 Units with a $10 per Unit Public Offering Price as of the Initial Date of Deposit.

(2) As provided below, the Upfront Sales Charge equals the difference between the Maximum Sales Charge of a fixed 2.95% for non-breakpoint purchases and any remaining deferred sales charges. Accordingly, the percentage amount of the Upfront Sales Charge will vary over time.

(3) The Deferred Sales Charge is a fixed dollar amount of $0.195 per Unit. The percentage provided is based on a $10 Unit as of the Initial Date of De-posit and the percentage amount will vary over time.

(4) The Creation and Development Fee compensates the Sponsor for creating and developing the Portfolio. The Portfolio accrues the fee daily during the life of the Portfolio based on its average net asset value and pays the Sponsor monthly. In connection with the Creation and Development Fee, in no event will the Sponsor collect over the life of the Portfolio more than 0.75% of a Unitholder's initial investment. The per Unit Creation and De-velopment Fee provided above is based on a $10 per Unit Public Offering Price on the Initial Date of Deposit. The actual annual Creation and De-velopment Fee that will be charged is 0.25% of average daily net assets and will exceed the per Unit fee provided above for Units whose value ex-ceeds $10 per Unit.

(5) Other Operating Expenses do not include brokerage costs and other transac-tional fees.

                                      ---

(6) Organization costs are deducted from Portfolio assets at the earlier of the close of the initial offering period or six months after the Initial Date of Deposit.

You will pay both an Upfront and a Deferred Sales Charge. The Upfront Sales Charge equals the difference between the Maximum Sales Charge of 2.95% of the Public Offering Price and any remaining deferred sales charges. The Deferred Sales Charges are $0.195 per Unit and are deducted monthly in installments of
$0.039 per Unit on the last business day of each month from           , 2001
through          , 2001. If you redeem Units prior to the collection of the entire Deferred Sales Charge, any remaining deferred sales charges will be ac-celerated and collected at that time.

The maximum per Unit sales charges are reduced as follows:

                                                                          Total
                                                     Upfront  Deferred   Maximum
                                                      Sales     Sales     Sales
 Number of Units(1)                                 Charge(2) Charge(3)  Charge
 ------------------                                 --------- ---------  -------
 Less than 5,000..................................    1.00%     1.95%     2.95%
 5,000 to 9,999...................................    0.75%     1.95%     2.70%
 10,000 to 24,999.................................    0.50%     1.95%     2.45%
 25,000 to 49,999.................................    0.25%     1.95%     2.20%
 50,000 to 99,999.................................    0.00%     1.95%     1.95%
 100,000 or more..................................    0.00%     1.95%(4)  1.20%

---------
(1) Sales charge reductions are computed both on a dollar basis and on the ba-sis of the number of Units purchased, at any point of purchase, using the equivalent of 5,000 Units to $50,000, 10,000 Units to $100,000 etc., and will be applied on that basis which is more favorable to you.
(2) The Upfront Sales Charge is based on the Unit price on the Initial Date of Deposit. Because the Upfront Sales Charge equals the difference between the applicable Total Sales Charge and the remaining deferred charges, the percentage and dollar amount of the Upfront Sales Charge will vary as the Unit price varies and after deferred charges begin.
(3) The Deferred Sales Charge is a fixed dollar amount of $0.195 per Unit. The percentage provided is based on a $10 Unit as the Initial Date of Deposit and the percentage amount will vary over time.
(4) All Units are subject to the same Deferred Sales Charges. To allow invest-ors who purchase 100,000 Units or more to pay a sales charge that is less than the Deferred Sales Charges, the Sponsor provides such investors with additional Units to lower the effective sales charge to 1.20%.

As described in "Public Offering Price" in Part B of the Prospectus, certain classes of investors are also entitled to reduced sales charges. The secondary market sales charges for the Portfolio are the same as primary market charges provided above.

Example

This example may help you compare the cost of investing in the Portfolio to the cost of investing in other funds.

The example assumes that you invest $10,000 in the Portfolio for the periods indicated and then either redeem or do not redeem your Units at the end of those periods. The example also assumes a 5% return on your investment each year and that the Portfolio's operating expenses stay the same. The example does not include brokerage costs and other transactional fees. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

  1 Year                3 Years                            5 Years                            10 Years
  -------               -------                           ---------                           ---------
  $366.82               $896.89                           $1,452.89                           $2,950.70

While the Portfolio has a term of approximately 15 months, you may be able to invest in future portfolios with reduced sales charges. These future sales charges are included in the amounts provided above.

See "Trust Operating Expenses" in Part B of the Prospectus for additional in-formation regarding expenses.

Dealer Concessions

The Sponsor plans to allow a concession of 2.25% of the Public Offering Price for primary and secondary market non-breakpoint purchases of Units to dealer firms in connection with the sale of Units in a given transaction.

The concession paid to dealers is reduced or eliminated in connection with Units sold in transactions to investors that receive reduced sales charges based on the number of Units sold or in connection with Units sold in Rollover Purchases, Wrap Account Purchases and to other investors entitled to the sales charge reduction applicable for Wrap Account Purchases, as follows:

                                                                          %
                                                                      Concession
Number of Units*                                                       per Unit
----------------                                                      ----------
Less than 5,000......................................................   2.25%
5,000 to 9,999.......................................................   2.00%
10,000 to 24,999.....................................................   1.75%
25,000 to 49,999.....................................................   1.50%
50,000 to 99,999.....................................................   1.25%
100,000 or more......................................................   0.60%
Rollover Purchases (per Unit)........................................   $0.13
Wrap Account Purchases...............................................   0.00%

                                      ---

*Sales charge reductions are computed both on a dollar basis and on the basis of the number of Units purchased, using the equivalent of 5,000 Units to $50,000, 10,000 Units to $100,000 etc., and will be applied on that basis which is more favorable to you and may result in a reduction in the concession per Unit.

See "Distributions of Units to the Public" in Part B of the Prospectus for ad-ditional information on dealer concessions and volume incentives.

                                      ---

--------------------------------------------------------------------------------

Preliminary Schedule of Investments
(at the Initial Date of Deposit, August   , 2000)

            Nuveen Mobile Web 15-Month Sector Portfolio, August 2000

                             Subject to Change

                                                               Percentage
                                                              of Aggregate                 Cost of    Current
Number of                                              Ticker   Offering   Market Value Securities to Dividend
 Shares       hangeName of Issuer of Securities(1)     Symbol    Price      per Share   Portfolio(2)  Yield(3)
--------------------------------------------------------------------------------------------------------------
           Applications Software
           Microsoft Corp.                             MSFT
           Cellular Telecommunications
           AT&T Wireless Group                         AWE
           Nextel Communications Inc.                  NXTL
           NTT Docomo Inc                              NTDMY
           Sprint Corp. (PCS Group)                    PCS
           Vodafone Group PLC                          VOD
           Communications Software
           Razorfish Inc.                              RAZF
           Research In Motion Ltd.                     RIMM
           Computer Data Security
           RSA Security Inc.                           RSAS
           Electronic Component--Semiconductor
           Texas Instruments Inc.                      TXN
           Internet Service Provider
           America Online Inc.                         AOL
           Yahoo Inc.                                  YHOO
           Internet Software
           Phone.com Inc.                              PHCM
           Software.Com Inc                            SWCM
           Telecommunication Equipment
           ADC Telecommunications Inc.                 ADCT
           Alcatel SA                                  ALA
           Comverse Technology Inc.                    CMVT
           Telefonaktiebolaget LM Ericsson             ERICY
           Nokia OYJ                                   NOK
           Nortel Networks Corporation                 NT
           Qualcomm Inc.                               QCOM
           Telephone--Local
           Alltel Corp.                                AT
           Wireless Equipment
           Aether Systems Inc.                         AETH
           Motorola Inc.                               MOT
           Palm Inc                                    PALM
  -----                                                         -------                    -------
                                                                100.00%
  =====                                                         =======                    =======

---------
See "Notes to Portfolios."

Advertising and sales literature may include brief descriptions of the principal businesses of the companies included in the Portfolio.

Please note that if this Prospectus is used as a preliminary prospectus for future Nuveen Defined Portfolios, the portfolio will contain different stocks from those described above.

                                      ---

Nuveen Mobile Web Five-Year Sector Portfolio, August 2000

Risk/Return Summary

Investment Objective

The Portfolio seeks to provide capital appreciation.

Investment Strategy

The Portfolio consists of the stocks of mobile Web companies. The Portfolio is diversified across the mobile web sector, including companies involved in wireless telecommunication, service and content providers and communication software.

The Sponsor intends to create future portfolios that will invest in stocks in this sector. If these future portfolios are available, you may be able to re-invest into one of the portfolios at a reduced sales charge.

The stocks are expected to remain in the Portfolio until termination.

Security Selection

To create the Portfolio, the Sponsor follows these steps:

 . identifies the various subsectors that comprise the mobile Web sector;

 . analyzes which subsectors may benefit from the predicted growth of mobile
  Web companies; and

 . selects the most attractive companies within each subsector by examining:

 --products and/or services offered by the companies;

 --the competitive environment;

 --management expertise;

 --strategic alliances and potential acquisitions;

 --financing; and

 --a fundamental and technical equity valuation assessment.

As of the Initial Date of Deposit, the stocks in the Portfolio are approxi-mately equally dollar weighted.

Sector Description

The mobile Web sector includes net-ready cellular telephones and laptop com-puters. The Sponsor believes that recent industry trends have stimulated growth in the mobile Web sector.

Shift in Focus by Content Providers--According to Motorola, worldwide mobile Web users should reach the 1 billion level by 2003--a rapid expansion from 300 million users in 1999. This should lead to a fundamental shift in the thinking of the Web community, pushing content providers to prioritize the needs of wireless users over wired PC users. (Yahoo! Editor's Choice Newsletters, 6/9/00).

Affordability for Main Street--"Fancy net-ready cell phones that cost $500 to-day could be giveaways next year, as the cost of chips and screens plummets and service providers hike their subsidies to manufacturers. How will opera-tors afford that? If the underlying math is right, they'll make back their in-vestments on charges for service, transaction fees and other Internet-style revenue streams." (Business Week, 5/29/00).

A Multitude of Potential Devices--Currently, mobile web devices available to consumers are limited to PDAs (Personal Digital Assistant), wireless cellular phones and laptop computers. However, scores of technology firms have created prototypes for Internet access through such diverse outlets as watches, pocket computer terminals, automobile dashboards, eyeglasses, airline seat backs and microwave ovens. "[W]e are headed toward an information-everywhere society, where an immense portion of the globe, consumers and business alike, is always logged on. Benefits abound." (Business Week, 5/29/00).

Please be aware that industry predictions may not materialize, and that the companies selected for the Portfolio do not represent the entire industry and may not participate in the expected overall industry growth.

Primary Risks

You can lose money by investing in the Portfolio. In addition, the Portfolio may not perform as well as you hope. These things can happen for various rea-sons, including:

 . Stock prices can be volatile.

 . Share prices or dividend rates on the stocks may decline during the life of the Portfolio.

                                      ---

 . The Portfolio is not actively managed and may continue to purchase or hold a stock included in the Portfolio even though the stock's outlook or its mar-ket value or yield may have changed.

 . The Portfolio is concentrated in the mobile Web industry. Adverse develop-ments in this industry may significantly affect the value of your Units. Companies involved in the mobile Web industry must contend with intense com-petition, changing regulations and product obsolescence.

 . Certain of the securities included in the Portfolio may be foreign securi-ties or American Depositary Receipts that evidence ownership of underlying foreign securities. Foreign securities present risks beyond those of U.S. issuers.

 . The Portfolio may contain small capitalization companies that have recently begun operations. Small cap companies present risks beyond those of large cap companies.

Investor Suitability

The Portfolio may be suitable for you if:

 . You are seeking to own stocks of mobile Web companies in one convenient package;

 . You want capital appreciation potential;

 . The Portfolio represents only a portion of your overall investment portfo-lio; and

 . The Portfolio is part of a longer term investment strategy.

The Portfolio is not appropriate for you if:

 . You are unwilling to take the risks involved with owning a concentrated eq-uity investment; or

 . You are seeking preservation of capital or high current income.

Fees and Expenses

This table shows the fees and expenses you may pay, directly or indirectly, when you invest in the Portfolio.
Shareholder Fees

                                                       Percent of    Amount per
                                                     Public Offering   $1,000
                                                          Price      Invested(1)
                                                     --------------- -----------
Sales Charge
Upfront Sales Charge(2).............................      1.00%        $10.00
Deferred Sales Charge(3)............................      3.50%        $35.00
                                                          -----        ------
Total Maximum Sales Charge..........................      4.50%        $45.00

Estimated Annual Operating Expenses
(Paid from Portfolio Assets)

                                                                   Approximate %
                                                   Amount per Unit   of Public
                                                    (based on $10    Offering
                                                        Unit)        Price(1)
                                                   --------------- -------------
Trustee's Fee.....................................    $0.00950         0.095%
Sponsor's Supervisory Fee.........................    $0.00350         0.035%
Bookkeeping and Administrative Fees...............    $0.00250         0.025%
Evaluator's Fee...................................    $0.00300         0.030%
Creation and Development
  Fee(4)..........................................    $0.02500         0.250%
Other Operating Expenses(5).......................    $0.00175        0.0175%
                                                      --------        -------
Total.............................................    $0.04525        0.4525%
Maximum Organization Costs(6).....................    $ 0.0225         0.225%

---------
(1) Based on 100 Units with a $10 per Unit Public Offering Price as of the Initial Date of Deposit.
(2) As provided below, the Upfront Sales Charge equals the difference between the Maximum Sales Charge of a fixed 4.5% for non-breakpoint purchases and any remaining deferred sales charges. Accordingly, the percentage amount of the Upfront Sales Charge will vary over time.

(3) The Deferred Sales Charge is a fixed dollar amount of $0.35 per Unit. The percentage provided is based on a $10 Unit as of the Initial Date of De-posit and the percentage amount will vary over time.

(4) The Creation and Development Fee compensates the Sponsor for creating and developing the Portfolio. The Portfolio accrues the fee daily during the life of the Portfolio based on its average net asset value and pays the Sponsor monthly. In connection with the Creation and Development Fee, in no event will the Sponsor collect over the life of the Portfolio more than 2.75% of a Unitholder's initial investment. The per Unit Creation and De-velopment Fee provided above is based on a $10 per Unit Public Offering Price on the Initial Date of Deposit. The actual annual Creation and De-velopment Fee that will be charged is 0.25% of average daily net assets and will exceed the per Unit fee provided above for Units whose value ex-ceeds $10 per Unit.

(5) Other Operating Expenses do not include brokerage costs and other transac-tional fees,

                                      ---

(6) Organization costs are deducted from Portfolio assets at the earlier of the close of the initial offering period or six months after the Initial Date of Deposit.

You will pay both an Upfront and a Deferred Sales Charge. The Upfront Sales Charge equals the difference between the Maximum Sales Charge of 4.5% of the Public Offering Price and any remaining deferred sales charges. The Deferred Sales Charges are $0.35 per Unit and are deducted monthly in installments of
$0.07 per Unit on the last business day of each month from            , 2001,
through       , 2001. If you redeem Units prior to the collection of the entire
Deferred Sales Charge, any remaining deferred sales charges will be accelerated and collected at that time.

The maximum per Unit sales charges are reduced as follows:

                                                                          Total
                                                     Upfront  Deferred   Maximum
                                                      Sales     Sales     Sales
 Number of Units(1)                                 Charge(2) Charge(3)  Charge
 ------------------                                 --------- ---------  -------
 Less than 5,000..................................    1.00%     3.50%     4.50%
 5,000 to 9,999...................................    0.75%     3.50%     4.25%
 10,000 to 24,999.................................    0.50%     3.50%     4.00%
 25,000 to 49,999.................................    0.25%     3.50%     3.50%
 50,000 to 99,999.................................    0.00%     3.50%     2.50%
 100,000 or more..................................    0.00%     3.50%(4)  1.50%

---------
(1)Sales charge reductions are computed both on a dollar basis and on the basis of the number of Units purchased, at any point of purchase, using the equivalent of 5,000 Units to $50,000, 10,000 Units to $100,000 etc., and will be applied on that basis which is more favorable to you.
(2)The Upfront Sales Charge is based on the Unit price on the Initial Date of Deposit. Because the Upfront Sales Charge equals the difference between the applicable Total Sales Charge and the remaining deferred charges, the percentage and dollar amount of the Upfront Sales Charge will vary as the Unit price varies and after deferred charges begin.
(3)The Deferred Sales Charge is a fixed dollar amount of $0.350 Unit. The percentage provided is based on a $10 Unit as the Initial Date of Deposit and the percentage amount will vary over time.
(4)All Units are subject to the same Deferred Sales Charges. To allow investors who purchase 100,000 Units or more to pay a sales charge that is less than the Deferred Sales Charges, the Sponsor provides such investors with additional Units to lower the effective sales charge to 1.50%.

As described in "Public Offering Price" in Part B of the Prospectus, certain classes of investors are also entitled to reduced sales charges. See "Public Offering Price" in Part B of the Prospectus for secondary market sales charges.

Example

This example may help you compare the cost of investing in the Portfolio to the cost of investing in other funds.

The example assumes that you invest $10,000 in the Portfolio for the periods indicated and then either redeem or do not redeem your Units at the end of those periods. The example also assumes a 5% return on your investment each year and that the Portfolio's operating expenses stay the same. The example does not include brokerage costs and other transactional fees. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

   1 Year                       3 Years                                         Life of Portfolio
   -------                      -------                                         -----------------
   $518.32                      $620.44                                         $          731.95

See "Trust Operating Expenses" in Part B of the Prospectus for additional information regarding expenses.

Dealer Concessions

The Sponsor plans to allow a concession of 3.50% of the Public Offering Price for primary market non-breakpoint purchases of Units to dealer firms in connection with the sale of Units in a given transaction.

The concession paid to dealers is reduced or eliminated in connection with Units sold in transactions to investors that receive reduced sales charges based on the number of Units sold or in connection with Units sold in Rollover Purchases, Wrap Account Purchases and to other investors entitled to the sales charge reduction applicable for Wrap Account Purchases, as follows:

                                                                          %
                                                                      Concession
Number of Units*                                                       per Unit
----------------                                                      ----------
Less than 5,000......................................................    3.50%
5,000 to 9,999.......................................................    3.25%
10,000 to 24,999.....................................................    3.00%
25,000 to 49,999.....................................................    2.50%
50,000 to 99,999.....................................................    1.50%
100,000 or more......................................................    0.75%
Rollover Purchases (per Unit)........................................   $0.25
Wrap Account Purchases...............................................    0.00%

*Sales charge reductions are computed both on a dollar basis and on the basis of the number of Units purchased, using the equivalent of 5,000 Units to $50,000, 10,000 Units to $100,000 etc., and will be applied on that basis which is more favorable to you and may result in a reduction in the concession per Unit.

See "Distributions of Units to the Public" in Part B of the Propsectus for additional infomation on dealer concessions, volume incentives and secondary market concessions.

                                      ---

--------------------------------------------------------------------------------

Preliminary Schedule of Investments
(at the Initial Date of Deposit, August   , 2000)

           Nuveen Mobile Web Five-Year Sector Portfolio, August 2000

                             Subject to Change

                                                               Percentage
                                                              of Aggregate                 Cost of    Current
Number of                                              Ticker   Offering   Market Value Securities to Dividend
 Shares          Name of Issuer of Securities(1)       Symbol    Price      per Share   Portfolio(2)  Yield(3)
--------------------------------------------------------------------------------------------------------------
           Applications Software
           Microsoft Corp.                             MSFT
           Cellular Telecommunications
           AT&T Wireless Group                         AWE
           Nextel Communications Inc.                  NXTL
           NTT Docomo Inc                              NTDMY
           Sprint Corp. (PCS Group)                    PCS
           Vodafone Group PLC                          VOD
           Communications Software
           Razorfish Inc.                              RAZF
           Research In Motion Ltd.                     RIMM
           Computer Data Security
           RSA Security Inc.                           RSAS
           Electronic Component--Semiconductor
           Texas Instruments Inc.                      TXN
           Internet Service Provider
           America Online Inc.                         AOL
           Yahoo Inc.                                  YHOO
           Internet Software
           Phone.com Inc.                              PHCM
           Software.Com Inc                            SWCM
           Telecommunication Equipment
           ADC Telecommunications Inc.                 ADCT
           Alcatel SA                                  ALA
           Comverse Technology Inc.                    CMVT
           Telefonaktiebolaget LM Ericsson             ERICY
           Nokia OYJ                                   NOK
           Nortel Networks Corporation                 NT
           Qualcomm Inc.                               QCOM
           Telephone--Local
           Alltel Corp.                                AT
           Wireless Equipment
           Aether Systems Inc.                         AETH
           Motorola Inc.                               MOT
           Palm Inc                                    PALM
 ------                                                         -------                   --------
                                                                100.00%                   $
 ======                                                         =======                   ========

See "Notes to Portfolios."

Advertising and sales literature may include brief descriptions of the princi-pal businesses of the companies included in the Portfolio.

Please note that if this prospectus is used as a preliminary prospectus for fu-ture Nuveen Defined Portfolios, the portfolio will contain different stocks from those described above.

                                      ---

Nuveen Power Paradigm Five-Year Sector Portfolio, August 2000

Risk/Return Summary

Investment Objective

The Portfolio seeks to provide capital appreciation.

Investment Strategy

The Portfolio consists of the stocks of companies focused on providing solu-tions for the new power paradigm. The Portfolio is diversified across diesel engine, turbine, electronic and semiconductor industries. The Sponsor selects stocks within the sector that it believes have the potential for capital ap-preciation.

The Sponsor intends to create future portfolios that will invest in stocks in this sector. If these future portfolios are available, you may be able to re-invest into one of the portfolios at a reduced sales charge.

The stocks are expected to remain in the Portfolio until termination.

Security Selection

To create the Portfolio, the Sponsor follows these steps:


 . identifies the various subsectors that comprise the alternative power sec-tor;

 . analyzes which subsectors may benefit from the predicted growth of alterna-tive power companies; and

 . selects representative companies within each subsector by examining:

 --products and/or services offered by the companies;

 --the competitive environment;

 --research and development capabilities;

 --management expertise;

 --strategic alliances;

 --financing; and

 --a fundamental and technical equity valuation assessment.

As of the Initial Date of Deposit, the stocks in the Portfolio are approxi-mately equally dollar weighted.

Sector Description

The type of electricity that is being demanded by the new economy is as revo-lutionary as the new economy itself. Electricity continues to become a larger and larger amount of U.S. energy consumption. In 1997, electricity accounted for 35% of all U.S. energy consumption, up from 23% in 1978. (Residential En-ergy Consumption Report, 1998, Energy Information Administration.) Experts predict that electricity will account for over half of the U.S. energy con-sumption by 2010. (Energy.com January 2000) This shift, or paradigm, is forc-ing traditional power providers to rethink their business in order to provide continuous and unvarying streams of power (often referred to as clean power) to information technology. "It is predicted that hundreds of billions of dol-lars per year will be invested in new technologies to move, condition, store and distribute electrons for the Internet Economy." (The Huber Mills Power Re-port, Inaugural Issue.)

This shift in demand may result in new sources of electrical power, such as batteries or diesel engines, as well as new methods of delivering this new power through "open gate" semiconductors, commonly known as PowerChips. Compa-nies involved in providing solutions for this new power paradigm include those that manufacture diesel engines, batteries, turbines, and semiconductors.

The need for a new Power Paradigm has key growth elements that may represent attractive investment potential. A number of industry developments are poised to help fuel growth potential in this sector.

 .Increasing Technological World--Power--electric power--is an important compo-nent where computers and the Internet are everywhere. Currently, there are over 50 million PCs in households, 150 million computers in businesses and, according to an IntelliQuest study, the average Internet user is on-line 12 hours a week. While these statistics represent a need for more power, they also reflect an increasing demand for better quality power.

 .Greater Demand for Reliability--Historically, a 99.9% reliability rate of de-livery power--which equates roughly to 8 hours of outage a year for the av-erage consumer--was acceptable. In today's computerized economy, even a few milliseconds of outage could have repercussions. The new economy demands

                                      ---
  fewer interruptions and a much steadier current, 99.9999% reliability at a minimum and optimally, a 99.9999999% or "Ten Nines" rates.

 .PowerChip Potential--In order for electricity to achieve this "Ten Nines" rate of reliability, there must be a quick, seamless transition from a pri-mary source of power to a secondary or back-up source. The PowerChip is de-signed to facilitate this process by switching more and more power, faster and faster. However, only 12% of the world's electricity is switched by PowerChip. There is potential for PowerChip to control 100% of all electri-cal power switching as advances in this technology are rapidly accelerating making it possible to deliver cleaner, steadier power consistently.

Please be aware that industry predictions may not materialize, and that the companies selected for the Portfolio do not represent the entire industry and may not participate in the expected overall industry growth.

Primary Risks

You can lose money by investing in the Portfolio. In addition, the Portfolio may not perform as well as you hope. These things can happen for various rea-sons, including:

 . Stock prices can be volatile.

 . Share prices or dividend rates on the stocks may decline during the life of the Portfolio.

 . The Portfolio is not actively managed and may continue to purchase or hold a stock included in the Portfolio even though the stock's outlook or its mar-ket value or yield may have changed.

 . The Portfolio is concentrated in the alternative power industries. Adverse developments in these industries may significantly affect the value of your Units. Companies involved in these industries must contend with the high costs of research and development, the lack of a proven market, technologi-cal limitations and storage issues, intense competition from other alterna-tive power sources and traditional power sources, energy conservation and environmental concerns.

 . Certain of the securities included in the Portfolio may be foreign securi-ties or American Depositary Receipts that evidence ownership of underlying foreign securities. Foreign securities present risks beyond those of U.S. issuers.

 . The Portfolio may contain small capitalization companies that have recently begun operations. Small cap companies present risks beyond those of large cap companies.

Investor Suitability

The Portfolio may be suitable for you if:

 . You are seeking to own alternative power stocks in one convenient package;

 . You want capital appreciation potential;

 . The Portfolio represents only a portion of your overall investment portfo-lio; and

 . The Portfolio is part of a longer term investment strategy.

The Portfolio is not appropriate for you if:

 . You are unwilling to take the risks involved with owning a concentrated eq-uity investment; or

 . You are seeking preservation of capital or high current income.

Fees and Expenses

This table shows the fees and expenses you may pay, directly or indirectly, when you invest in the Portfolio.

Shareholder Fees

                                                       Percent of    Amount per
                                                     Public Offering   $1,000
                                                          Price      Invested(1)
                                                     --------------- -----------
Sales Charge
Upfront Sales Charge (2)............................      1.00%        $10.00
Deferred Sales Charge(3)............................      3.50%        $35.00
                                                          -----        ------
Total Maximum Sales
 Charge.............................................      4.50%        $45.00

                                      ---

Estimated Annual Operating Expenses
(Paid From Portfolio Assets)

                                                                   Approximate %
                                                   Amount per Unit   of Public
                                                    (based on $10    Offering
                                                        Unit)        Price(1)
                                                   --------------- -------------
Trustee's Fee.....................................    $0.00950         0.095%
Sponsor's Supervisory Fee.........................    $0.00350         0.035%
Bookkeeping and Administrative Fees...............    $0.00250         0.025%
Evaluator's Fee...................................    $0.00300         0.030%
Creation and Development
  Fee(4)..........................................    $0.02500         0.250%
Other Operating Expenses(5).......................    $0.00175        0.0175%
                                                      --------        ------
Total.............................................    $0.04525        0.4525%
Maximum Organization Costs(6).....................    $ 0.0225         0.225%

---------

(1) Based on 100 Units with a $10 per Unit Public Offering Price as of the Initial Date of Deposit.

(2) As provided below, the Upfront Sales Charge equals the difference between the Maximum Sales Charge of a fixed 4.5% for non-breakpoint purchases and any remaining deferred sales charges. Accordingly, the percentage amount of the Upfront Sales Charge will vary over time.

(3) The Deferred Sales Charge is a fixed dollar amount of $0.35 per Unit. The percentage provided is based on a $10 Unit as of the Initial Date of De-posit and the percentage amount will vary over time.

(4) The Creation and Development Fee compensates the Sponsor for creating and developing the Portfolio. The Portfolio accrues the fee daily during the life of the Portfolio based on its average net asset value and pays the Sponsor monthly. In connection with the Creation and Development Fee, in no event will the Sponsor collect over the life of the Portfolio more than 2.75% of a Unitholder's initial investment. The per Unit Creation and De-velopment Fee provided above is based on a $10 per Unit Public Offering Price on the Initial Date of Deposit. The actual annual Creation and De-velopment Fee that will be charged is 0.25% of average daily net assets and will exceed the per Unit fee provided above for Units whose value ex-ceeds $10 per Unit.

(5) Other Operating Expenses do not include brokerage costs and other transac-tional fees.

(6) Organization costs are deducted from Portfolio assets at the earlier of the close of the initial offering period or six months after the Initial Date of Deposit.

You will pay both an Upfront and a Deferred Sales Charge. The Upfront Sales Charge equals the difference between the Maximum Sales Charge of 4.5% of the Public Offering Price and any remaining deferred sales charges. The Deferred Sales Charges are $0.35 per Unit and are deducted monthly in installments of
$0.07 per Unit on the last business day of each month from            , 2001
through        , 2001. If you redeem Units prior to the collection of the en-
tire Deferred Sales Charge, any remaining deferred sales charges will be ac-celerated and collected at that time.

The maximum per Unit sales charges are reduced as follows:

                                                                          Total
                                                     Upfront  Deferred   Maximum
                                                      Sales     Sales     Sales
 Number of Units(1)                                 Charge(2) Charge(3)  Charge
 ------------------                                 --------- ---------  -------
 Less than 5,000..................................    1.00%     3.50%     4.50%
 5,000 to 9,999...................................    0.75%     3.50%     4.25%
 10,000 to 24,999.................................    0.50%     3.50%     4.00%
 25,000 to 49,999.................................    0.25%     3.50%     3.50%
 50,000 to 99,999.................................    0.00%     3.50%     2.50%
 100,000 or more..................................    0.00%     3.50%(4)  1.50%

---------
(1) Sales charge reductions are computed both on a dollar basis and on the ba-sis of the number of Units purchased, at any point of purchase, using the equivalent of 5,000 Units to $50,000, 10,000 Units to $100,000 etc., and will be applied on that basis which is more favorable to you.
(2) The Upfront Sales Charge is based on the Unit price on the Initial Date of Deposit. Because the Upfront Sales Charge equals the difference between the applicable Total Sales Charge and the remaining deferred charges, the percentage and dollar amount of the Upfront Sales Charge will vary as the Unit price varies and after deferred charges begin.
(3) The Deferred Sales Charge is a fixed dollar amount of $0.350 Unit. The percentage provided is based on a $10 Unit as the Initial Date of Deposit and the percentage amount will vary over time.
(4) All Units are subject to the same Deferred Sales Charges. To allow invest-ors who purchase 100,000 Units or more to pay a sales charge that is less than the Deferred Sales

                                      ---

  Charges, the Sponsor provides such investors with additional Units to lower the effective sales charge to 1.50%.

As described in "Public Offering Price" in Part B of the Prospectus, certain classes of investors are also entitled to reduced sales charges. See "Public Offering Price" in Part B of the Prospectus for secondary market sales charges.

Example

This example may help you compare the cost of investing in the Portfolio to the cost of investing in other funds.

The example assumes that you invest $10,000 in the Portfolio for the periods indicated and then either redeem or do not redeem your Units at the end of those periods. The example also assumes a 5% return on your investment each year and that the Portfolio's operating expenses stay the same. The example does not include brokerage costs and other transactional fees. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

                                                                                             Life of
   1 Year                           3 Years                                                  Portfolio
   -------                          -------                                                 ----------
   $513.57                          $605.96                                                  $706.94

See "Trust Operating Expenses" in Part B of the Prospectus for additional in-formation regarding expenses.

Dealer Concessions

The Sponsor plans to allow a concession of 3.50% of the Public Offering Price for primary market non-breakpoint purchases of Units to dealer firms in con-nection with the sale of Units in a given transaction.

The concession paid to dealers is reduced or eliminated in connection with Units sold in transactions to investors that receive reduced sales charges based on the number of Units sold or in connection with Units sold in Rollover Purchases, Wrap Account Purchases and to other investors entitled to the sales charge reduction applicable for Wrap Account Purchases, as follows:

                                                                          %
                                                                      Concession
Number of Units*                                                       per Unit
----------------                                                      ----------
Less than 5,000......................................................   3.50%
5,000 to 9,999.......................................................   3.25%
10,000 to 24,999.....................................................   3.00%
25,000 to 49,999.....................................................   2.50%
50,000 to 99,999.....................................................   1.50%
100,000 or more......................................................   0.75%
Rollover Purchases (per Unit)........................................   $0.25
Wrap Account Purchases...............................................   0.00%

*Sales charge reductions are computed both on a dollar basis and on the basis of the number of Units purchased, using the equivalent of 5,000 Units to $50,000, 10,000 Units to $100,000 etc., and will be applied on that basis which is more favorable to you and may result in a reduction in the concession per Unit.

See "Distributions of Units to the Public" in Part B of the Prospectus for ad-ditional information on dealer concessions, volume incentives and secondary market concessions.

                                      ---

--------------------------------------------------------------------------------

Preliminary Schedule of Investments
(at the Initial Date of Deposit, August   , 2000)

         Nuveen Power Paradigm Five-Year Sector Portfolio, August 2000

                             Subject to Change

                                                       Percentage
                                                           of
                                                       Aggregate                  Cost of    Current
Number of                                       Ticker  Offering  Market Value Securities to Dividend
 Shares      Name of Issuer of Securities(1)    Symbol   Price     per Share   Portfolio(2)  Yield(3)
-----------------------------------------------------------------------------------------------------
           Auto-Cars/Light Trucks
           Honda Motor Co Ltd                    HMC
           Batteries/Battery Systems
           Energy Conversion Devices, Inc.       ENER
           Diversified Manufacturing Operations
           Tyco International Ltd.               TYC
           General Electric Company              GE
           Honeywell International Inc.          HON
           Electric Products--Miscellaneous
           Littelfuse Inc.                       LFUS
           Molex Inc.                            MOLX
           Emerson Electric Co.                  EMR
           Electronic Component--Semiconductor
           Intel Corp.                           INTC
           International Rectifier Corp.         IRF
           IXYS Corporation                      SYXI
           Engines--Internal Combust
           Cummins Engine                        CUM
           Power Conversion/Supply Equipment
           American Power Conversion             APCC
           Power-One Inc.                        PWER
           Superconductor Production & Systems
           American Superconductor Corp.         AMSC
  -----                                                  ------                     ---
                                                         100.00%
  =====                                                  ======                     ===

---------
See "Notes to Portfolios."

Advertising and sales literature may include brief descriptions of the princi-pal businesses of the companies included in the Portfolio.

Please note that if this Prospectus is used as a preliminary prospectus for fu-ture Nuveen Defined Portfolios, the portfolio will contain different stocks from those described above.

                                      ---

Nuveen REIT Five-Year Sector Portfolio, August 2000

Risk/Return Summary

Investment Objective

The Portfolio seeks to provide total return through capital appreciation and high current income.

Investment Strategy

The Portfolio consists of the stocks of Real Estate Investment Trusts (REITs). The Portfolio is diversified across the real estate investment trust sector, including companies involved in apartment, health care, hotel/restaurant, com-mercial office and shopping center/mall properties real estate.

The Sponsor intends to create future portfolios that will invest in stocks in this sector. If these future portfolios are available, you may be able to re-invest into one of the portfolios at a reduced sales charge.

The stocks are expected to remain in the Portfolio until termination.

Security Selection

To create the Portfolio, the Sponsor follows these steps:

 . identifies the various subsectors that comprise the REIT sector;

 . analyzes which subsectors may benefit from the predicted growth of REIT companies; and

 . selects the most attractive companies within each subsector by examining:

 --products and/or services offered by the companies;

 --the competitive environment;

 --management expertise;

 --strategic alliances and potential acquisitions;

 --financing; and

 --a fundamental and technical equity valuation assessment.

As of the Initial Date of Deposit, the stocks in the Portfolio are approxi-mately equally dollar weighted.

Sector Description

A REIT is a company that can own, manage and develop income-producing real es-tate, such as office and apartment buildings. The Sponsor believes that since stock performance of the REIT sector has maintained a relatively low correla-tion to both the S&P 500 and to Treasury bonds and their negative correlation to technology stocks, REIT stocks are a good vehicle for portfolio diversifi-cation, which may lower your overall risk. A number of industry developments have fueled growth in this sector.

Favorable Legislation--Taking effect in January 2001, the REIT Modernization Act will reduce a REIT's minimum distribution requirement from 95% to 90%, which should free up more money for development activities. In addition, REITs will be allowed to provide more services to their building tenants through taxable subsidiaries. This change should allow REITs additional opportunities to enhance the value of their properties.

Supply and Demand Balance--Real estate is a very cyclical industry--supply is added in chunks, with large projects demanding long lead times. In many real estate asset classes and in most geographic markets, the demand for new space continues to outpace new construction. (TheStreet.com, 5/00).

Capital Market Control--Concern over stock prices has prevented REITs from is-suing additional equity to raise project funds. Instead, private funding has supported promising individual projects. As a result, many REIT managers have become more selective about the projects in which they invest. Some have redeployed their assets in higher yielding development programs and their own under-valued stock (TheStreet.com, 5/00).

Please be aware that industry predictions may not materialize, and that the companies selected for the Portfolio do not represent the entire industry and may not participate in the expected overall industry growth.

Primary Risks

You can lose money by investing in the Portfolio. In addition, the Portfolio may not perform as well as you hope. These things can happen for various rea-sons, including:

 . Stock prices can be volatile.

 . Share prices or dividend rates on the stocks may decline during the life of the Portfolio.

 . The Portfolio is not actively managed and may continue to purchase or hold a stock included in the Portfolio even though the stock's outlook or its mar-ket value or yield may have changed.

 . The Portfolio is concentrated in real estate investment trusts. Adverse de-velopments in this

                                      ---
  industry may significantly affect the value of your Units. Companies in-volved in this industry must contend with declining real property values, rising interest rates, inflation, default by lessees, oversupply, competi-tion, increasing vacancy rates and the general illiquidity of real estate.

Investor Suitability

The Portfolio may be suitable for you if:

 . You are seeking to own REIT stocks in one convenient package;

 . You want capital appreciation potential;

 . The Portfolio represents only a portion of your overall investment portfo-lio; and

 . The Portfolio is part of a longer term investment strategy.

The Portfolio is not appropriate for you if:

 . You are unwilling to take the risks involved with owning a concentrated eq-uity investment; or

 . You are seeking preservation of capital or high current income.

Fees and Expenses

This table shows the fees and expenses you may pay, directly or indirectly, when you invest in the Portfolio.

Shareholder Fees

                                                       Percent of    Amount per
                                                     Public Offering   $1,000
                                                          Price      Invested(1)
                                                     --------------- -----------
Sales Charge
Upfront Sales Charge(2).............................      1.00%        $10.00
Deferred Sales Charge(3)............................      3.50%        $35.00
                                                          -----        ------
Total Maximum Sales
 Charge.............................................      4.50%        $45.00

Estimated Annual Operating Expenses
(Paid from Portfolio Assets)

                                                                   Approximate %
                                                   Amount per Unit   of Public
                                                    (based on $10    Offering
                                                        Unit)        Price(1)
                                                   --------------- -------------
Trustee's Fee.....................................    $0.00950         0.095%
Sponsor's Supervisory Fee.........................    $0.00350         0.035%
Bookkeeping and Administrative Fees...............    $0.00250         0.025%
Evaluator's Fee...................................    $0.00300         0.030%
Creation and Development Fee(4)...................    $0.02500         0.250%
Other Operating Expenses(5).......................    $0.00175        0.0175%
                                                      --------        -------
Total.............................................    $0.04525        0.4525%
Maximum Organization Costs(6).....................    $ 0.0225         0.225%

---------

(1) Based on 100 Units with a $10 per Unit Public Offering Price as of the Initial Date of Deposit.

(2) As provided below, the Upfront Sales Charge equals the difference between the Maximum Sales Charge of a fixed 4.5% for non-breakpoint purchases and any remaining deferred sales charges. Accordingly, the percentage amount of the Upfront Sales Charge will vary over time.

(3) The Deferred Sales Charge is a fixed dollar amount of $0.35 per Unit. The percentage provided is based on a $10 Unit as of the Initial Date of De-posit and the percentage amount will vary over time.

(4) The Creation and Development Fee compensates the Sponsor for creating and developing the Portfolio. The Portfolio accrues the fee daily during the life of the Portfolio based on its average net asset value and pays the Sponsor monthly. In connection with the Creation and Development Fee, in no event will the Sponsor collect over the life of the Portfolio more than 2.75% of a Unitholder's initial investment. The per Unit Creation and De-velopment Fee provided above is based on a $10 per Unit Public Offering Price on the Initial Date of Deposit. The actual annual Creation and De-velopment Fee that will be charged is 0.25% of average daily net assets and will exceed the per Unit fee provided above for Units whose value ex-ceeds $10 per Unit.

(5) Other Operating Expenses do not include brokerage costs and other transac-tional fees.

(6) Organization costs are deducted from Portfolio assets at the earlier of the close of the initial offering period or six months after the Initial Date of Deposit.

You will pay both an Upfront and a Deferred Sales Charge. The Upfront Sales Charge equals the difference between the Maximum Sales Charge of 4.5% of the Public Offering Price and any remaining deferred sales charges. The Deferred Sales Charges are $0.35 per Unit and are deducted monthly in installments of
$0.07 per Unit on the last business day of each month from            , 2001
through        , 2001. If you redeem Units prior to the collection of the en-
tire Deferred Sales Charge, any remaining deferred sales charges will be ac-celerated and collected at that time.

                                      ---

The maximum per Unit sales charges are reduced as follows:

                                                                          Total
                                                     Upfront  Deferred   Maximum
                                                      Sales     Sales     Sales
 Number of Units(1)                                 Charge(2) Charge(3)  Charge
 ------------------                                 --------- ---------  -------
 Less than 5,000..................................    1.00%     3.50%     4.50%
 5,000 to 9,999...................................    0.75%     3.50%     4.25%
 10,000 to 24,999.................................    0.50%     3.50%     4.00%
 25,000 to 49,999.................................    0.25%     3.50%     3.50%
 50,000 to 99,999.................................    0.00%     3.50%     2.50%
 100,000 or more..................................    0.00%     3.50%(4)  1.50%

---------
(1) Sales charge reductions are computed both on a dollar basis and on the basis of the number of Units purchased, at any point of purchase, using the equivalent of 5,000 Units to $50,000, 10,000 Units to $100,000 etc., and will be applied on that basis which is more favorable to you.
(2) The Upfront Sales Charge is based on the Unit price on the Initial Date of Deposit. Because the Upfront Sales Charge equals the difference between the applicable Total Sales Charge and the remaining deferred charges, the percentage and dollar amount of the Upfront Sales Charge will vary as the Unit price varies and after deferred charges begin.
(3) The Deferred Sales Charge is a fixed dollar amount of $0.350 Unit. The percentage provided is based on a $10 Unit as the Initial Date of Deposit and the percentage amount will vary over time.
(4) All Units are subject to the same Deferred Sales Charges. To allow investors who purchase 100,000 Units or more to pay a sales charge that is less than the Deferred Sales Charges, the Sponsor provides such investors with additional Units to lower the effective sales charge to 1.50%.

As described in "Public Offering Price" in Part B of the Prospectus, certain classes of investors are also entitled to reduced sales charges. See "Public Offering Price" in Part B of the Prospectus for secondary market sales charges.

Example

This example may help you compare the cost of investing in the Portfolio to the cost of investing in other funds.

The example assumes that you invest $10,000 in the Portfolio for the periods indicated and then either redeem or do not redeem your Units at the end of those periods. The example also assumes a 5% return on your investment each year and that the Portfolio's operating expenses stay the same. The example does not include brokerage costs and other transactional fees. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

   1 Year                       3 Years                                         Life of Portfolio
   -------                      -------                                         -----------------
  $513.57                      $605.96                                              $706.94

See "Trust Operating Expenses" in Part B of the Prospectus for additional information regarding expenses.

Dealer Concessions

The Sponsor plans to allow a concession of 3.50% of the Public Offering Price for primary market non-breakpoint purchases of Units to dealer firms in connection with the sale of Units in a given transaction.

The concession paid to dealers is reduced or eliminated in connection with Units sold in transactions to investors that receive reduced sales charges based on the number of Units sold or in connection with Units sold in Rollover Purchases, Wrap Account Purchases and to other investors entitled to the sales charge reduction applicable for Wrap Account Purchases, as follows:

                                                                          %
                                                                      Concession
Number of Units*                                                       per Unit
----------------                                                      ----------
Less than 5,000......................................................    3.50%
5,000 to 9,999.......................................................    3.25%
10,000 to 24,999.....................................................    3.00%
25,000 to 49,999.....................................................    2.50%
50,000 to 99,999.....................................................    1.50%
100,000 or more......................................................    0.75%
Rollover Purchases (per Unit)........................................   $0.25
Wrap Account Purchases...............................................    0.00%

*Sales charge reductions are computed both on a dollar basis and on the basis of the number of Units purchased, using the equivalent of 5,000 Units to $50,000, 10,000 Units to $100,000 etc., and will be applied on that basis which is more favorable to you and may result in a reduction in the concession per Unit.

See "Distributions of Units to the Public" in Part B of the Prospectus for additional information on dealer concessions, volume incentives and secondary market concessions.

                                      ---

--------------------------------------------------------------------------------

Preliminary Schedule of Investments
(at the Initial Date of Deposit, August   , 2000)

              Nuveen REIT Five-Year Sector Portfolio, August 2000

                             Subject to Change


                                                      Percentage
                                                          of
                                                      Aggregate                  Cost of    Current
Number of                                      Ticker  Offering  Market Value Securities to Dividend
 Shares      Name of Issuer of Securities(1)   Symbol   Price     per Share   Portfolio(2)  Yield(3)
----------------------------------------------------------------------------------------------------
           REITS--Apartments
           Apartment Invt & Mgmt Co.            AIV
           Archstone Communities Trust          ASN
           AvalonBay Communities Inc.           AVB
           Equity Residential Props TR          EQR
           United Dominion Realty Trust         UDR
           REITS--Diversified
           Duke-Weeks Realty Corporation        DRE
           Liberty Property Trust               LRY
           Vornado Realty Trust                 VNO
           REITS--Health Care
           Health Care Property Investors Inc.  HCP
           Healthcare Realty Trust Inc.         HR
           REITS--Hotels
           Hospitality Properties Trust         HPT
           Host Marriott Corp.                  HMT
           REITS--Office Property
           Boston Properties Inc.               BXP
           CarrAmerica Realty Corp.             CRE
           Crescent Real Estate EQT Co.         CEI
           Equity Office Properties Trust       EOP
           Highwoods Properties Inc.            HIW
           Reckson Associates Realty            RA
           Spieker Properties Inc.              SPK
           REITS--Regional Malls
           General Growth Properties            GGP
           Simon Property Group Inc.            SPG
           REITS--Shopping Centers
           Kimco Realty Corp.                   KIM
           REITS--Storage
           Public Storage Inc.                  PSA
           REITS--Warehouse/Industrial
           First Industrial Realty Trust        FR
           Prologis Trust                       PLD
  -----                                                -------                  --------
                                                       100.00%
  =====                                                =======                  ========

---------
See "Notes to Portfolios."

Advertising and sales literature may include brief descriptions of the princi-pal businesses of the companies included in the Portfolio.

Please note that if this prospectus is used as a preliminary prospectus for fu-ture Nuveen Defined Portfolios, the portfolio will contain different stocks from those described above.

                                      ---

Nuveen Telecommunications Paradigm 15-Month Sector Portfolio, August 2000

Risk/Return Summary

Investment Objective

The Portfolio seeks to provide capital appreciation.

Investment Strategy

The Portfolio consists of the stocks of companies that stand to benefit from the emergence of a new telecommunications paradigm. The Portfolio is diversi-fied across the telecommunications sector, including companies that manufacture and/or distribute fiber optic equipment, cable, semiconductors, and network storage equipment as well as general telecommunications equipment. In addition, the portfolio will contain a select group of telecommunication service provid-ers.

The Sponsor intends to create future portfolios that will invest in stocks in this sector. If these future portfolios are available, you may be able to rein-vest into one of the portfolios at a reduced sales charge.

The stocks are expected to remain in the Portfolio until termination.

Security Selection

To create the Portfolio, the Sponsor follows these steps:

 . identifies the various subsectors that comprise the telecommunications sec-tor;

 . analyzes which subsectors may benefit from the predicted growth of telecom-munications companies; and

 . selects the most attractive companies within each subsector by examining:

 --products and/or services offered by the companies;

 --the competitive environment;

 --management expertise;

 --strategic alliances and potential acquisitions;

 --financing; and

 --a fundamental and technical equity valuation assessment.

As of the Initial Date of Deposit, the stocks in the Portfolio are approxi-mately equally dollar weighted.

Sector Description

When anyone can transmit any amount of information, any picture, any experi-ence, any opportunity, to anyone, anywhere, at any time, instantaneously, with-out barriers of convenience, the resulting transformation is a massive paradigm shift. The Sponsor believes that a new telecommunications paradigm is emerging. Driven by the Internet revolution and powered by several emerging technologies including Fiber Optics, Networking & Storage, Microprocessors, and Wireless, this new paradigm has the potential to lead to an unprecedented increase in the exchange of information. "The new paradigm is the speed-of-light world of the all-optic network. It is a new industrial era in which the Internet is the de-fining force. It is a new communications architecture based on broad band-width." (George Gilder, gildertech.com, 7/18/00.)

The Telecommunications Paradigm Sector has key growth elements that may repre-sent attractive investment potential. A number of industry developments are poised to help fuel growth potential in this sector.

 . Fiber Optics--"The only technology that can satisfy the appetite for band-width is optical networking, which boosts the capacity of existing networks by more than a million times what it is today." (Deborah Solomon, USA Today, 06/07/00.)

 . Networking & Storage--"Manufacturers are marketing storage units that can sit separately on networks and supply data to many different servers, even if they come from different producers. The shift to open storage could re-shape the industry." (FORTUNE 8/16/99.)

 . Microprocessors--"Growth in this area is being driven primarily by the ac-celeration in wireless communications, increased Internet usage and the pro-liferation of digital consumer products." (Business Week Online 3/00.)

 . Wireless--"The market for mobile digital devices--cell phones and pocket computers-- has already rocketed past that for personal computers, and it should top 1 billion users by 2003." (Business Week Online, 5/22/00.)

                                      ---

Please be aware that industry predictions may not materialize, and that the companies selected for the Portfolio do not represent the entire industry and may not participate in the expected overall industry growth.

Primary Risks

You can lose money by investing in the Portfolio. In addition, the Portfolio may not perform as well as you hope. These things can happen for various rea-sons, including:

 . Stock prices can be volatile.

 . Share prices or dividend rates on the stocks may decline during the life of the Portfolio.

 . The Portfolio is not actively managed and may continue to purchase or hold a stock included in the Portfolio even though the stock's outlook or its mar-ket value or yield may have changed.

 . The Portfolio is concentrated in the telecommunications industry. Adverse developments in this industry may significantly affect the value of your Units. Companies involved in the mobile Web industry must contend with in-tense competition, changing regulations and product obsolescence.

 . Certain of the securities included in the Portfolio may be foreign securi-ties or American Depositary Receipts that evidence ownership of underlying foreign securities. Foreign securities present risks beyond those of U.S. issuers.

 . The Portfolio may contain small capitalization companies that have recently begun operations. Small cap companies present risks beyond those of large cap companies.

Investor Suitability

The Portfolio may be suitable for you if:

 . You are seeking to own stocks of telecommunications companies in one conve-nient package;

 . You want capital appreciation potential;

 . The Portfolio represents only a portion of your overall investment portfo-lio; and

 . The Portfolio is part of a longer term investment strategy that includes the investment in subsequent portfolios, if available.

The Portfolio is not appropriate for you if:

 . You are unwilling to take the risks involved with owning a concentrated eq-uity investment; or

 . You are seeking preservation of capital or high current income.

Fees and Expenses

This table shows the fees and expenses you may pay, directly or indirectly, when you invest in the Portfolio.

Shareholder Fees

                                                            Percent
                                                           of Public Amount per
                                                           Offering    $1,000
                                                             Price   Invested(1)
                                                           --------- -----------
Sales Charge
Upfront Sales Charge(2)...................................   1.00%     $10.00
Deferred Sales Charge(3)..................................   1.95%     $19.50
                                                             -----     ------

Total Maximum Sales Charge................................   2.95%     $29.50

Estimated Annual Operating Expenses
(Paid from Portfolio Assets)

                                                                     Approximate
                                                     Amount per Unit % of Public
                                                      (based on $10   Offering
                                                          Unit)       Price(1)
                                                     --------------- -----------
Trustee's Fee.......................................    $0.00950        0.095%
Sponsor's Supervisory Fee...........................    $0.00350        0.035%
Bookkeeping and Administrative Fees.................    $0.00250        0.025%
Evaluator's Fee.....................................    $0.00300        0.030%
Creation and Development Fee(4).....................    $0.02500        0.250%
Other Operating Expenses(5).........................    $0.00175       0.0175%
                                                        --------       -------
Total...............................................    $0.04525       0.4525%
Maximum Organization Costs(6).......................    $ 0.0225        0.225%

---------
(1) Based on 100 Units with a $10 per Unit Public Offering Price as of the Initial Date of Deposit.

(2) As provided below, the Upfront Sales Charge equals the difference between the Maximum Sales Charge of a fixed 2.95% for non-breakpoint purchases and any remaining deferred sales charges. Accordingly, the percentage amount of the Upfront Sales Charge will vary over time.

(3) The Deferred Sales Charge is a fixed dollar amount of $0.195 per Unit. The percentage provided is based on a $10 Unit as of the Initial Date of De-posit and the percentage amount will vary over time.

                                      ---

(4) The Creation and Development Fee compensates the Sponsor for creating and developing the Portfolio. The Portfolio accrues the fee daily during the life of the Portfolio based on its average net asset value and pays the Sponsor monthly. In connection with the Creation and Development Fee, in no event will the Sponsor collect over the life of the Portfolio more than 0.75% of a Unitholder's initial investment. The per Unit Creation and De-velopment Fee provided above is based on a $10 per Unit Public Offering Price on the Initial Date of Deposit. The actual annual Creation and De-velopment Fee that will be charged is 0.25% of average daily net assets and will exceed the per Unit fee provided above for Units whose value ex-ceeds $10 per Unit.

(5) Other Operating Expenses do not include brokerage costs and other transac-tional fees.

(6) Organization costs are deducted from Portfolio assets at the earlier of the close of the initial offering period or six months after the Initial Date of Deposit.

You will pay both an Upfront and a Deferred Sales Charge. The Upfront Sales Charge equals the difference between the Maximum Sales Charge of 2.95% of the Public Offering Price and any remaining deferred sales charges. The Deferred Sales Charges are $0.195 per Unit and are deducted monthly in installments of
$0.039 per Unit on the last business day of each month from           , 2001
through          , 2001. If you redeem Units prior to the collection of the entire Deferred Sales Charge, any remaining deferred sales charges will be ac-celerated and collected at that time.

The maximum per Unit sales charges are reduced as follows:

                                                                          Total
                                                     Upfront  Deferred   Maximum
                                                      Sales     Sales     Sales
 Number of Units(1)                                 Charge(2) Charge(3)  Charge
 ------------------                                 --------- ---------  -------
 Less than 5,000..................................    1.00%     1.95%     2.95%
 5,000 to 9,999...................................    0.75%     1.95%     2.70%
 10,000 to 24,999.................................    0.50%     1.95%     2.45%
 25,000 to 49,999.................................    0.25%     1.95%     2.20%
 50,000 to 99,999.................................    0.00%     1.95%     1.95%
 100,000 or more..................................    0.00%     1.95%(4)  1.20%

---------
(1) Sales charge reductions are computed both on a dollar basis and on the ba-sis of the number of Units purchased, at any point of purchase, using the equivalent of 5,000 Units to $50,000, 10,000 Units to $100,000 etc., and will be applied on that basis which is more favorable to you.
(2) The Upfront Sales Charge is based on the Unit price on the Initial Date of Deposit. Because the Upfront Sales Charge equals the difference between the applicable Total Sales Charge and the remaining deferred charges, the percentage and dollar amount of the Upfront Sales Charge will vary as the Unit price varies and after deferred charges begin.
(3) The Deferred Sales Charge is a fixed dollar amount of $0.195 per Unit. The percentage provided is based on a $10 Unit as the Initial Date of Deposit and the percentage amount will vary over time.
(4) All Units are subject to the same Deferred Sales Charges. To allow invest-ors who purchase 100,000 Units or more to pay a sales charge that is less than the Deferred Sales Charges, the Sponsor provides such investors with additional Units to lower the effective sales charge to 1.20%.

As described in "Public Offering Price" in Part B of the Prospectus, certain classes of investors are also entitled to reduced sales charges. The secondary market sales charges for the Portfolio are the same as primary market charges provided above.

Example

This example may help you compare the cost of investing in the Portfolio to the cost of investing in other funds.

The example assumes that you invest $10,000 in the Portfolio for the periods indicated and then either redeem or do not redeem your Units at the end of those periods. The example also assumes a 5% return on your investment each year and that the Portfolio's operating expenses stay the same. The example does not include brokerage costs and other transactional fees. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

  1 Year                3 Years                            5 Years                            10 Years
  -------               -------                           ---------                           ---------
  $366.82               $896.89                           $1,452.89                           $2,950.70

While the Portfolio has a term of approximately 15 months, you may be able to invest in future portfolios with reduced sales charges. These future sales charges are included in the amounts provided above.

See "Trust Operating Expenses" in Part B of the Prospectus for additional in-formation regarding expenses.

Dealer Concessions

The Sponsor plans to allow a concession of 2.25% of the Public Offering Price for primary

                                      ---
and secondary market non-breakpoint purchases of Units to dealer firms in con-nection with the sale of Units in a given transaction.

The concession paid to dealers is reduced or eliminated in connection with Units sold in transactions to investors that receive reduced sales charges based on the number of Units sold or in connection with Units sold in Rollover Purchases, Wrap Account Purchases and to other investors entitled to the sales charge reduction applicable for Wrap Account Purchases, as follows:

                                                                          %
                                                                      Concession
Number of Units*                                                       per Unit
----------------                                                      ----------
Less than 5,000......................................................   2.25%
5,000 to 9,999.......................................................   2.00%
10,000 to 24,999.....................................................   1.75%
25,000 to 49,999.....................................................   1.50%
50,000 to 99,999.....................................................   1.25%
100,000 or more......................................................   0.60%
Rollover Purchases (per Unit)........................................   $0.13
Wrap Account Purchases...............................................   0.00%

*Sales charge reductions are computed both on a dollar basis and on the basis of the number of Units purchased, using the equivalent of 5,000 Units to $50,000, 10,000 Units to $100,000 etc., and will be applied on that basis which is more favorable to you and may result in a reduction in the concession per Unit.

See "Distributions of Units to the Public" in Part B of the Prospectus for ad-ditional information on dealer concessions and volume incentives.

                                      ---

--------------------------------------------------------------------------------

Preliminary Schedule of Investments
(at the Initial Date of Deposit, August   , 2000)

   Nuveen Telecommunications Paradigm 15-Month Sector Portfolio, August 2000

                             Subject to Change

                                                               Percentage
                                                              of Aggregate                 Cost of    Current
Number of                                              Ticker   Offering   Market Value Securities to Dividend
 Shares          Name of Issuer of Securities(1)       Symbol    Price      per Share   Portfolio(2)  Yield(3)
--------------------------------------------------------------------------------------------------------------
           Cellular Telecommunications
           Sprint Corp. (PCS Group)                    PCS
           Computers
           Sun Microsystems Inc.                       SUNW
           Electronic Component--Semiconductor
           Applied Micro Circuits Corp.                AMCC
           Broadcom Corp.                              BRCM
           PMC--Sierra Inc.                            PMCS
           Texas Instruments Inc.                      TXN
           Xilinx Inc.                                 XLNX
           Instruments--Controls
           Newport Corp.                               NEWP
           Semiconductor Component--Integrated
           Circuits
           Analog Devices Inc.                         ADI
           Telecommunication Fiber Optics
           Avanex Corp.                                AVNX
           Ciena Corp.                                 CIEN
           Corning Inc.                                GLW
           JDS Uniphase Corp.                          JDSU
           Metromedia Fiber Network Inc.               MFNX
           Telecommunications Services
           Global Crossing Ltd.                        GBLX
           Level 3 Communications Inc.                 LVLT
           Qwest Communications International          Q
           Telecommunication Equipment
           ADC Telecommunications Inc.                 ADCT
           Telefonaktiebolaget LM Ericsson             ERICY
           Lucent Technologies Inc.                    LU
           Nortel Networks Corporation                 NT
           Qualcomm Inc.                               QCOM
           Terayon Corporation                         TERN
           Tollgrade Communications Inc.               TLGD
           Wireless Equipment
           Motorola Inc.                               MOT
  -----                                                         -------                    -------
                                                                100.00%
  =====                                                         =======                    =======

---------
See "Notes to Portfolios."

Advertising and sales literature may include brief descriptions of the princi-pal businesses of the companies included in the Portfolio.

Please note that if this Prospectus is used as a preliminary prospectus for fu-ture Nuveen Defined Portfolios, the portfolio will contain different stocks from those described above.

                                      ---

Nuveen Telecommunications Paradigm Five-Year Sector Portfolio, August 2000

Risk/Return Summary

Investment Objective

The Portfolio seeks to provide capital appreciation.

Investment Strategy

The Portfolio consists of the stocks of companies that stand to benefit from the emergence of a new telecommunications paradigm. The Portfolio is diversi-fied across the telecommunications sector, including companies that manufac-ture and/or distribute fiber optic equipment, cable, semiconductors, and net-work storage equipment as well as general telecommunications equipment. In ad-dition, the portfolio will contain a select group of telecommunication service providers.

The Sponsor intends to create future portfolios that will invest in stocks in this sector. If these future portfolios are available, you may be able to re-invest into one of the portfolios at a reduced sales charge.

The stocks are expected to remain in the Portfolio until termination.

Security Selection

To create the Portfolio, the Sponsor follows these steps:

 . identifies the various subsectors that comprise the telecommunications sec-tor;

 . analyzes which subsectors may benefit from the predicted growth of telecommunications companies; and

 . selects the most attractive companies within each subsector by examining:

 --products and/or services offered by the companies;

 --the competitive environment;

 --management expertise;

 --strategic alliances and potential acquisitions;

 --financing; and

 --a fundamental and technical equity valuation assessment.

As of the Initial Date of Deposit, the stocks in the Portfolio are approxi-mately equally dollar weighted.

Sector Description

The Sponsor believes that a new telecommunications paradigm is emerging. Driven by the Internet revolution and powered by several emerging technologies including Fiber Optics, Networking & Storage, Microprocessors, and Wireless, this new paradigm has the potential to lead to an unprecedented increase in the exchange of information. "The new paradigm is the speed-of-light world of the all-optic network. It is a new industrial era in which the Internet is the defining force. It is a new communications architecture based on broad band-width." (George Gilder, gildertech.com, 7/18/00.)

The Telecommunications Paradigm Sector has key growth elements that may repre-sent attractive investment potential. A number of industry developments are poised to help fuel growth potential in this sector.

 . Fiber Optics--"The only technology that can satisfy the appetite for band-width is optical networking, which boosts the capacity of existing networks by more than a million times what it is today." (Deborah Solomon, USA Today, 06/07/00.)

 . Networking & Storage--"Manufacturers are marketing storage units that can sit separately on networks and supply data to many different servers, even if they come from different producers. The shift to open storage could re-shape the industry." (FORTUNE 8/16/99.)

 . Microprocessors--"Growth in this area is being driven primarily by the ac-celeration in wireless communications, increased Internet usage and the pro-liferation of digital consumer products." (Business Week Online 3/00.)

 . Wireless--"The market for mobile digital devices--cell phones and pocket computers--has already rocketed past that for personal computers, and it should top 1 billion users by 2003." (Business Week Online, 5/22/00.)

Please be aware that industry predictions may not materialize, and that the companies selected for the Portfolio do not represent the entire industry and may not participate in the expected overall industry growth.

Primary Risks

You can lose money by investing in the Portfolio. In addition, the Portfolio may not perform as well as you hope. These things can happen for various rea-sons, including:

 . Stock prices can be volatile.

 . Share prices or dividend rates on the stocks may decline during the life of the Portfolio.

                                      ---

 . The Portfolio is not actively managed and may continue to purchase or hold a stock included in the Portfolio even though the stock's outlook or its mar-ket value or yield may have changed.

 . The Portfolio is concentrated in the telecommunications industry. Adverse developments in this industry may significantly affect the value of your Units. Companies involved in the mobile Web industry must contend with in-tense competition, changing regulations and product obsolescence.

 . Certain of the securities included in the Portfolio may be foreign securi-ties or American Depositary Receipts that evidence ownership of underlying foreign securities. Foreign securities present risks beyond those of U.S. issuers.

 . The Portfolio may contain small capitalization companies that have recently begun operations. Small cap companies present risks beyond those of large cap companies.

Investor Suitability

The Portfolio may be suitable for you if:

 . You are seeking to own stocks of telecommunications companies in one conve-nient package;

 . You want capital appreciation potential;

 . The Portfolio represents only a portion of your overall investment portfo-lio; and

 . The Portfolio is part of a longer term investment strategy.

The Portfolio is not appropriate for you if:

 . You are unwilling to take the risks involved with owning a concentrated eq-uity investment; or

 . You are seeking preservation of capital or high current income.

Fees and Expenses

This table shows the fees and expenses you may pay, directly or indirectly, when you invest in the Portfolio.
Shareholder Fees

                                                       Percent of    Amount per
                                                     Public Offering   $1,000
                                                          Price      Invested(1)
                                                     --------------- -----------
Sales Charge
Upfront Sales Charge(2).............................      1.00%        $10.00
Deferred Sales Charge(3)............................      3.50%        $35.00
                                                          -----        ------
Total Maximum Sales Charge..........................      4.50%        $45.00

Estimated Annual Operating Expenses
(Paid from Portfolio Assets)

                                                                   Approximate %
                                                   Amount per Unit   of Public
                                                    (based on $10    Offering
                                                        Unit)        Price(1)
                                                   --------------- -------------
Trustee's Fee.....................................    $0.00950         0.095%
Sponsor's Supervisory Fee.........................    $0.00350         0.035%
Bookkeeping and Administrative Fees...............    $0.00250         0.025%
Evaluator's Fee...................................    $0.00300         0.030%
Creation and Development
  Fee(4)..........................................    $0.02500         0.250%
Other Operating Expenses(5).......................    $0.00175        0.0175%
                                                      --------        -------
Total.............................................    $0.04525        0.4525%
Maximum Organization Costs(6).....................    $ 0.0225         0.225%

---------
(1) Based on 100 Units with a $10 per Unit Public Offering Price as of the Initial Date of Deposit.
(2) As provided below, the Upfront Sales Charge equals the difference between the Maximum Sales Charge of a fixed 4.5% for non-breakpoint purchases and any remaining deferred sales charges. Accordingly, the percentage amount of the Upfront Sales Charge will vary over time.

(3) The Deferred Sales Charge is a fixed dollar amount of $0.35 per Unit. The percentage provided is based on a $10 Unit as of the Initial Date of De-posit and the percentage amount will vary over time.

(4) The Creation and Development Fee compensates the Sponsor for creating and developing the Portfolio. The Portfolio accrues the fee daily during the life of the Portfolio based on its average net asset value and pays the Sponsor monthly. In connection with the Creation and Development Fee, in no event will the Sponsor collect over the life of the Portfolio more than 2.75% of a Unitholder's initial investment. The per Unit Creation and De-velopment Fee provided above is based on a $10 per Unit Public Offering Price on the Initial Date of Deposit. The actual annual Creation and De-velopment Fee that will be charged is 0.25% of average daily net assets and will exceed the per Unit fee provided above for Units whose value ex-ceeds $10 per Unit.

(5) Other Operating Expenses do not include brokerage costs and other transac-tional fees,

                                      ---

(6) Organization costs are deducted from Portfolio assets at the earlier of the close of the initial offering period or six months after the Initial Date of Deposit.

You will pay both an Upfront and a Deferred Sales Charge. The Upfront Sales Charge equals the difference between the Maximum Sales Charge of 4.5% of the Public Offering Price and any remaining deferred sales charges. The Deferred Sales Charges are $0.35 per Unit and are deducted monthly in installments of
$0.07 per Unit on the last business day of each month from            , 2001,
through        , 2001. If you redeem Units prior to the collection of the entire Deferred Sales Charge, any remaining deferred sales charges will be accelerated and collected at that time.

The maximum per Unit sales charges are reduced as follows:

                                                                          Total
                                                     Upfront  Deferred   Maximum
                                                      Sales     Sales     Sales
 Number of Units(1)                                 Charge(2) Charge(3)  Charge
 ------------------                                 --------- ---------  -------
 Less than 5,000..................................    1.00%     3.50%     4.50%
 5,000 to 9,999...................................    0.75%     3.50%     4.25%
 10,000 to 24,999.................................    0.50%     3.50%     4.00%
 25,000 to 49,999.................................    0.25%     3.50%     3.50%
 50,000 to 99,999.................................    0.00%     3.50%     2.50%
 100,000 or more..................................    0.00%     3.50%(4)  1.50%

---------
(1)Sales charge reductions are computed both on a dollar basis and on the basis of the number of Units purchased, at any point of purchase, using the equivalent of 5,000 Units to $50,000, 10,000 Units to $100,000 etc., and will be applied on that basis which is more favorable to you.
(2)The Upfront Sales Charge is based on the Unit price on the Initial Date of Deposit. Because the Upfront Sales Charge equals the difference between the applicable Total Sales Charge and the remaining deferred charges, the percentage and dollar amount of the Upfront Sales Charge will vary as the Unit price varies and after deferred charges begin.
(3)The Deferred Sales Charge is a fixed dollar amount of $0.350 Unit. The percentage provided is based on a $10 Unit as the Initial Date of Deposit and the percentage amount will vary over time.
(4)All Units are subject to the same Deferred Sales Charges. To allow investors who purchase 100,000 Units or more to pay a sales charge that is less than the Deferred Sales Charges, the Sponsor provides such investors with additional Units to lower the effective sales charge to 1.50%.

As described in "Public Offering Price" in Part B of the Prospectus, certain classes of investors are also entitled to reduced sales charges. See "Public Offering Price" in Part B of the Prospectus for secondary market sales charges.

Example

This example may help you compare the cost of investing in the Portfolio to the cost of investing in other funds.

The example assumes that you invest $10,000 in the Portfolio for the periods indicated and then either redeem or do not redeem your Units at the end of those periods. The example also assumes a 5% return on your investment each year and that the Portfolio's operating expenses stay the same. The example does not include brokerage costs and other transactional fees. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

   1 Year                       3 Years                                         Life of Portfolio
   -------                      -------                                         -----------------
   $518.32                      $620.44                                         $          731.95

See "Trust Operating Expenses" in Part B of the Prospectus for additional information regarding expenses.

Dealer Concessions

The Sponsor plans to allow a concession of 3.50% of the Public Offering Price for primary market non-breakpoint purchases of Units to dealer firms in connection with the sale of Units in a given transaction.

The concession paid to dealers is reduced or eliminated in connection with Units sold in transactions to investors that receive reduced sales charges based on the number of Units sold or in connection with Units sold in Rollover Purchases, Wrap Account Purchases and to other investors entitled to the sales charge reduction applicable for Wrap Account Purchases, as follows:

                                                                          %
                                                                      Concession
Number of Units*                                                       per Unit
----------------                                                      ----------
Less than 5,000......................................................    3.50%
5,000 to 9,999.......................................................    3.25%
10,000 to 24,999.....................................................    3.00%
25,000 to 49,999.....................................................    2.50%
50,000 to 99,999.....................................................    1.50%
100,000 or more......................................................    0.75%
Rollover Purchases (per Unit)........................................   $0.25
Wrap Account Purchases...............................................    0.00%

*Sales charge reductions are computed both on a dollar basis and on the basis of the number of Units purchased, using the equivalent of 5,000 Units to $50,000, 10,000 Units to $100,000 etc., and will be applied on that basis which is more favorable to you and may result in a reduction in the concession per Unit.

See "Distributions of Units to the Public" in Part B of the Propsectus for additional infomation on dealer concessions, volume incentives and secondary market concessions.

                                      ---

--------------------------------------------------------------------------------

Preliminary Schedule of Investments
(at the Initial Date of Deposit, August   , 2000)

   Nuveen Telecommunications Paradigm Five-Year Sector Portfolio, August 2000

                             Subject to Change

                                                               Percentage
                                                              of Aggregate                 Cost of    Current
Number of                                              Ticker   Offering   Market Value Securities to Dividend
 Shares          Name of Issuer of Securities(1)       Symbol    Price      per Share   Portfolio(2)  Yield(3)
--------------------------------------------------------------------------------------------------------------
           Cellular Telecommunications
           Sprint Corp. (PCS Group)                    PCS
           Computers
           Sun Microsystems Inc.                       SUNW
           Electronic Component--Semiconductor
           Applied Micro Circuits Corp.                AMCC
           Broadcom Corp.                              BRCM
           PMC--Sierra Inc.                            PMCS
           Texas Instruments Inc.                      TXN
           Xilinx Inc.                                 XLNX
           Instruments--Controls
           Newport Corp.                               NEWP
           Semiconductor Component--Integrated
           Circuits
           Analog Devices Inc.                         ADI
           Telecommunication Fiber Optics
           Avanex Corp.                                AVNX
           Ciena Corp.                                 CIEN
           Corning Inc.                                GLW
           JDS Uniphase Corp.                          JDSU
           Metromedia Fiber Network Inc.               MFNX
           Telecommunications Services
           Global Crossing Ltd.                        GBLX
           Level 3 Communications Inc.                 LVLT
           Qwest Communications International          Q
           Telecommunication Equipment
           ADC Telecommunications Inc.                 ADCT
           Telefonaktiebolaget LM Ericsson             ERICY
           Lucent Technologies Inc.                    LU
           Nortel Networks Corporation                 NT
           Qualcomm Inc.                               QCOM
           Terayon Corporation                         TERN
           Tollgrade Communications Inc.               TLGD
           Wireless Equipment
           Motorola Inc.                               MOT
 ------                                                         -------                   --------
                                                                100.00%                   $
 ======                                                         =======                   ========

See "Notes to Portfolios."

Advertising and sales literature may include brief descriptions of the princi-pal businesses of the companies included in the Portfolio.

Please note that if this prospectus is used as a preliminary prospectus for fu-ture Nuveen Defined Portfolios, the portfolio will contain different stocks from those described above.

                                      ---

How to Buy and Sell Units

Investing in the Portfolios

The minimum investment in the primary and secondary market is normally $1,000 or 100 Units, whichever is less. However, for IRA purchases the minimum in-vestment is $500 or the nearest whole number of Units whose value is less than $500.

You can buy Units from any participating dealer.

As of August   , 2000, the Initial Date of Deposit, the per Unit Public Offer-
ing Price for each Portfolio is $10.00. As described above, Units are subject to an Upfront Sales Charge that is equal to the difference between the Total Maximum Sales Charge of 4.50% of the Public Offering Price for the Five-Year Portfolios (2.95% of the Public Offering Price for the 15-Month Portfolios) and the remaining deferred sales charges. If a Portfolio has any remaining de-ferred sales charges, you will also pay those charges. Deferred sales charges are deducted monthly in installments of $0.039 per Unit for the 15-Month Port-
folios and $0.07 per Unit for the Five-Year Portfolios from            , 2001
to        , 2001. The Public Offering Price includes the sales charge and the estimated organization cost of $0.0225 per Unit. The Public Offering Price changes every day with changes in the price of the securities. As of the close
of business on August   , 2000, the number of Units of each Portfolio may be
adjusted so that the per Unit Public Offering Price will equal $10.00.

If you are buying Units with assets received from the redemption or termina-tion of another Nuveen Defined Portfolio, you will pay a reduced sales charge of $0.35 per Unit for the Five-Year Portfolios and $0.195 per Unit for the 15-Month Portfolios. You may also buy Units with that sales charge if you are purchasing Units with the termination proceeds from a non-Nuveen unit trust with a similar investment strategy. Such purchases entitled to this sales charge reduction may be classified as "Rollover Purchases."

Wrap Account Purchases and certain other investors described in Part B of the Prospectus, may buy Units with a sales charge equal to the portion of the sales charge retained by the Sponsor for non-breakpoint purchases (approxi-mately 1% of the Public Offering Price for Five-Year Portfolios and 0.70% of the Public Offering Price for 15-Month Portfolios). Wrap account arrangements generally involve additional fees charged by your broker, financial advisor or financial planner.

The discount for Wrap Account Purchases is available whether or not you pur-chase Units with the Wrap CUSIP option. However, if you purchase Units with the Wrap CUSIP option you should be aware that all distributions (other than the liquidation distribution) from such Units will be invested in additional Units of the Portfolio.

Each Portfolio's securities are valued by the Evaluator, The Chase Manhattan Bank, generally on the basis of their closing sales prices on the applicable securities exchange or The Nasdaq Stock Market, Inc. every business day.

The Sponsor intends to periodically create additional Units of the Portfolios. See "Nuveen Defined Portfolios" and "Composition of Trusts" in Part B of the Prospectus for more details.

See "Public Offering Price" and "Market for Units" in Part B for additional information on investing in the Portfolios.

Sales or Redemptions

Units may be redeemed by the Trustee, The Chase Manhattan Bank, on any busi-ness day at their current market value. Unitholders of the Portfolios who pur-chase at least 1,000 Units or whose Units are worth $10,000, as determined by the Trustee, may elect to be distributed the underlying stock, rather than cash, if the election is made at least five business days prior to a Portfo-lio's termination. In-kind distributions are not available for foreign securi-ties not traded on a U.S. securities exchange.

Although not obligated to do so, the Sponsor may maintain a market for Units and offer to repurchase the Units at prices based on their current market val-ue. If a secondary market is not maintained, a Unitholder may still redeem Units through the Trustee.

During the period ending with the earlier of six months after the Initial Date of Deposit or the end of the initial offering period, the price at which the Trustee will redeem Units and the price at which the Sponsor may repurchase Units include estimated organization costs. After such period, the amount paid will not include such estimated organization costs.

Any applicable deferred sales charges remaining on Units at the time of their sale or redemption will be collected at that time.
                                      40---

See "Redemption" and "Market for Units" in Part B of the Prospectus for de-tails.

Risk Factors

You can lose money by investing in a Portfolio. Recently, equity markets have experienced significant volatility. Your investment is at risk primarily be-cause of:

 . Market risk

  Market risk is the risk that a particular stock in a Portfolio, the Portfo-lio itself or stocks in general may fall in value. Market value may be af-fected by a variety of factors including:

  --General stock market movements;

  --Changes in the financial condition of an issuer or an industry;

  --Changes in perceptions about an issuer or an industry;

  --Interest rates and inflation;

  --Governmental policies and litigation; and

  --Purchases and sales of securities by the Portfolio.

 . Inflation risk

  Inflation risk is the risk that the value of assets or income from invest-ments will be less in the future as inflation decreases the value of money.

 . Small company risk

  Some of the stocks selected for the Portfolios may be issued by small capi-talization companies. These stocks customarily involve more investment risk than larger capitalization stocks. These additional risks are due in part to the following factors. Small cap companies may:

  --Have limited product lines, markets or financial resources;

  --Have less publicly available information;

  --Lack management depth or experience;

  --Be less liquid;

  --Be more vulnerable to adverse general market or economic developments; and

  --Be dependent upon products that were recently brought to market or key personnel.

 . Concentration risk

  When stocks in a particular industry make up 25% or more of a Portfolio, it is said to be "concentrated" in that industry, which makes a Portfolio less diversified and subject to more market risk. The Portfolios are concentrated in the securities of their respective industries. Please be aware that the industry predictions contained in the Prospectus for the Portfolios may not materialize, and that the companies selected for a Portfolio do not repre-sent its entire industry and such Portfolio may not participate in the ex-pected overall industry growth.

Alternative Power and Fuel Cell Industries--Here is what you should know about a concentration in stocks of these industries:

  --Companies involved in these industries must contend with:

   the high cost of research and development;

   the lack of a proven market;

   technological limitations and storage issues;

   rapid changes in technology;

   intense competition from other alternative power sources and traditional power sources;

   evolving industry standards;

   government regulation;

   energy conservation; and

   environmental concerns.

  --Operating results and customer relationships could be adversely affected by:

   an increase in price for, or an interruption or reduction in supply of, any key components or the loss of key customers; and

   the failure of the issuer to comply with rigorous industry standards.

Telecommunications, Mobile Web and Wireless Communications Industries--Here is what you should know about a concentration in stocks of these industries:

  --Companies involved in these industries must contend with:

   rapid changes in technology;

   intense competition;

   rapid obsolescence of products and services;

   cyclical market patterns;

                                      ---
   evolving industry standards;

   dependence on key suppliers and supplies;

   termination of their patent protections;

   government regulation; and

   frequent new product introductions.

  --An unexpected change in one or more of the technologies affecting an is-suer's products or in the market for products based on a particular tech-nology could have an adverse effect on an issuer's operating results.

  --Operating results and customer relationships could be adversely affected by:

   an increase in price for, or an interruption or reduction in supply of, any key components or the loss of key customers; and

   the failure of the issuer to comply with rigorous industry standards.

REIT Industry--Here is what you should know about a concentration in stocks of the real estate industry:

  --Companies involved in this industry must contend with:

   declining real property values;

   rising interest rates;

   inflation;

   default by lessees;

   oversupply;

   competition;

   increasing vacancy rates; and

   the general illiquidity of real estate.



Additionally, companies in each of the Portfolios may have:

  --Exceptionally high price-to-earnings ratios with little or no earnings histories; and

  --Experienced extreme price and volume fluctuations that often have been un-related to their operating performance.

 . Foreign risks

  Certain of the securities included in the Portfolios may be stocks and/or American Depositary Receipts ("ADRs") of foreign companies. ADRs are denomi-nated in U.S. dollars and are typically issued by a U.S. bank or trust com-pany. An ADR evidences ownership of an underlying foreign security. The presence of either ADRs or other foreign securities in a Portfolio is indi-cated in the Schedule of Investments for that Portfolio.

  Foreign securities present risks beyond securities of U.S. issuers. Foreign securities may be affected by:

  --adverse political, diplomatic and economic developments;

  --political or economic instability;

  --higher brokerage costs;

  --currency risk;

  --less liquidity;

  --more volatile prices;

  --reduced government regulation;

  --different accounting standards;

  --foreign taxation; and

  --less publicly available information.

  The purchase and sale of foreign securities not listed on a U.S. securities exchange will occur only in foreign securities markets. Some of the factors described above may make it impossible to buy or sell such securities in a timely manner. Custody of certain of the securities held in a Portfolio may be maintained by Cedel Bank S.A., a global custody and clearing institution which has entered into a sub-custodian relationship with the Trustee.

  The U.S. and foreign equity markets often rise and fall at different times or by different amounts due to economic or other developments particular to a given country. This phenomenon would tend to lower the overall price vola-tility of a portfolio that included both U.S. and foreign stocks. Sometimes however, global trends will cause the U.S. and foreign markets to move in the same direction, reducing or eliminating the risk reduction benefit of international investing.

 . Currency risks
  Because securities of foreign issuers generally pay dividends and trade in foreign currencies, the U.S. dollar value of these securities (and therefore your Units) will vary with fluctuations in foreign exchange rates. Most for-eign currencies have fluctuated widely in value against the U.S. dollar for various economic and political reasons.

  To determine the value of non-U.S. securities denominated in a foreign cur-rency or their dividends, the Trustee will estimate current

                                      ---
  exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, these markets can be quite volatile, de-pending on the activity of the large international commercial banks, various central banks, large multinational corporations, speculators and other buy-ers and sellers of foreign currencies. Since actual foreign currency trans-actions may not be instantly reported, the exchange rates estimated by the Trustee may not reflect the amount a Portfolio would receive, in U.S. dol-lars, had the Trustee sold any particular currency in the market. When in-structed by the Sponsor, the Evaluator, The Chase Manhattan Bank, may uti-lize its own, or an affiliate's, exchange rate quotations.

 . Litigation

  Microsoft Corporation may be included in a Portfolio. Microsoft has been en-gaged in litigation with Sun Microsystems, Inc., the U.S. Department of Jus-tice and several state Attorneys General. The complaints against Microsoft include copyright infringement, unfair competition and anti-trust viola-tions. The claims seek injunctive relief and monetary damages. In the action brought against Microsoft by the U.S. Department of Justice, the United States District Court for the District of Columbia issued findings of fact that included a finding that Microsoft possesses and exercised monopoly pow-er. The court also recently entered an order finding that Microsoft exer-cised this power in violation of the Sherman Antitrust Act and various state antitrust laws. Subject to appeal, the court has determined that Microsoft must split into two companies and change some of its business practices. One company would retain the Microsoft Windows operating systems; the other com-pany would offer Microsoft's other software and Web products--such as Out-look, Internet Explorer, BackOffice and Microsoft Network. Microsoft has stated that it will appeal this ruling. It is possible that any remedy could have a material adverse impact on Microsoft, however, it is impossible to predict the impact that any penalty may have on Microsoft's business in the future.


Distributions

Income Distributions

Cash dividends received by a Portfolio, net of expenses, will be paid on the last business day of each June and December ("Income Distribution Dates"), be-ginning December 29, 2000, to Unitholders of record each June 15 and December 15 ("Income Record Dates"), respectively.

Capital Distributions

Distributions of funds in the Capital Account, net of expenses, will be made when a Portfolio terminates. In certain circumstances, additional distribu-tions may be made.

See "Distributions To Unitholders" in Part B of the Prospectus for more de-tails.

General Information

Termination

Commencing on           , 2001 and          , 2005 for the 15-Month Sector
Portfolios and the Five-Year Sector Portfolios, respectively, the Mandatory Termination Dates, the securities in the applicable Portfolio will begin to be sold as prescribed by the Sponsor. The Trustee will provide written notice of the termination to Unitholders which will specify when certificates may be surrendered.

Unitholders will receive a cash distribution within a reasonable time after a Portfolio terminates. Unitholders who purchase at least 1,000 Units or whose Units are worth $10,000 may elect to be distributed the underlying stock if the election is made at least five business days prior to a Portfolio's termi-nation. However, in-kind distributions are not available for foreign securi-ties not traded on a U.S. securities exchange. See "Distributions to Unitholders" and "Other Information--Termination of Indenture" in Part B of the Prospectus for more details.

The Sponsor

Since our founding in 1898, Nuveen Investments (formerly John Nuveen & Co. In-corporated) has been synonymous with investments that withstand the test of time. Today, we offer a range of equity and fixed-income unit trusts designed to suit the unique circumstances and financial planning needs of our invest-ors. Nuveen, a leader in tax-efficient investing, believes that a carefully selected portfolio can play an important role in building and sustaining the wealth of a lifetime. Nuveen began offering defined portfolios in 1961 and more than 1.5 million investors have trusted Nuveen to help them maintain the lifestyle they currently enjoy.

                                      ---

The Prospectus describes in detail the investment objectives, policies and risks of the Portfolio. We invite you to discuss the contents with your finan-cial advisor, or you may call us at 800-257-8787 for additional information. Nuveen personnel may from time to time maintain a position in certain stocks held by the Portfolio.

Optional Features

Letter of Intent (LOI)

Investors may use a Letter of Intent to get reduced sales charges on purchases made over a 13-month period (and to take advantage of dollar cost averaging). Unitholders will not be permitted to apply future rollover purchases to satisfy the LOI amount. The minimum LOI investment is $50,000. See "Public Offering Price" in Part B of the Prospectus for details.

Reinvestment

Distributions from a Portfolio can be invested with no sales charge into Nuveen mutual or money market funds. Also, income and certain capital distributions from a Portfolio can be reinvested into additional Units of the Portfolio with-out a sales charge. See "Distributions to Unitholders" and "Accumulation Plan" in Part B of the Prospectus for details.

Nuveen Mutual Funds

Portfolio purchases may be applied toward breakpoint pricing discounts for Nuveen Mutual Funds. For more information about Nuveen investment products, ob-tain a prospectus from your financial advisor.

                                      ---

-------------------------------------------------------------------------------
Notes to Portfolios

---------
(1) All Securities are represented by contracts to purchase such Securities for the performance of which an irrevocable letter of credit has been de-posited with the Trustee. The contracts to purchase the Securities were
    entered into by the Sponsor on August   , 2000.

(2) The cost of the Securities to the Portfolio represents the aggregate un-derlying value with respect to the Securities acquired (generally deter-mined by the Evaluator based on the closing sale prices of the listed Se-curities on the business day preceding the Initial Date of Deposit). The valuation of the Securities has been determined by the Trustee. As of the Initial Date of Deposit, other information regarding the Securities is as follows:

                                                           Estimated   Estimated Net
                                                         Annual Income Annual Income
                              Value of  Cost to   Gain   Distributions Distributions
                             Securities Sponsor  (loss)  Per Portfolio    Per Unit
                             ---------- -------- ------- ------------- --------------
   Nuveen Fuel Cell 15-
    Month Sector Portfolio.   $         $        $
   Nuveen Mobile Web 15-
    Month Sector Portfolio.   $         $        $           $
   Nuveen
    Telecommunications
    Paradigm 15-Month
    Sector Portfolio.......
   Nuveen Fuel Cell Five-
    Year Sector Portfolio..   $         $        $           $
   Nuveen Mobile Web Five-
    Year Sector Portfolio..   $         $        $
   Nuveen Power Paradigm
    Five-Year Sector
    Portfolio..............
   Nuveen REIT Five-Year
    Sector Portfolio.......   $         $        $           $
   Nuveen
    Telecommunications
    Paradigm Five-Year
    Sector Portfolio.......

  Estimated Annual Income Distributions are based on the most recent ordinary dividend paid on that Security. Estimated Net Annual Income Distributions per Unit are based on the number of Units and the aggregate value of the Securities per Unit as of the Initial Date of Deposit. Investors should note that the actual amount of income distributed per Unit by the Portfolio will vary from the estimated amount due to a variety of factors including, changes in the items described in the preceding sentence, expenses and actual dividends declared and paid by the issuers of the Securities.

(3) Current Dividend Yield for each Security was calculated by annualizing the last quarterly or semi-annual ordinary dividend declared on that Security and dividing the result by that Security's closing sale price on the busi-ness day prior to the Initial Date of Deposit.

(4) This Security is a foreign security not listed on a U.S. exchange.

(5) This Security represents the common stock of a foreign company which trades directly on a United States national securities exchange.

(6) This Security is an American Depositary Receipt of a foreign company that is denominated in U.S. dollars and traded on a U.S. exchange.

Please note that if this Prospectus is used as a preliminary prospectus for future Nuveen Defined Portfolios, the portfolios will contain different stocks from those described in this Prospectus.

-------------------------------------------------------------------------------

                                      ---

Statements of Condition
(at the Initial Date of Deposit, August   , 2000)

                                                       Mobile
                                            Fuel Cell    Web    Telecommunications
                                            15-Month  15-Month       Paradigm
                                             Sector    Sector        15 Month
                                            Portfolio Portfolio  Sector Portfolio
Trust Property                              --------- --------- ------------------
Investment in securities represented by
 purchase contracts(1)(2).................  $         $
                                            ========  ========       ========
Liabilities and Interest of Unitholders
Liabilities:
  Deferred sales charge(3)................  $         $
  Reimbursement of Sponsor for
   organization costs(4)..................  $         $
                                            --------  --------       --------
     Total................................  $         $
                                            ========  ========       ========
Interest of Unitholders:
  Units of fractional undivided interest
   outstanding............................
                                            --------  --------       --------
  Cost to investors(5)....................  $         $
   Less: Gross underwriting commission(6).  $         $
   Less: Organization costs(4)............  $         $
                                            --------  --------       --------
  Net amount applicable to investors......  $         $
                                            --------  --------       --------
     Total................................  $         $
                                            ========  ========       ========

---------

(1) Aggregate cost of securities listed under "Schedule of Investments" is based on their aggregate underlying value.

(2) An irrevocable letter of credit has been deposited with the Trustee as collateral, which is sufficient to cover the monies necessary for the pur-chase of the securities pursuant to contracts for the purchase of such se-curities.

(3) Represents the amount of mandatory distributions from the Portfolio ($0.195 per Unit), payable to the Sponsor in five equal monthly install-
    ments of $0.039 per Unit beginning on            , 2001, and on the last
    business day thereafter through             , 2001.

(4) A portion of the Public Offering Price consists of an amount sufficient to reimburse the Sponsor for all or a portion of the costs of establishing a Portfolio. These costs have been estimated at $0.0225 per Unit for each Portfolio. A payment will be made as of the earlier of six months after the Initial Date of Deposit or the end of the initial offering period to an account maintained by the Trustee from which the obligations of the in-vestors to the Sponsor will be satisfied. To the extent that actual organ-ization costs are greater than the estimated amount, only the estimated organization costs added to the Public Offering Price will be reimbursed to the Sponsor and deducted from the assets of a Portfolio.

(5) Aggregate Public Offering Price computed as set forth under "PUBLIC OFFER-ING PRICE" in Part B of this Prospectus.

(6) The gross underwriting commission of 2.95% per Unit includes both an Upfront and a Deferred Sales Charge and has been calculated on the assump-tion that the Units sold are not subject to a reduction of sales charges for quantity purchases. In single transactions involving 5,000 Units or more, the sales charge is reduced. (See "PUBLIC OFFERING PRICE" in Part B of this Prospectus.)


                                      ---

(at the Initial Date of Deposit, August   , 2000)

                                     Mobile
                          Fuel Cell    Web    Power Paradigm   REIT    Telecommunications
                          Five-Year Five-Year   Five-Year    Five-Year      Paradigm
                           Sector    Sector       Sector      Sector    Five-Year Sector
                          Portfolio Portfolio   Portfolio    Portfolio     Portfolio
Trust Property            --------- --------- -------------- --------- ------------------
Investment in securities
 represented by purchase
 contracts(1)(2)........  $         $                        $
                          ========  ========     =======     ========       =======
Liabilities and Interest
 of Unitholders
Liabilities:
  Deferred sales
   charge(3)............  $
  Reimbursement of Spon-
   sor for organization
   costs(4).............  $
                          --------  --------     -------     --------       -------
     Total..............  $
                          ========  ========     =======     ========       =======
Interest of Unitholders:
  Units of fractional
   undivided interest
   outstanding..........
                          --------  --------     -------     --------       -------
  Cost to investors(5)..  $         $                        $
   Underwriting commis-
    sion(6).............  $         $                        $
   Less: Organization
    costs(4)............  $         $                        $
                          --------  --------     -------     --------       -------
  Net amount applicable
   to investors.........  $         $                        $
                          --------  --------     -------     --------       -------
     Total..............  $         $                        $
                          ========  ========     =======     ========       =======

---------

(1) Aggregate cost of securities listed under "Schedule of Investments" is based on their aggregate underlying value.

(2) An irrevocable letter of credit has been deposited with the Trustee as collateral, which is sufficient to cover the monies necessary for the pur-chase of the securities pursuant to contracts for the purchase of such se-curities.

(3) Represents the amount of mandatory distributions from the Portfolio ($0.35 per Unit) payable to the Sponsor in five equal monthly installments of
    $0.07 per Unit beginning on            , 2001 and on the last business day
    thereafter through        , 2001.

(4) A portion of the Public Offering Price consists of an amount sufficient to reimburse the Sponsor for all or a portion of the costs of establishing a Portfolio. These costs have been estimated at $0.0225 per Unit for each Portfolio. A payment will be made as of the earlier of six months after the Initial Date of Deposit or the end of the initial offering period to an account maintained by the Trustee from which the obligations of the in-vestors to the Sponsor will be satisfied. To the extent that actual organ-ization costs are greater than the estimated amount, only the estimated organization costs added to the Public Offering Price will be reimbursed to the Sponsor and deducted from the assets of a Portfolio.

(5) Aggregate Public Offering Price computed as set forth under "PUBLIC OFFER-ING PRICE" in Part B of this Prospectus.

(6) The gross underwriting commission of 4.50% per Unit includes both an Upfront and a Deferred Sales Charge and has been calculated on the assump-tion that the Units sold are not subject to a reduction of sales charges for quantity purchases. In single transactions involving 5,000 Units or more, the sales charge is reduced. (See "PUBLIC OFFERING PRICE" in Part B of this Prospectus.)

                                      ---

Report of Independent Public Accountants

To the Board of Directors of Nuveen Investments and Unitholders of Nuveen Unit Trusts, Series 99:

We have audited the accompanying statements of condition and the schedules of investments at date of deposit (included in Part A of this Prospectus) of
Nuveen Unit Trusts, Series 99 as of August   , 2000. These financial state-
ments are the responsibility of the Sponsor. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally ac-cepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial state-ments are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of the irrevocable letter of credit arrangement for the purchase of securities, described in Note (2) to the statements of condition, by correspondence with the Trustee. An audit also includes assessing the accounting principles used and significant estimates made by the Sponsor, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statements of condition and the schedules of investments at date of deposit referred to above present fairly, in all material respects,
the financial position of Nuveen Unit Trusts, Series 99, as of August   ,
2000, in conformity with accounting principles generally accepted in the United States.

                                                ARTHUR ANDERSEN LLP

Chicago, Illinois
August   , 2000

                                      ---

[Nuveen Defined Portfolios Logo]

                         NUVEEN UNIT TRUSTS, SERIES 99
                              PROSPECTUS -- PART A

                                August   , 2000

                              Sponsor
                                            Nuveen Investments
                                            333 West Wacker Drive
                                            Chicago, IL 60606-1286
                                            Telephone: 312-917-7700


                              Trustee       The Chase Manhattan Bank
                                            4 New York Plaza
                                            New York, NY 10004-2413
                                            Telephone: 800-257-8787

  This Prospectus does not contain complete information about the Portfolios filed with the Securities and Exchange Commission in Washington, DC under the:

  Securities Act of 1933 (file no. 333-41658)

  Investment Company Act of 1940 (file no. 811-08103)

  More information about the Portfolios, including the code of ethics adopted by the Sponsor and the Nuveen Unit Trusts, can be found in the Commission's Public Reference Room. Information about the operation of the Public Reference Room may be obtained by calling the Commission at 1-202-942-8090. Portfolio in-formation is also available on the EDGAR Database on the Commission's website at http://www.sec.gov, or may be obtained at prescribed rates by sending an e-mail request to publicinfo@sec.gov or by writing to the Commission's Public Reference Section at 450 Fifth Street NW, Washington, D.C. 20549-0102.

  No person is authorized to give any information or representation about a Portfolio not contained in Parts A or B of this Prospectus or the Information Supplement, and you should not rely on any other information.

  When Units of a Portfolio are no longer available or for investors who will reinvest into subsequent series of a Portfolio, this Prospectus may be used as a preliminary Prospectus for a future series. If this is the case, investors should note the following:

    1. Information in this Prospectus is not complete and may be changed;

    2. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective; and

    3. This Prospectus is not an offer to sell the securities of a future series and is not soliciting an offer to buy such securities in any state where the offer or sale is not permitted.

[LOGO NUVEEN DEFINED PORTFOLIOS]

Nuveen Equity Portfolio Prospectus
         Prospectus Part B dated July 17, 2000

  The Prospectus for a Nuveen Defined Portfolio (a "Trust") is divided into two parts. Part A of the Prospectus relates exclusively to a particular Trust or Trusts and provides specific information regarding each Trust's portfolio, strategies, investment objectives, expenses, financial highlights, income and capital distributions, hypothetical performance information, risk factors and optional features. Part B of the Prospectus provides more general information regarding the Nuveen Defined Portfolios. You should read both Parts of the Prospectus and retain them for future reference. Except as provided in Part A of the Prospectus, the information contained in this Part B will apply to each Trust.

  Additional information about the Trusts is provided in the Information Supplement. You can receive an Information Supplement by calling The Chase Manhattan Bank (the "Trustee") at (800) 257-8787.

Nuveen Defined Portfolios

Each Nuveen Defined Portfolio consists of a portfolio of Securities of companies described in the applicable Part A of the Prospectus (see "Schedule of Investments" in Part A of the Prospectus for a list of the Securities included in a Trust).

Minimum Investment--$1,000 or 100 Units ($500 or nearest whole number of Units whose value is less than $500 for IRA purchases), whichever is less.

Redeemable Units. Units of a Trust are redeemable at the offices of the Trustee at prices based upon the aggregate underlying value of the Securities (generally determined by the closing sale prices of listed Securities and the bid prices of over-the-counter traded Securities). During the period ending with the earlier of six months after the Initial Date of Deposit or the end of the initial offering period, the Redemption Price per Unit includes estimated organization costs per Unit. After such period, the Redemption Price will not include such estimated organization costs. See "Risk/Return Summary--Fees and Expenses" in Part A of the Prospectus for the organization costs and see "REDEMPTION" herein for a more detailed discussion of redeeming your Units.

Dividend and Capital Distributions. Cash dividends received by a Trust will be paid on those dates set forth under "Distributions" in Part A of the Prospectus. Distributions of funds in the Capital Account, if any, will be made as part of the final liquidation distribution, if applicable, and in certain circumstances, earlier. See "DISTRIBUTIONS TO UNITHOLDERS."

Public Offering Price. Public Offering Price of a Trust during the Initial Offering Period is based upon the aggregate underlying value of the Securities in the Trust's portfolio (generally determined by the closing sale prices of the listed Securities and the ask prices of over-the-counter traded Securities) plus or minus cash, if any, in the Income and Capital Accounts of the Trust, plus a sales charge as set forth in Part A of the Prospectus and is rounded to the nearest cent. The Public Offering Price during the period ending with the earlier of six months after the Initial Date of Deposit or the end of the initial offering period also includes organization costs incurred in establishing a Trust. These costs will be deducted from the assets of the Trust as of the close of such period. See "Risk/Return Summary-Fees and Expenses" in Part A of the Prospectus. For Units purchased in the secondary market, the Public Offering Price is based upon the aggregate underlying value of the Securities in the Trust (generally determined by the closing sale prices of the listed Securities and the bid prices of over-the-counter traded Securities) plus the applicable sales charges. A pro rata share of accumulated dividends, if any, in the Income Account from the preceding Record Date to, but not including, the settlement date (normally three business days after purchase) is added to the Public Offering Price. (See "PUBLIC OFFERING PRICE.")

  The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
NUVEEN DEFINED PORTFOLIOS..................................................   3
COMPOSITION OF TRUSTS......................................................   4
PUBLIC OFFERING PRICE......................................................   5
MARKET FOR UNITS...........................................................   9
EVALUATION OF SECURITIES AT THE INITIAL DATE OF DEPOSIT....................  10
TAX STATUS.................................................................  10
RETIREMENT PLANS...........................................................  14
TRUST OPERATING EXPENSES...................................................  15
DISTRIBUTIONS TO UNITHOLDERS...............................................  16
ACCUMULATION PLAN..........................................................  17
REPORTS TO UNITHOLDERS.....................................................  17
UNIT VALUE AND EVALUATION..................................................  18
DISTRIBUTIONS OF UNITS TO THE PUBLIC.......................................  18
OWNERSHIP AND TRANSFER OF UNITS............................................  20
REPLACEMENT OF LOST, STOLEN OR DESTROYED CERTIFICATES......................  21
REDEMPTION.................................................................  21
SPECIAL REDEMPTION, LIQUIDATION AND INVESTMENT IN A NEW TRUST..............  23
PURCHASE OF UNITS BY THE SPONSOR...........................................  25
REMOVAL OF SECURITIES FROM THE TRUSTS......................................  25
INFORMATION ABOUT THE TRUSTEE..............................................  26
LIMITATIONS ON LIABILITIES OF SPONSOR AND TRUSTEE..........................  26
SUCCESSOR TRUSTEES AND SPONSORS............................................  26
INFORMATION ABOUT THE SPONSOR..............................................  26
INFORMATION ABOUT THE EVALUATOR............................................  27
FORTUNE LICENSE AGREEMENT..................................................  28
STANDARD & POOR'S LICENSING AGREEMENT......................................  28
DOW JONES & COMPANY, INC. LICENSING AGREEMENT..............................  29
NASDAQ-100(R) INDEX LICENSING AGREEMENT....................................  29
OTHER INFORMATION..........................................................  30
LEGAL OPINION..............................................................  31
AUDITORS...................................................................  31
CODE OF ETHICS.............................................................  31
SUPPLEMENTAL INFORMATION...................................................  31

Nuveen Defined Portfolios

  This Nuveen Defined Portfolio is one of a series of separate but similar investment companies created by John Nuveen & Co. Incorporated, each of which is designated by a different Series number. The Nuveen Defined Portfolios consist of, among others, Strategy Trusts and Sector Trusts. Strategy Trusts include, but are not limited to, Nuveen-Standard & Poor's Quality Buyback Portfolios, Nuveen Dow 5SM and Dow 10SM Portfolios, Nuveen Legacy Portfolios, Nuveen Rittenhouse Concentrated Growth Portfolios, Nuveen-FORTUNE's America's Most Admired Companies Portfolios, Arvest Regional ImpactTM Portfolios, Harris Insight(R) Multi-Sector Portfolios, Dorsey, Wright Relative Strength 5 Portfolios, Peroni Top Ten Picks Portfolios and Peroni Growth Portfolios. Sector Trusts include, but are not limited to, Nuveen Energy Sector Portfolios, Nuveen Financial Services Sector Portfolios, Nuveen Pharmaceutical Sector Portfolios, Nuveen Precious Metals Sector Portfolios, Nuveen Technology Sector Portfolios, Nuveen Communications Sector Portfolios, Nuveen Bandwidth Sector Portfolios, Nuveen Consumer Electronics Sector Portfolios, Nuveen Digital Sector Portfolios, Nuveen e-Commerce Sector Portfolios, Nuveen e-Finance Sector Portfolios, Nuveen Internet Sector Portfolios, Nuveen Retail Sector Portfolios, Nuveen Semiconductor Sector Portfolios, Nuveen Utility Sector Portfolios, Nuveen Wireless Sector Portfolios, Nuveen e-Business Sector Portfolios, Nuveen Glass-Steagall Sector Portfolios, Nuveen i-Media & Advertising Sector Portfolios, Nuveen Networking & Storage Sector Portfolios, Nuveen Software Weblications Sector Portfolios, Nuveen Pharmaceutical Sector Portfolios and Nuveen Fuel Cell Sector Portfolios. Additional Series of the Nuveen Defined Portfolios are the Nuveen Nasdaq-100 Growth and Treasury Portfolios.

  The underlying unit investment trusts contained in this Series are combined under one Trust Indenture and Agreement. Specific information regarding each Trust is set forth in Part A of this Prospectus. The various Nuveen Defined Portfolios are collectively referred to herein as the "Trusts." This Series was created under the laws of the State of New York pursuant to a Trust Indenture and Agreement dated the Initial Date of Deposit (the "Indenture") between John Nuveen & Co. Incorporated ("Nuveen" or the "Sponsor") and The Chase Manhattan Bank (the "Trustee").

  The Sponsor has deposited with the Trustee delivery statements relating to contracts for the purchase of the securities of the companies described in the applicable Part A of the Prospectus, together with funds represented by an irrevocable letter of credit issued by a major commercial bank in the amount required for their purchase (or the securities themselves). See "Schedule of Investments" in Part A of the Prospectus, for a description of the Securities deposited in the applicable Trust. See also, "Risk/Return Summary" and "Risk Factors" in Part A of the Prospectus. As used herein, the term "Securities" means the Securities (including contracts for the purchase thereof) initially deposited in each Trust and described in the related portfolio and any additional equity securities that may be held by a Trust.

  The Trustee has delivered to the Sponsor registered Units which represent ownership of the entire Trust, and which are offered for sale by this Prospectus. Each Unit of a Trust represents a fractional undivided interest in the Securities deposited in such Trust. Units may only be sold in states in which they are registered. To the extent that any Units of any Trust are redeemed by the Trustee, the aggregate value of the Trust's assets will decrease by the amount paid to the redeeming Unitholder, but the fractional undivided interest of each unredeemed Unit in such Trust will increase proportionately. The Sponsor will initially, and from time to time thereafter, hold Units in connection with their offering.

  Additional Units of a Trust may be issued from time to time following the Initial Date of Deposit by depositing in such Trust additional Securities (or contracts therefore backed by an irrevocable letter of credit or cash) or cash (including a letter of credit) with instructions to purchase additional Securities in the Trust. As additional Units are issued by a Trust as a result of the deposit of additional Securities or cash by the Sponsor, the aggregate value of the Securities in a Trust will be increased and the fractional undivided interest in such Trust represented by each Unit will be decreased. The Sponsor may continue to make additional deposits of Securities, or cash with instructions to purchase additional Securities, into a Trust following the Initial Date of Deposit, provided that such additional deposits will be in amounts which will maintain, within reasonable parameters, the same original proportionate relationship among the Securities in such Trust established on the Initial Date of Deposit. Thus, although additional Units will be issued, each Unit will continue to represent the same proportionate amount of each Security. To the extent that any Units are redeemed by the Trustee or additional Units are issued as a result of additional Securities or cash being deposited by the Sponsor, the fractional undivided interest in a Trust represented by each unredeemed Unit will decrease or increase accordingly, although the actual interest in such Trust represented by such fraction will remain unchanged. If the Sponsor deposits cash, however, existing and new investors may experience a dilution of their investment and a reduction in their anticipated income because of fluctuations in the price of the Securities between the time of the cash deposit and the purchase of the Securities and because the Trust will pay the associated brokerage fees. To minimize this effect, the Trust will try to purchase the Securities as close to the evaluation time or as close to the evaluation price as possible. Units will remain outstanding until redeemed upon tender to the Trustee by Unitholders, which may include the Sponsor, or until termination of the Indenture.

  The Sponsor may realize a profit (or sustain a loss) as of the opening of business on the Initial Date of Deposit resulting from the difference between the purchase prices of the Securities and the cost of such Securities to the Trust, which is based on the evaluation of the Securities as of the opening of business on the Initial Date of Deposit. (See "Schedule of Investments" in Part A of the Prospectus.) The Sponsor may also be considered to have realized a profit or to have sustained a loss, as the case may be, in the amount of any difference between the cost of the Securities to the Trust (which is based on the Evaluator's determination of the aggregate value of the underlying Securities of the Trust) on the subsequent date(s) of deposit and the cost of such Securities to Nuveen, if applicable.

Composition of Trusts

  Each Trust initially consists of delivery statements relating to contracts to purchase Securities (or of such Securities) as are listed under "Schedule of Investments" in Part A of this Prospectus and, thereafter, of such Securities as may continue to be held from time to time (including certain securities deposited in the Trust to create additional Units or in substitution for Securities not delivered to a Trust). To assist the Sponsor in selecting Securities for certain Trusts, the Sponsor may use its own resources to pay outside research service providers.

  Limited Replacement of Certain Securities. Neither the Sponsor nor the Trustee shall be liable in any way for any default, failure or defect in any Security. In the event of a failure to deliver any Security that has been purchased for a Trust under a contract, including those Securities purchased on a when, as and if issued basis ("Failed Securities"), the Sponsor is authorized under the Indenture to direct the Trustee to acquire other specified Securities ("Replacement Securities") to make up the original corpus of the Trust within 20 days after delivery of notice of the failed contract and the cost to the Trust may not exceed the amount of funds reserved for the purchase of the Failed Securities.

  If the right of limited substitution described in the preceding paragraph is not utilized to acquire Replacement Securities in the event of a failed contract, the Sponsor will refund the sales charge attributable to such Failed Securities to all Unitholders of the Trust and the Trustee will distribute the principal attributable to such Failed Securities not more than 120 days after the date on which the Trustee received a notice from the Sponsor that a Replacement Security would not be deposited in the Trust. In addition, Unitholders should be aware that, at the time of receipt of such principal, they may not be able to reinvest such proceeds in other securities with equivalent growth potential at a comparable price.

  The Indenture also authorizes the Sponsor to increase the size of the Trust and the number of Units thereof by the deposit of additional Securities in the Trust or cash (including a letter of credit) with instructions to purchase additional Securities in the Trust and the issuance of a corresponding number of additional Units. If the Sponsor deposits cash, however, existing and new investors may experience a dilution of their investment and a reduction in their anticipated income because of fluctuations in the prices of the Securities between the time of the cash deposit and the purchase of the Securities and because the Trust will pay the associated brokerage fees.

  Sale of Securities. Certain of the Securities may from time to time under certain circumstances be sold. The proceeds from such events will be used to pay for expenses or for Units redeemed or distributed to Unitholders and not reinvested; accordingly, no assurance can be given that a Trust will retain for any length of time its present size and composition.

  Whether or not the Securities are listed on a securities exchange, the principal trading market for the Securities may be in the over-the-counter market. As a result, the existence of a liquid trading market for the Securities may depend on whether dealers will make a market in the Securities. There can be no assurance that a market will be made for any of the Securities, that any market for the Securities will be maintained or of the liquidity of the Securities in any markets made. In addition, the Trust may be restricted under the Investment Company Act of 1940 from selling Securities to the Sponsor. The price at which the Securities may be sold to meet redemptions and the value of a Trust will be adversely affected if trading markets for the Securities are limited or absent. There can be no assurance that a Trust or, if applicable, successive trusts that employ the same or a similar investment strategy, will achieve their investment objectives.

  Legislation. At any time after the Initial Date of Deposit, legislation may be enacted, with respect to the Securities in a Trust or the issuers of the Securities. Changing approaches to regulation, particularly with respect to the environment or with respect to the petroleum or tobacco industry, may have a negative impact on certain companies represented in a Trust. There can be no assurance that future legislation, regulation or deregulation will not have a material adverse effect on a Trust or will not impair the ability of the issuers of the Securities to achieve their business goals.

  Unitholders will be unable to dispose of any of the Securities in a Trust and will not be able to vote the Securities. As the holder of the Securities, the Trustee will have the right to vote all of the voting stocks in a Trust and will vote such stocks in accordance with the instructions of the Sponsor.

  Litigation. Except as provided in Part A of the Prospectus, to the best knowledge of the Sponsor, there is no litigation pending as of the Initial Date of Deposit in respect of any Securities which might reasonably be expected to have a material adverse effect on any of the Trusts. It is possible that after the Initial Date of Deposit, litigation may be initiated with respect to Securities in any Trust or current litigation may have unexpected results. The Sponsor is unable to predict whether any such litigation may have such results or may be instituted, or if instituted, whether any such litigation might have a material adverse effect on the Trusts.

Public Offering Price

  The Public Offering Price of the Units is based on the aggregate underlying value of the Securities in the Trust (generally determined by the closing sale prices of listed Securities and the ask prices of over-the-counter traded Securities), plus or minus cash, if any, in the Income and Capital Accounts of the Trust, plus an initial sales charge equal to the difference between the maximum sales charge (as set forth in Part A of the Prospectus) per Unit and the maximum remaining deferred sales charge (as set forth in Part A of the Prospectus) and is rounded to the nearest cent. In addition, a portion of the Public Offering Price during the initial offering period also consists of Securities in an amount sufficient to pay for all or a portion of the costs incurred in establishing a Trust, including costs of preparing the registration statement, the trust indenture and other closing documents, registering Units with the Securities and Exchange Commission and states, the initial audit of each Trust portfolio, the initial evaluation, legal fees, the initial fees and expenses of the Trustee and any non-material out-of-pocket expenses.

  The Securities purchased with the portion of the Public Offering Price intended to be used to reimburse the Sponsor for the Trust's organization costs will be purchased in the same proportionate relationship as all the Securities contained in the Trust. Securities will be sold to reimburse the Sponsor for the Trust's organization costs at the earlier of six months after the Initial Date of Deposit or the end of the initial offering period (a shorter time period than the life of the Trust). During the period ending with the earlier of six months after the Initial Date of Deposit or the end of the initial offering period, there may be a decrease in the value of the Securities. To the extent the proceeds from the sale of these Securities are insufficient to repay the Sponsor for the Trust organization costs, the Trustee will sell additional Securities to allow the Trust to fully reimburse the Sponsor. In that event, the net asset value per Unit will be reduced by the amount of additional Securities sold. Although the dollar amount of the reimbursement due to the Sponsor will remain fixed and will never exceed the amount per Unit set forth for the Trusts in "Statement of Condition," this will result in a greater effective cost per Unit to Unitholders for the reimbursement to the Sponsor. When Securities are sold to reimburse the Sponsor for organization costs, the Trustee will sell such Securities to an extent which will maintain the same proportionate relationship among the Securities contained in the Trust as existed prior to such sale. See "Risk/Return Summary--Fees and Expenses" in Part A of the Prospectus.

  Commencing on those dates set forth under "Risk/Return Summary--Fees and Expenses" in Part A of this Prospectus, a deferred sales charge in an amount described in Part A of the Prospectus will be assessed per Unit per applicable month. If so provided in Part A of the Prospectus, Unitholders who elect to roll their Units into a new series of the Trust or a trust with a similar investment strategy during the Mid-term Special Redemption and Liquidation Period (as described under "Rollover Trusts" and "How to Buy and Sell Units-- Sales or Redemptions" in Part A of the Prospectus) or Unitholders who sell or redeem their Units prior to the Second Year Commencement Date (as defined in Part A of the Prospectus) will not be subject to the Second Year Deferred Sales Charge (see "Risk/Return Summary--Fees and Expenses" in Part A of the Prospectus) and accordingly are only responsible for the remaining First Year Deferred Sales Charge (see "Fees and Expenses" in Part A of the Prospectus). The deferred sales charges will be paid from funds in the Capital Account, if sufficient, or from the periodic sale of Securities. A pro rata share of accumulated dividends, if any, in the Income Account from the preceding Record Date to, but not including, the settlement date (normally three business days after purchase) is added to the Public Offering Price. The total maximum sales charge assessed to Unitholders on a per Unit basis will be the amount set forth in "Risk/Return Summary--Fees and Expenses" in Part A of the Prospectus. See "UNIT VALUE AND EVALUATION."

  The sales charge applicable to quantity purchases is reduced on a graduated scale as set forth in Part A of this Prospectus. For purposes of calculating the applicable sales charge, purchasers who have indicated their intent to purchase a specified amount of Units of any Nuveen unit investment trust in the primary or secondary offering period by executing and delivering a letter of intent to the Sponsor, which letter of intent must be in a form acceptable to the Sponsor and shall have a maximum duration of thirteen months, will be eligible to receive a reduced sales charge according to the graduated scale provided in Part A of this Prospectus, based on the amount of intended aggregate purchases (excluding purchases which are subject only to a deferred sales charge) as expressed in the letter of intent. For purposes of letter of intent calculations, units of equity-based products are valued at $10 per unit. Due to administrative limitations and in order to permit adequate tracking, the only secondary market purchases that will be permitted to be applied toward the intended specified amount and that will receive the corresponding reduced sales charge are those Units that are acquired through or from the Sponsor. By establishing a letter of intent, a Unitholder agrees that the first purchase of Units following the execution of such letter of intent will be at least 5% of the total amount of the intended aggregate purchases expressed in such Unitholder's letter of intent. Further, through the establishment of the letter of intent, such Unitholder agrees that Units representing 5% of the total amount of the intended purchases will be held in escrow by the Trustee pending completion of these purchases. All distributions on Units held in escrow will be credited to such Unitholder's account. If total purchases prior to the expiration of the letter of intent period equal or exceed the amount specified in a Unitholder's letter of intent, the Units held in escrow will be transferred to such Unitholder's account. A Unitholder who purchases Units during the letter of intent period in excess of the number of Units specified in a Unitholder's letter of intent, the amount of which would cause the Unitholder to be eligible to receive an additional sales charge reduction, will be allowed such additional sales charge reduction on the purchase of Units which caused the Unitholder to reach such new breakpoint level and on all additional purchases of Units during the letter of intent period. If the total purchases are less than the amount specified, the Unitholder involved must pay the Sponsor an amount equal to the difference between the amounts paid for these purchases and the amounts which would have been paid if the higher sales charge had been applied; the Unitholder will, however, be entitled to any reduced sales charge qualified for by reaching any lower breakpoint level. If such Unitholder does not pay the additional amount within 20 days after written request by the Sponsor or the Unitholder's securities representative, the Sponsor will instruct the Trustee to redeem an appropriate number of the escrowed Units to meet the required payment. By establishing a letter of intent, a Unitholder irrevocably appoints the Sponsor as attorney to give instructions to redeem any or all of such Unitholder's escrowed Units, with full power of substitution in the premises. A Unitholder or his securities representative must notify the Sponsor whenever such Unitholder makes a purchase of Units that he wishes to be counted towards the intended amount.

  For "secondary market" sales, the Public Offering Price is based on the aggregate underlying value of the Securities in a Trust as of the Evaluation Time (generally determined by the closing sale prices of listed Securities and the bid prices of over-the-counter traded Securities), plus or minus cash, if any, in the Income and Capital Accounts of a Trust, plus an initial sales charge equal to the difference between the maximum sales charge and any remaining deferred sales charges. The maximum sales charge for certain trusts is described in Part A of the Prospectus. See "UNIT VALUE AND EVALUATION."

  In the secondary market for Nuveen Five-Year Sector Portfolios, Legacy Five-Year Portfolios and Arvest Regional ImpactTM Portfolios, prior to the completion of the deferred sales charge period, the maximum sales charge will be 4.50% of the Public Offering Price. The upfront portion of the sales charge will equal the difference between 4.5% of the Public Offering Price and any remaining deferred sales charges. Unitholders that purchase more than 5,000 Units and certain classes of investors are entitled to purchase Units at reduced sales charges as shown below.

                                                                       Total
                                                                      Maximum
        Number of Units                                             Sales Charge
        ---------------                                             ------------
        Less than 5,000............................................     4.50%
        5,000 to 9,999.............................................     4.25%
        10,000 to 24,999...........................................     4.00%
        25,000 to 49,999...........................................     3.50%
        50,000 to 99,999...........................................     2.50%
        100,000 or more............................................     1.50%
        Wrap and Trust Account Purchases...........................     1.00%

  For secondary market sales after the completion of the deferred sales charge period for Nuveen Five-Year Sector Portfolios and Arvest Regional ImpactTM Portfolios, the maximum sales charge will be a one-time charge of 4.5% of the Public Offering Price. Unitholders that purchase more than 5,000 Units and certain classes of investors are entitled to purchase Units at reduced sales charges shown below. Secondary market sales charges are reduced by 1/2 of 1% on each subsequent July 31, commencing July 31, 2000, to a minimum sales charge of 3.0% of the Public Offering Price as shown below with reduced sales charges for larger purchases and certain investors:

           Number of Units*                   Total Maximum Sales Charge
           ----------------               ------------------------------------------------------
                                          4.5%           4.0%           3.5%           3.0%
                                          ----           ----           ----           ----
   Less than 5,000                        4.50           4.00           3.50           3.00
   5,000 to 9,999                         4.25           3.75           3.25           2.75
   10,000 to 24,999                       4.00           3.50           3.00           2.50
   25,000 to 49,999                       3.50           3.25           2.75           2.25
   50,000 to 99,999                       2.50           2.25           1.75           1.50
   100,000 or more                        1.50           1.25           1.00           0.75
   Wrap and Trust Account Purchases       1.00           1.00           1.00           1.00

  --------
  * Sales charge reductions are computed both on a dollar basis and on the basis of the number of Units purchased, using the equivalent of 5,000 Units to $50,000, 10,000 Units to $100,000, etc., and will be applied on that basis which is more favorable to Unitholders.
    All Units are subject to the same deferred sales charges. When the deferred charges exceed the maximum sales charge, Unitholders will be given extra Units at the time of purchase.

  Pursuant to the terms of the Indenture, the Trustee may terminate a Trust if the net asset value of such Trust, as shown by any evaluation, is less than 20% of the total value of the Securities deposited in the Trust during the primary offering period of the Trust.

  At all times while Units are being offered for sale, the Evaluator will appraise or cause to be appraised daily the value of the underlying Securities in each Trust as of 4:00 p.m. eastern time, or as of any earlier closing time on a day on which the New York Stock Exchange (the "Exchange") is scheduled in advance to close at such earlier time and will adjust the Public Offering Price of the Units commensurate with such appraisal ("Evaluation Time"). Such Public Offering Price will be effective for all orders received by a dealer or the Sponsor at or prior to 4:00 p.m. eastern time on each such day or as of any earlier closing time on a day on which the Exchange is scheduled in advance to close at such earlier time. Orders received after that time, or on a day when the Exchange is closed for a scheduled holiday or weekend, will be held until the next determination of price.

  The graduated sales charges for the primary offering period set forth in the table provided in Part A of this Prospectus will apply on all applicable purchases of Nuveen investment company securities on any one day by the same purchaser in the amounts stated, and for this purpose purchases of a Trust will be aggregated with concurrent purchases of any other Nuveen unit investment trust or of shares of any open-end management investment company of which the Sponsor is principal underwriter and with respect to the purchase of which a sales charge is imposed. Purchases by or for the account of individuals and their spouses, parents, children, grandchildren, grandparents, parents-in-law, sons- and daughters-in-law, siblings, a sibling's spouse and a spouse's siblings ("immediate family members") will be aggregated to determine the applicable sales charge. The graduated sales charges are also applicable to a trustee or other fiduciary purchasing securities for a single trust estate or single fiduciary account.

  Unitholders of other unit investment trusts having a similar strategy as the Trust may utilize their termination proceeds to purchase Units of the Trusts with the sales charge applicable for "Rollover Purchases" as provided in "How to Buy and Sell Units" in Part A of the Prospectus. The dealer concession for such purchases will be that applicable to "Rollover Purchases".

  Units may be purchased with the applicable reduced sales charge provided for "Wrap Account Purchases" under "How to Buy and Sell Units" in Part A of the Prospectus or herein by (1) investors who purchase Units through registered investment advisers, certified financial planners and registered broker-dealers who in each case either charge periodic fees for financial planning, investment advisory services, brokerage services, investment services or asset management services, or provide such services in connection with the establishment of an investment account for which a comprehensive "wrap fee" charge is imposed, (2) bank trust departments investing funds over which they exercise discretionary investment authority and that are held in a fiduciary, agency, custodial or similar capacity, (3) any person who for at least 90 days, has been an officer, director or bona fide employee of any firm offering Units for sale to investors, (4) officers and directors of bank holding companies that make Units available directly or through subsidiaries or bank affiliates, and (5) officers or directors and bona fide, full-time employees of Nuveen, Nuveen Advisory Corp., Nuveen Institutional Advisory Corp., Rittenhouse Financial Services, Inc., The John Nuveen Company, The McGraw Hill Companies Inc. ("McGraw-Hill") and Dow Jones & Company, Inc. ("Dow Jones"), including in each case these individuals and their spouses, children, parents and spouses' parents, however, purchases by parents, individuals associated with McGraw-Hill and Dow Jones, and adult children who are not members of the household of the officers, directors or full-time employees described above, must be made through a registered broker-dealer and (6) any person who for at least 90 days, has been an officer, director or bona fide employee of any vendor who provides services to the Sponsor and who purchases Units through a registered broker-dealer (collectively, the "Discounted Purchases"). (For individuals associated with McGraw Hill this privilege is only available for purchases of Units of the Nuveen-Standard & Poor's Quality Buyback Portfolio and for individuals associated with Dow Jones this privilege is only available for purchases of Units of the Nuveen--The Dow 5sm Portfolio and the Nuveen--The Dow 10sm Portfolio). However, if Part A of the Prospectus provides for a Second Year Deferred Sales Charge (see "Risk/Return Summary--Fees and Expenses" in Part A of the Prospectus) such Unitholders that hold their Units on or after the Second Year Commencement Date (as defined in Part A of the Prospectus) will be subject to the Second Year Deferred Sales Charge. Notwithstanding anything to the contrary in this Prospectus, investors who purchase Units as described in this paragraph will not receive sales charge reductions for quantity purchases.

  During the initial offering period, unitholders of any Nuveen-sponsored unit investment trust may utilize their redemption or termination proceeds to purchase Units of a Trust with the sales charge applicable for "Rollover Purchases" as provided in "How to Buy and Sell Units" in Part A of the Prospectus.

  Whether or not Units are being offered for sale, the Trustee will determine or cause to be determined the aggregate value of each Trust as of 4:00 p.m. eastern time: (i) on each June 30 or December 31 (or, if such date is not a business day, the last business day prior thereto), (ii) on any day on which a Unit is tendered for redemption (or the next succeeding business day if the date of tender is a non-business day) and (iii) at such other times as may be necessary. For this purpose, a "business day" shall be any day on which the Exchange is normally open. (See "UNIT VALUE AND EVALUATION.")

Market for Units

  During the initial public offering period, the Sponsor intends to offer to purchase Units of each Trust at a price based upon the pro rata share per Unit of the aggregate underlying value of the Securities in such Trust as of the Evaluation Time (generally determined by the closing sale prices of listed Securities and the ask prices of over-the-counter traded Securities). Afterward, although it is not obligated to do so, the Sponsor may maintain a secondary market for Units of each Trust at its own expense and continuously offer to purchase Units of each Trust at prices, subject to change at any time, which are based upon the aggregate underlying value of the Securities in a Trust as of the Evaluation Time (generally determined by the closing sale prices of listed Securities and the bid prices of over-the-counter traded Securities). During the period ending with the earlier of six months after the Initial Date of Deposit or the end of the initial offering period, the price at which the Sponsor expects to repurchase Units (the "Sponsor's Repurchase Price") includes estimated organization costs per Unit. After such period, the Sponsor's Repurchase Price will not include such estimated organization costs. See "Risk/Return Summary--Fees and Expenses" in Part A of the Prospectus. Unitholders who wish to dispose of their Units should inquire of the Trustee or their broker as to the current Redemption Price. Units subject to a deferred sales charge which are sold or tendered for redemption prior to such time as the entire deferred sales charge on such Units has been collected will be assessed the amount of the remaining deferred sales charge at the time of sale or redemption. However, if so provided in Part A of the Prospectus, Unitholders who elect to roll their Units into a new series of the Trust or a trust with a similar investment strategy during the Mid-term Special Redemption and Liquidation Period or Unitholders who sell or redeem their Units prior to the Second Year Commencement Date will not be subject to the Second Year Deferred Sales Charge and accordingly are only responsible for the remaining First Year Deferred Sales Charge. (See "REDEMPTION.")

  In connection with its secondary market making activities, the Sponsor may from time to time enter into secondary market joint account agreements with other brokers and dealers. Pursuant to such an agreement, the Sponsor will generally purchase Units from the broker or dealer at the Redemption Price

(as defined in "REDEMPTION") and will place the Units into a joint account managed by the Sponsor; sales from the account will be made in accordance with the then current prospectus and the Sponsor and the broker or dealer will share profits and losses in the joint account in accordance with the terms of their joint account agreement.

  In maintaining a market for the Units, the Sponsor will realize profits or sustain losses in the amount of any difference between the price at which Units are purchased and the price at which Units are resold or redeemed. The secondary market Public Offering Price of Units may be greater or less than the cost of such Units to the Sponsor.

  Certificates, if any, for Units are delivered to the purchaser as promptly after the date of settlement (three business days after purchase) as the Trustee can complete the mechanics of registration, normally within 48 hours after registration instructions are received. Purchasers of Units to whom Certificates are issued will be unable to exercise any right of redemption until they have received their Certificates, properly endorsed for transfer. (See "REDEMPTION.")

Evaluation of Securities at the Initial Date of Deposit

  The prices of the Securities deposited in the Trusts included in Part A of the Prospectus were determined by the Trustee.

  The amount by which the Trustee's determination of the aggregate value of the Securities deposited in the Trusts was greater or less than the cost of such Securities to the Sponsor was profit or loss to the Sponsor. (See Part A of this Prospectus.) The Sponsor also may realize further profit or sustain further loss as a result of fluctuations in the Public Offering Price of the Units. Cash, if any, made available to the Sponsor prior to the settlement date for a purchase of Units, or prior to the acquisition of all Portfolio securities by a Trust, may be available for use in the Sponsor's business, and may be of benefit to the Sponsor.

Tax Status

  The following is a general discussion of certain of the Federal income tax consequences of the purchase, ownership and disposition of the Units. The summary is limited to investors who hold the Units as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986 (the "Code"). Unitholders should consult their tax advisers in determining the Federal, state, local and any other tax consequences of the purchase, ownership and disposition of Units in a Trust. For purposes of the following discussion and opinions, it is assumed that each Security is equity for Federal income tax purposes.

  In the opinion of Chapman and Cutler, special counsel for the Sponsor, under existing law:

    1. Each Trust is not an association taxable as a corporation for Federal income tax purposes; each Unitholder will be treated as the owner of a pro rata portion of each of the assets of the Trust under the Code; and the income of the Trust will be treated as income of the Unitholders thereof under the Code. Each Unitholder will be considered to have received his pro rata portion of income derived from each Trust asset when such income is considered to be received by the Trust. A Unitholder will be considered to have received all of the dividends paid on his pro rata portion of each Security when such dividends are considered to be received by the Trust regardless of whether such dividends are used to pay a portion of the deferred sales charge. Unitholders will be taxed in this manner regardless of whether distributions from the Trust are actually received by the Unitholder or are automatically reinvested.

    2. Each Unitholder will have a taxable event when a Trust disposes of a Security (whether by sale, taxable exchange, liquidation, redemption, or otherwise) or upon the sale or redemption of Units by such Unitholder (except to the extent an in-kind distribution of stock is received by such Unitholder as described below). The price a Unitholder pays for his or her Units, generally including sales charges, is allocated among his or her pro rata portion of each Security held by the Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unitholder purchases his or her Units) in order to determine his or her tax basis for his or her pro rata portion of each Security held by the Trust. Unitholders should consult their own tax advisors with regard to the calculation of basis. For Federal income tax purposes, a Unitholder's pro rata portion of dividends, as defined by
  Section 316 of the Code, paid by a corporation with respect to a Security held by the Trust is taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unitholder's pro rata portion of dividends paid on such Security which exceeds such current and accumulated earnings and profits will first reduce a Unitholder's tax basis in such Security, and to the extent that such dividends exceed a Unitholder's tax basis in such Security shall generally be treated as capital gain. In general, the holding period for such capital gain will be determined by the period of time a Unitholder has held his or her Units.

    3. A Unitholder's portion of gain, if any, upon the sale or redemption of Units or the disposition of Securities held by the Trust will generally be considered a capital gain (except in the case of a dealer or a financial institution). A Unitholder's portion of loss, if any, upon the sale or redemption of Units or the disposition of Securities held by the Trust will generally be considered a capital loss (except in the case of a dealer or a financial institution). Unitholders should consult their tax advisors regarding the recognition of such capital gains and losses for Federal income tax purposes. In particular, a Rollover Unitholder should be aware that a Rollover Unitholder's loss, if any, incurred in connection with the exchange of Units for units in the next new series of a Trust (the "New Trust"), (if so provided in Part A of the Prospectus, the Sponsor intends to create a separate New Trust in conjunction with the termination of the Trust) will generally be disallowed with respect to the disposition of any Securities pursuant to such exchange to the extent that such Unitholder is considered the owner of substantially identical securities under the wash sale provisions of the Code taking into account such Unitholder's deemed ownership of the securities underlying the Units in the New Trust in the manner described above, if such substantially identical securities are acquired within a period beginning 30 days before and ending 30 days after such disposition. However, any gains incurred in connection with such an exchange by a Rollover Unitholder would be recognized. Unitholders should consult their tax advisers regarding the recognition of gains and losses for Federal income tax purposes.

  Deferred Sales Charge. Generally the tax basis of a Unitholder includes sales charges, and such charges are not deductible. A portion of the sales charge is deferred. The income (or proceeds from redemption) a Unitholder must take into account for Federal income tax purposes is not reduced by amounts deducted to pay the deferred sales charge. Unitholders should consult their own tax advisers as to the income tax consequences of the deferred sales charge.

  Dividends Received Deduction. A corporation that owns Units will generally be entitled to a 70% dividends received deduction with respect to such Unitholder's pro rata portion of dividends received by the Trust (to the extent such dividends are taxable as ordinary income, as discussed above and are attributable to domestic corporations) in the same manner as if such corporation directly owned the Securities paying such dividends (other than corporate Unitholders, such as "S" corporations, which are not eligible for the deduction because of their special characteristics and other than for purposes of special taxes such as the accumulated earnings tax and the personal holding corporation tax). However, a corporation owning Units should be aware that Sections 246 and 246A of the Code impose additional limitations on the eligibility of dividends for the 70% dividends received deduction. These limitations include a requirement that stock (and therefore Units) must generally be held at least 46 days (as determined under and during the period specified in Section 246(c) of the Code). Final regulations have been issued which address special rules that must be considered in determining whether the 46-day holding period requirement is met. Moreover, the allowable percentage of the deduction will be reduced from 70% if a corporate Unitholder owns certain stock (or Units) the financing of which is directly attributable to indebtedness incurred by such corporation.

  To the extent dividends received by a Trust are attributable to foreign corporations, a corporation that owns Units will not be entitled to the dividends received deduction with respect to its pro rata portion of such dividends, since the dividends received deduction is generally available only with respect to dividends paid by domestic corporations. Unitholders should consult with their tax advisers with respect to the limitations on and possible modifications to the dividends received deduction.

  Limitations on Deductibility of Trust Expenses by Unitholders. Each Unitholder's pro rata share of each expense paid by a Trust is deductible by the Unitholder to the same extent as though the expense had been paid directly by him or her. As a result of the Tax Reform Act of 1986, certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income. Unitholder's may be required to treat some or all of the expenses of a Trust as miscellaneous itemized deductions subject to this limitation. Unitholders should consult with their tax advisers regarding the limitations on the deductibility of Trust expenses.

  Recognition of Taxable Gain or Loss Upon Disposition of Securities by a Trust or Disposition of Units. As discussed above, a Unitholder may recognize taxable gain (or loss) when a Security is disposed of by the Trust or if the Unitholder disposes of a Unit (although losses incurred by Rollover Unitholders may be subject to disallowance, as discussed above). The Internal Revenue Service Restructuring and Reform Act of 1998 (the "1998 Tax Act") provides that for taxpayers other than corporations, net capital gain (which is defined as net long-term capital gain over net short-term capital loss for the taxable year) realized from property (with certain exclusions) is subject to a maximum marginal stated tax rate of 20% (10% in the case of certain taxpayers in the lowest tax bracket). Capital gain or loss is long-term if the holding period for the asset is more than one year, and is short-term if the holding period for the asset is one year or less. The date on which a Unit is acquired (i.e., the "trade date") is excluded for purposes of determining the holding period of the Unit. Capital gains realized from assets held for one year or less are taxed at the same rates as ordinary income.

  In addition, please note that capital gains may be recharacterized as ordinary income in the case of certain financial transactions that are considered "conversion transactions" effective for transactions entered into after April 30, 1993. Unitholders and prospective investors should consult with their tax advisers regarding the potential effect of this provision on their investment in Units.

  If the Unitholder disposes of a Unit, the Unitholder is deemed thereby to have disposed of his or her entire pro rata interest in all assets of the Trust involved including his or her pro rata portion of all the Securities represented by the Unit.

  The Taxpayer Relief Act of 1997 (the "1997 Act") includes provisions that treat certain transactions designed to reduce or eliminate risk of loss and opportunities for gain (e.g., short sales, offsetting notional principal contracts, futures or forward contracts or similar transactions) as constructive sales for purposes of recognition of gain (but not loss) and for purposes of determining the holding period. Unitholders should consult their own tax advisors with regard to any such constructive sales rules.

  Special Tax Consequences of In-Kind Distributions Upon Redemption of Units, Termination of a Trust and Investment in a New Trust. As discussed in "REDEMPTION" and "OTHER INFORMATION--Termination of Indenture," under certain circumstances a Unitholder who owns the number of Units of a Trust set forth in Part A of the Prospectus may request an In-Kind Distribution upon the redemption of Units or the termination of such Trust. The Unitholder requesting an In-Kind Distribution will be liable for expenses related thereto (the "Distribution Expenses") and the amount of such In-Kind Distribution will be reduced by the amount of the Distribution Expenses. See "DISTRIBUTIONS TO UNITHOLDERS." As previously discussed, prior to the redemption of Units or the termination of a Trust, a Unitholder is considered as owning a pro rata portion of each of the Trust's assets for Federal income tax purposes. The receipt of an In-Kind Distribution upon the redemption of Units or the termination of a Trust will result in a Unitholder receiving whole shares of stock plus, possibly, cash.

  The potential tax consequences that may occur under an In-Kind Distribution will depend on whether or not a Unitholder receives cash in addition to Securities. A "Security" for this purpose is a particular class of stock issued by a particular corporation. A Unitholder will not recognize gain or loss if a Unitholder only receives Securities in exchange for his or her pro rata portion in the Securities held by the Trust. However, if a Unitholder also receives cash in exchange for a fractional share of a Security held by the Trust, such Unitholder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unitholder and his or her tax basis in such fractional share of a Security held by the Trust.

  Because each Trust will own many Securities, a Unitholder who requests an In-Kind Distribution will have to analyze the tax consequences with respect to each Security owned by the Trust. The amount of taxable gain (or loss) recognized upon such exchange will generally equal the sum of the gain (or loss) recognized under the rules described above by such Unitholder with respect to each Security owned by the Trust. Unitholders who request an In-Kind Distribution are advised to consult their tax advisers in this regard.

  As discussed in "SPECIAL REDEMPTION, LIQUIDATION AND INVESTMENT IN A NEW TRUST," a Unitholder may elect to become a Rollover Unitholder. To the extent a Rollover Unitholder exchanges his or her Units for Units of the New Trust in a taxable transaction, such Unitholder will recognize gains, if any, but generally will not be entitled to a deduction for any losses recognized upon the disposition of any Securities pursuant to such exchange to the extent that such Unitholder is considered the owner of substantially identical securities under the wash sale provisions of the Code taking into account such Unitholder's deemed ownership of the securities underlying the Units in the New Trust in the manner described above, if such substantially identical securities were acquired within a period beginning 30 days before and ending 30 days after such disposition under the wash sale provisions contained in
Section 1091 of the Code. In the event a loss is disallowed under the wash sale provisions, special rules contained in Section 1091(d) of the Code apply to determine the Unitholder's tax basis in the securities acquired. Rollover Unitholders are advised to consult their tax advisers.

  Computation of the Unitholder's Tax Basis. Initially, a Unitholder's tax basis in his or her Units will generally equal the price paid by such Unitholder for his or her Units. The cost of the Units is allocated among the Securities held by the Trust in accordance with the proportion of the fair market values of such Securities on the valuation date nearest the date the Units are purchased in order to determine such Unitholder's tax basis for his or her pro rata portion of each Security.

  A Unitholder's tax basis in his or her Units and his or her pro rata portion of a Security held by a Trust will be reduced to the extent dividends paid with respect to such Security are received by the Trust which are not taxable as ordinary income as described above.

  General. Each Unitholder will be requested to provide the Unitholder's taxpayer identification number to the Trustee and to certify that the Unitholder has not been notified that payments to the Unitholder are subject to back-up withholding. If the proper taxpayer identification number and appropriate certification are not provided when requested, distributions by the Trust to such Unitholder (including amounts received upon the redemption of Units) will be subject to back-up withholding. Distributions by the Trust (other than those that are not treated as United States source income, if any) will generally be subject to United States income taxation and withholding in the case of Units held by non-resident alien individuals, foreign corporations or other non-United States persons. Such persons should consult their tax advisers.

  In general, income that is not effectively connected to the conduct of a trade or business within the United States that is earned by non-U.S. Unitholders and derived from dividends of foreign corporations will not be subject to U.S. withholding tax provided that less than 25 percent of the gross income of the foreign corporation for a three-year period ending with the close of its taxable year preceding the year of payment was effectively connected to the conduct of a trade or business within the United States. In addition, such earnings may be exempt from U.S. withholding pursuant to a specific treaty between the United States and a foreign country. Non-U.S. Unitholders should consult their own tax advisers regarding the imposition of U.S. withholding on distributions from the Trust.

  It should be noted that payments to a Trust of dividends on Securities that are attributable to foreign corporations may be subject to foreign withholding taxes and Unitholders should consult their tax advisers regarding the potential tax consequences relating to the payment of any such withholding taxes by a Trust. Any dividends withheld as a result thereof will nevertheless be treated as income to the Unitholders. Because under the grantor trust rules, an investor is deemed to have paid directly his share of foreign taxes that have been paid or accrued, if any, an investor may be entitled to a foreign tax credit or deduction for United States tax purposes with respect to such taxes. A required holding period is imposed for such credits. Investors should consult their tax advisers with respect to foreign withholding taxes and foreign tax credits.

  At the termination of a Trust, the Trustee will furnish to each Unitholder a statement containing information relating to the dividends received by the Trust on the Securities, the gross proceeds received by the Trust from the disposition of any Security (resulting from redemption or the sale of any Security) and the fees and expenses paid by the Trust. The Trustee will also furnish annual information returns to Unitholders and the Internal Revenue Service.

  Unitholders desiring to purchase Units for tax-deferred plans and IRAs should consult their broker for details on establishing such accounts. Units may also be purchased by persons who already have self-directed plans established. See "RETIREMENT PLANS."

  In the opinion of Carter, Ledyard & Milburn, Special Counsel to the Trusts for New York tax matters, under the existing income tax laws of the State of New York, each Trust is not an association taxable as a corporation and the income of each Trust will be treated as the income of the Unitholders thereof.

  The foregoing discussion relates only to the tax treatment of U.S. Unitholders ("U.S. Unitholder") with regard to federal and certain aspects of New York State and City income taxes. Unitholders may be subject to taxation in New York or in other jurisdictions and should consult their own tax advisers in this regard. As used herein, the term "U.S. Unitholder" means an owner of a Unit in a Trust that (a) is (i) for United States federal income tax purposes a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source or (b) does not qualify as a U.S. Unitholder in paragraph (a) but whose income from a Unit is effectively connected with such Unitholder's conduct of a United States trade or business. The term also includes certain former citizens of the United States whose income and gain on the Units will be taxable. Unitholders should consult their tax advisers regarding potential foreign, state or local taxation with respect to the Units.

Retirement Plans

  Units of the Trusts may be well suited for purchase by Individual Retirement Accounts, Keogh Plans, pension funds and other tax-deferred retirement plans. Generally the Federal income tax relating to capital gains and income received in each of the foregoing plans is deferred until distributions are received. Distributions from such plans are generally treated as ordinary income but may, in some cases, be eligible for special averaging or tax-deferred rollover treatment. Investors considering participation in any such plan should review specific tax laws related thereto and should consult their attorneys or tax advisers with respect to the establishment and maintenance of any such plan. Such plans are offered by brokerage firms and other financial institutions. Fees and charges with respect to such plans may vary.

Trust Operating Expenses

  No annual advisory fee is charged to the Trusts by the Sponsor. The Sponsor and/or its affiliates do, however, receive an annual fee as set forth in "Risk/Return Summary--Fees and Expenses" in Part A of the Prospectus for maintaining surveillance over the portfolio and for performing certain administrative services for the Trust (the "Sponsor's Supervisory Fee"). In providing such supervisory services, the Sponsor may purchase research from a variety of sources, which may include dealers of the Trusts. If so provided in Part A of the Prospectus, the Sponsor may also receive an annual fee for providing bookkeeping and administrative services for a Trust (the "Bookkeeping and Administrative Fee"). Such services include, but are not limited to, the preparation of comprehensive tax statements and providing account information to the Unitholders. If so provided in Part A of the Prospectus, the Evaluator may also receive an annual fee for performing evaluation services for the Trusts (the "Evaluator's Fee"). In addition, if so provided in Part A of the Prospectus, a Trust may be charged an annual licensing fee to cover licenses for the use of service marks, trademarks, trade names and intellectual property rights and/or for the use of databases and research. Estimated annual Trust expenses are as set forth in Part A of this Prospectus; if actual expenses are higher than the estimate, the excess will be borne by the Trust. The estimated expenses do not include the brokerage commissions and other transactional fees payable by the Trust in purchasing and selling Securities.

  Creation and Development Fee. As set forth in Part A of the Prospectus, the Sponsor will also receive a fee from a Trust for creating and developing the Trust, including determining the Trust objectives, policies, composition and size, selecting service providers and information services and for providing other similar administrative and ministerial functions. The Trust pays this "creation and development fee" as a percentage of the Trust's average daily net asset value during the life of the Trust. In connection with the creation and development fee, in no event will the Sponsor collect over the life of the Trust more than the amount provided in Part A of the Prospectus. The Sponsor will not use this fee to pay distribution expenses or as compensation for sales efforts.

  The Trustee receives for ordinary recurring services an annual fee for each Trust as set forth in "Risk/Return Summary--Fees and Expenses" appearing in Part A of this Prospectus. The Trustee's Fee may be periodically adjusted in response to fluctuations in short-term interest rates (reflecting the cost to the Trustee of advancing funds to a Trust to meet scheduled distributions). In addition, the Sponsor's Supervisory Fee, Bookkeeping and Administrative Fee, Evaluator's Fee and the Trustee's Fee may be adjusted in accordance with the cumulative percentage increase of the United States Department of Labor's Consumer Price Index entitled "All Services Less Rent of Shelter" since the establishment of the Trusts. In addition, with respect to any fees payable to the Sponsor or an affiliate of the Sponsor for providing bookkeeping and other administrative services, supervisory services and evaluation services, such individual fees may exceed the actual costs of providing such services for a Trust, but at no time will the total amount received for such services, in the aggregate, rendered to all unit investment trusts of which John Nuveen & Co. Incorporated is the Sponsor in any calendar year exceed the actual cost to the Sponsor or its affiliates of supplying such services, in the aggregate, in such year. The Trustee has the use of funds, if any, being held in the Income and Capital Accounts of each Trust for future distributions, payment of expenses and redemptions. These Accounts are non-interest bearing to Unitholders. Pursuant to normal banking procedures, the Trustee benefits from the use of funds held therein. Part of the Trustee's compensation for its services to the Trusts is expected to result from such use of these funds.

  The following are additional expenses of the Trusts and, when paid by or are owed to the Trustee, are secured by a lien on the assets of the Trust or Trusts to which such expenses are allocable: (1) the expenses and costs of any action undertaken by the Trustee to protect the Trusts and the rights and interests of the Unitholders; (2) all taxes and other governmental charges upon the Securities or any part of the Trusts (no such taxes or charges are being levied or made or, to the knowledge of the Sponsor, contemplated); (3) amounts payable to the Trustee as fees for ordinary recurring services and for extraordinary non-recurring services rendered pursuant to the Indenture, all disbursements and expenses, including counsel fees (including fees of counsel which the Trustee may retain) sustained or incurred by the Trustee in connection therewith; and (4) any losses or liabilities accruing to the Trustee without negligence, bad faith or willful misconduct on its part. The expenses are paid monthly and the Trustee is empowered to sell Securities in order to pay these amounts if funds are not otherwise available in the applicable Income and Capital Accounts.

  Unless the Sponsor determines that an audit is not required, the Indenture requires each Trust to be audited on an annual basis at the expense of the Trust by independent public accountants selected by the Sponsor. The Trustee shall not be required, however, to cause such an audit to be performed if its cost to a Trust shall exceed $.005 per Unit on an annual basis. Unitholders of a Trust covered by an audit may obtain a copy of the audited financial statements upon request.

Distributions to Unitholders

  The Trustee will distribute any net income received with respect to any of the Securities in a Trust on or about the Income Distribution Dates to Unitholders of record on the preceding Income Record Date. See "Distributions" in Part A of this Prospectus. Persons who purchase Units will commence receiving distributions only after such person becomes a Record Owner. Notification to the Trustee of the transfer of Units is the responsibility of the purchaser, but in the normal course of business such notice is provided by the selling broker/dealer. Proceeds received on the sale of any Securities in a Trust, to the extent not used to meet redemptions of Units, pay the deferred sales charge or pay expenses will be distributed on the last business day of each month if the amount available for distribution equals at least $1.00 per 100 Units ("Capital Distribution Dates") to Unitholders of record on the fifteenth day of each applicable month ("Capital Record Dates"). The Trustee is not required to pay interest on funds held in the Capital Account of a Trust (but may itself earn interest thereon and therefore benefit from the use of such funds). A Unitholder's pro rata portion of the Capital Account, less expenses, will be distributed as part of the final liquidation distribution.

  It is anticipated that the deferred sales charge will be collected from the Capital Account of the Trusts and that amounts in the Capital Account will be sufficient to cover the cost of the deferred sales charge. To the extent that amounts in the Capital Account are insufficient to satisfy the then current deferred sales charge obligation, Securities may be sold to meet such shortfall. Distributions of amounts necessary to pay the deferred portion of the sales charge will be made to an account designated by the Sponsor for purposes of satisfying a Unitholder's deferred sales charge obligations.

  Under regulations issued by the Internal Revenue Service, the Trustee is required to withhold a specified percentage of any distribution made by a Trust if the Trustee has not been furnished the Unitholder's tax identification number in the manner required by such regulations. Any amount so withheld is transmitted to the Internal Revenue Service and may be recovered by the Unitholder under certain circumstances by contacting the Trustee, otherwise the amount may be recoverable only when filing a tax return. Under normal circumstances, the Trustee obtains the Unitholder's tax identification number from the selling broker. However, a Unitholder should examine his or her statements from the Trustee to make sure that the Trustee has been provided a certified tax identification number in order to avoid this possible "back-up withholding." In the event the Trustee has not been previously provided such number, one should be provided as soon as possible.

  Within a reasonable time after a Trust is terminated, each Unitholder who is not a Rollover Unitholder will, upon surrender of his Units for redemption, receive (i) the pro rata share of the amounts realized upon the disposition of Securities, unless he or she elects an In-Kind Distribution as described under "REDEMPTION" and (ii) a pro rata share of any other assets of such Trust, less expenses of such Trust.

  The Trustee will credit to the Income Account of a Trust any dividends received on the Securities therein. All other receipts (e.g., return of capital, etc.) are credited to the Capital Account of a Trust.

  The Trustee may establish reserves (the "Reserve Account") within a Trust for state and local taxes, if any, and any governmental charges payable out of such Trust.

  Distribution Reinvestment. Any Unitholder may elect to have each distribution on Units, other than the final liquidating distribution in connection with the termination of a Trust or Mid-term liquidating distribution for Mid-term Rollover Unitholders, automatically reinvested in additional Units of such Trust without additional sales charges. If you elect to have distributions reinvested into additional Units of your Trust, in addition to the reinvestment Units you receive you will also be credited additional Units with a dollar value at the time of reinvestment sufficient to offset the amount of any remaining deferred sales charge to be collected on such reinvestment Units. The dollar value of these additional Units (as with all Units) will fluctuate over time. If Part A of the Prospectus provides for Second Year Deferred Sales Charges for a Trust, any Units purchased prior to the Second Year Commencement Date will be credited such additional Units to offset the Second Year Deferred Sales Charges following the Second Year Commencement Date.

  Each person who purchases Units of a Trust may elect to participate in the reinvestment option by notifying the Trustee in writing of their election. Reinvestment may not be available in all states. Notification to the Trustee must be received within one year after the Initial Date of Deposit. So long as the election is received by the Trustee at least 10 days prior to the Record Date for a given distribution, each subsequent distribution of income and/or capital, as selected by the Unitholder, will be automatically applied by the Trustee to purchase additional Units of a Trust. It should be remembered that even if distributions are reinvested, they are still treated as distributions for income tax purposes.

Accumulation Plan

  The Sponsor is also the principal underwriter of several open-end mutual funds (the "Accumulation Funds") into which Unitholders may choose to reinvest Trust distributions. Unitholders may elect to reinvest income and capital distributions automatically, without any sales charge. Each Accumulation Fund has investment objectives which differ in certain respects from those of the Trusts and may invest in Securities which would not be eligible for deposit in the Trusts. Further information concerning the Accumulation Plan and a list of Accumulation Funds is set forth in the Information Supplement of this Prospectus, which may be obtained by contacting the Trustee at (800) 257-8787.

  Participants may at any time, by so notifying the Trustee in writing, elect to change the Accumulation Fund into which their distributions are being reinvested, to change from capital only reinvestment to reinvestment of both capital and income or vice versa, or to terminate their participation in the Accumulation Plan altogether and receive future distributions on their Units in cash. Such notice will be effective as of the next Record Date occurring at least 10 days after the Trustee's receipt of the notice. There will be no charge or other penalty for such change of election or termination. The character of Trust distributions for income tax purposes will remain unchanged even if they are reinvested in an Accumulation Fund.

Reports to Unitholders

  The Trustee shall furnish Unitholders of a Trust in connection with each distribution, a statement of the amount of income, if any, and the amount of other receipts (received since the preceding distribution) being distributed, expressed in each case as a dollar amount representing the pro rata share of each Unit of a Trust outstanding. Within a reasonable period of time after the end of each calendar year, the Trustee shall furnish to each person, who at any time during the calendar year was a registered Unitholder of a Trust, a statement with respect to such Trust that provides (1) a summary of transactions in the Trust for such year; (2) any Security sold during the year and the Securities held at the end of such year by the Trust; (3) the redemption price per Unit based upon a computation thereof on the 31st day of December of such year (or the last business day prior thereto); and (4) amounts of income and capital distributed during such year.

  In order to comply with Federal and state tax reporting requirements, Unitholders will be furnished, upon request to the Trustee, evaluations of the Securities in the Trusts.

Unit Value and Evaluation

  The value of a Trust is determined by the Trustee on the basis of (1) the cash on hand in the Trust other than cash deposited in the Trust to purchase Securities at the Evaluation Time not applied to the purchase of such Securities; (2) the aggregate value of the Securities held in the Trust, as determined by the Evaluator on the basis of the aggregate underlying value of the Securities in the Trust next computed; (3) dividends receivable on the Securities trading ex-dividend as of the date of computation; and (4) all other assets of the Trust; and deducting therefrom: (1) amounts representing any applicable taxes or governmental charges and amounts due the Sponsor or Trustee for indemnification or extraordinary expenses payable out of such Trust for which no deductions had been made for the purpose of additions to the Reserve Account; (2) any amounts owing to the Trustee for its advances;
(3) an amount representing estimated accrued expenses of the Trust, including, but not limited to, unpaid fees and expenses of the Trustee (including legal fees) and the Sponsor; (4) amounts representing unpaid organization costs; (5) cash held for distribution to Unitholders of record of the Trust or for redemption of tendered Units as of the business day prior to the evaluation being made; and (6) other liabilities incurred by the Trust. The result of such computation is divided by the number of Units of such Trust outstanding as of the date thereof and rounded to the nearest cent to determine the per Unit value ("Unit Value") of such Trust. The Trustee may determine the aggregate value of the Securities in the Trust in the following manner: if the Securities are listed on a foreign or U.S. securities exchange or The NASDAQ Stock Market, Inc. ("listed Securities"), this evaluation is generally based on the most recent closing sale price prior to or on the Evaluation Time on that exchange or that system where the Securities are principally traded (if a listed Security is listed on the New York Stock Exchange ("NYSE") the closing sale price on the NYSE shall apply) or, if there is no closing sale price on that exchange or system, at the closing bid prices (ask prices for primary market purchases). If the Securities are not so listed, the evaluation shall generally be based on the current bid prices at the Evaluation Time (ask prices for primary market purchases) on the over-the-counter market (unless it is determined that these prices are inappropriate as a basis for valuation). If current bid prices (ask prices for primary market purchases) are unavailable, the evaluation is generally determined (a) on the basis of current bid prices (ask prices for primary market purchases) for comparable securities, (b) by appraising the value of the Securities on the bid side (ask side for primary market purchases) of the market or (c) by any combination of the above. For foreign Securities the aggregate underlying value of the Securities during the initial offering period is computed on the basis of the offering side value of the relevant currency exchange rate expressed in U.S. dollars as of the Evaluation Time. After the initial offering period has ended, the aggregate underlying value of the foreign Securities is computed on the basis of the bid side value of the relevant currency exchange rate expressed in U.S. dollars as of the Evaluation Time.

  Except in those cases in which the Securities are listed on a national or foreign securities exchange or The NASDAQ Stock Market, Inc., and the closing sales prices are used and except for Trust Fund Evaluations required by the Indenture in determining Redemption Price, during the initial offering period, the evaluations of the Securities shall generally be made in the manner described above based on the closing ask or offering prices of the Securities rather than the closing bid prices and on current offering side exchange rates.

  With respect to any Security not listed on a foreign or U.S. securities exchange or The NASDAQ Stock Market, Inc. or, with respect to a Security so listed but in the unusual circumstance in which the Evaluator deems the closing sale price on the relevant exchange to be inappropriate as a basis for valuation, upon the Evaluator's request, the Sponsor shall, from time to time, designate one or more evaluation services or other sources of information on which the Evaluator shall be authorized conclusively to rely in evaluating such Security, and the Evaluator shall have no liability for any errors in the information so received. The cost thereof shall be an expense reimbursable to the Trustee from the Income and Capital Accounts.

Distributions of Units to the Public

  Nuveen, in addition to being the Sponsor, is the sole Underwriter of the Units. It is the intention of the Sponsor to qualify Units of the Trusts for sale under the laws of substantially all of the states of the United States of America.

  Promptly following the deposit of Securities in exchange for Units of the Trusts, it is the practice of the Sponsor to place all of the Units as collateral for a letter or letters of credit from one or more commercial banks under an agreement to release such Units from time to time as needed for distribution. Under such an arrangement the Sponsor pays such banks compensation based on the then current interest rate. This is a normal warehousing arrangement during the period of distribution of the Units to public investors. To facilitate the handling of transactions, sales of Units shall be limited to transactions involving a minimum of either $1,000 or 100 Units ($500 or nearest whole number of Units whose value is less than $500 for IRA purchases), whichever is less. The Sponsor reserves the right to reject, in whole or in part, any order for the purchase of Units.

  The Sponsor plans to allow a discount to brokers and dealers in connection with the distribution of Units. The amounts of such discounts are set forth in Part A of this Prospectus.

  The Sponsor may maintain a secondary market for Units of each Trust. See "MARKET FOR UNITS."

  The Sponsor reserves the right to change the amount of the dealer concessions set forth in Part A of this Prospectus from time to time.

  For Units purchased during the initial offering period by Unitholders who utilize redemption or termination proceeds from other Nuveen-sponsored unit investment trusts and receive the sales charge applicable for "Rollover Purchases" as described in Part A of the Prospectus, dealers are entitled to receive the concession applicable for "Rollover Purchases" as provided in Part A of the Prospectus.

  Initially, for Nuveen Five-Year Sector Portfolios, Nuveen Five-Year Legacy Portfolios and Arvest Regional ImpactTM Portfolios, the Sponsor plans to allow a concession to selling dealers in the secondary market of 3.5% of the Public Offering Price for non-breakpoint purchases of Units in a given transaction. The concession paid to dealers is reduced or eliminated in connection with Units sold in transactions to investors that receive reduced sales charges based on the number of Units sold or in connection with Units sold in Wrap Account Purchases and to other investors entitled to the sales charge reduction applicable for Wrap Account Purchases as provided in "PUBLIC OFFERING PRICE", as shown below. Commencing with the last day of the month following the end of the deferred sales charge period, the concession will be 65% of the then current maximum sales charge at the appropriate breakpoint level.

                                                                           %
                                                                        Discount
        Number of Units*                                                per Unit
        ----------------                                                --------
        Less than 5,000................................................   3.50
        5,000 to 9,999.................................................   3.25
        10,000 to 24,999...............................................   3.00
        25,000 to 49,999...............................................   2.50
        50,000 to 99,999...............................................   1.50
        100,000 or more................................................   0.75
        Wrap Account Purchases.........................................   0.00

            --------
            * Sales charge reductions are computed both on a
              dollar basis and on the basis of the number of Units purchased, using the equivalent of 5,000 Units to $50,000, 10,000 Units to $100,000 etc.,
              and will be applied on that basis which is more favorable to you and may result in a reduction in the discount per Unit.

  Volume incentives can be earned as a marketing allowance by Eligible Dealer Firms who reach cumulative firm sales or sales arrangement levels of a specified dollar amount of the Nuveen--The Dow 5SM Portfolios and Nuveen--The Dow 10SM Portfolios sold in the primary market from January 3, 2000 through December 31, 2000 (the "Incentive Period"), as set forth in the table below. Eligible Dealer Firms are dealers that are providing marketing support for Nuveen unit trusts in the form of 1) distributing or permitting the distribution of marketing materials and other product information, 2) providing Nuveen representatives access to the dealer's branch offices, and 3) generally facilitating the placement of orders by the dealer's registered representatives such as putting Nuveen unit trusts on their order entry screens. Eligible Dealer Firms will not include firms that solely provide clearing services to broker/dealer firms. For firms that meet the necessary volume level, volume incentives may be given on all trades involving the applicable trusts originated from or by that firm during such trusts' primary offering period.

     Total dollar amount sold
      over Incentive Period                        Volume Incentive
   ----------------------------  ----------------------------------------------------
   $ 10,000,000 to $ 49,999,999  0.10% on sales up to $49,999,999
   $ 50,000,000 to $ 99,999,999  0.15% on sales between $50,000,000 and $99,999,999
   $100,000,000 to $199,999,999  0.20% on sales between $100,000,000 and $199,999,999
   $200,000,000 or more          0.25% on sales over $200,000,000

  In addition, volume incentives can be earned as a marketing allowance by Eligible Dealer Firms who reach cumulative firm sales or sales arrangement levels of a specified dollar amount of Nuveen unit trusts (other than any series of the Nuveen--The Dow 5SM Portfolios and Nuveen--The Dow 10SM Portfolios) sold in the primary or secondary market during any quarter as set forth in the table below. For purposes of determining the applicable volume incentive rate for a given quarter, the dollar amount of all units sold over the current and three previous quarters (the "Measuring Period") is aggregated. The volume incentive received by the dealer firm will equal the dollar amount of units sold during the current quarter times the highest applicable rate for the Measuring Period. For firms that meet the necessary volume level, volume incentives may be given on all applicable trades originated from or by that firm.

    Total dollar amount sold
     over Measuring Period                            Volume Incentive
   --------------------------                 --------------------------------
   $ 5,000,000 to $ 9,999,999                 0.10% of current quarter sales
   $10,000,000 to $19,999,999                 0.125% of current quarter sales
   $20,000,000 to $49,999,999                 0.1375% of current quarter sales
   $50,000,000 or more                        0.15% of current quarter sales

Only sales through the Sponsor qualify for volume incentives and for meeting minimum requirements. The Sponsor reserves the right to modify or change the volume incentive schedule at any time and make the determination as to which firms qualify for the marketing allowance and the amount paid.

  Firms are not entitled to receive any dealer concession or volume incentives for any sales made to investors which qualified as Discounted Purchases (as defined in "PUBLIC OFFERING PRICE") during the primary or secondary market. (See "PUBLIC OFFERING PRICE.")

Ownership and Transfer of Units

  The ownership of Units is evidenced by registered Certificates unless the Unitholder expressly requests that ownership be evidenced by a book entry position recorded on the books and records of the Trustee. The Trustee is authorized to treat as the owner of Units that person who at the time is registered as such on the books of the Trustee. Any Unitholder who holds a Certificate may change to book entry ownership by submitting to the Trustee the Certificate along with a written request that the Units represented by such Certificate be held in book entry form. Likewise, a Unitholder who holds

Units in book entry form may obtain a Certificate for such Units by written request to the Trustee. Units may be held in denominations of one Unit or any multiple or fraction thereof. Fractions of Units are computed to three decimal places. Any Certificates issued will be numbered serially for identification, and are issued in fully registered form, transferable only on the books of the Trustee. Book entry Unitholders will receive a Book Entry Position Confirmation reflecting their ownership.

  Units are transferable by making a written request to the Trustee and, in the case of Units evidenced by Certificate(s), by presenting and surrendering such Certificate(s) to the Trustee, The Chase Manhattan Bank, at 4 New York Plaza, New York, NY 10004-2413, properly endorsed or accompanied by a written instrument or instruments of transfer. The Certificate(s) should be sent registered or certified mail for the protection of the Unitholders. Each Unitholder must sign such written request, and such Certificate(s) or transfer instrument, exactly as his name appears on (a) the face of the Certificate(s) representing the Units to be transferred, or (b) the Book Entry Position Confirmation(s) relating to the Units to be transferred. Such signature(s) must be guaranteed by a guarantor acceptable to the Trustee. In certain instances the Trustee may require additional documents such as, but not limited to, trust instruments, certificates of death, appointments as executor or administrator or certificates of corporate authority. Mutilated Certificates must be surrendered to the Trustee in order for a replacement Certificate to be issued. Although at the date hereof no charge is made and none is contemplated, a Unitholder may be required to pay $2.00 to the Trustee for each Certificate reissued or transfer of Units requested and to pay any governmental charge which may be imposed in connection therewith.

Replacement of Lost, Stolen or Destroyed Certificates

  To obtain a new Certificate replacing one that has been lost, stolen, or destroyed, the Unitholder must furnish the Trustee with sufficient indemnification and pay such expenses as the Trustee may incur. This indemnification must be in the form of an Open Penalty Bond of Indemnification. The premium for such an indemnity bond may vary, but currently amounts to 1% of the market value of the Units represented by the Certificate. In the case however, of a Trust as to which notice of termination has been given, the premium currently amounts to 0.5% of the market value of the Units represented by such Certificate.

Redemption

  Unitholders may redeem all or a portion of their Units by (1) making a written request for such redemption (book entry Unitholders may use the redemption form on the reverse side of their Book Entry Position Confirmation) to the Trustee at 4 New York Plaza, New York NY 10004-2413 (redemptions of 1,000 Units or more will require a signature guarantee), (2) in the case of Units evidenced by a Certificate, by also tendering such Certificate to the Trustee, duly endorsed or accompanied by proper instruments of transfer with signatures guaranteed as explained above, or provide satisfactory indemnity required in connection with lost, stolen or destroyed Certificates and (3) payment of applicable governmental charges, if any. Certificates should be sent only by registered or certified mail to minimize the possibility of their being lost or stolen. (See "OWNERSHIP AND TRANSFER OF UNITS.") No redemption fee will be charged. A Unitholder may authorize the Trustee to honor telephone instructions for the redemption of Units held in book entry form. Units represented by Certificates may not be redeemed by telephone. The proceeds of Units redeemed by telephone will be sent by check either to the Unitholder at the address specified on his account or to a financial institution specified by the Unitholder for credit to the account of the Unitholder. A Unitholder wishing to use this method of redemption must complete a Telephone Redemption Authorization Form and furnish the Form to the Trustee. Telephone Redemption Authorization Forms can be obtained from a Unitholder's registered representative or by calling the Trustee. Once the completed Form is on file, the Trustee will honor telephone redemption requests by any authorized person. The time a telephone redemption request is received determines the "date of tender" as discussed below. The redemption proceeds will be mailed within three business days following the telephone redemption request. Only Units held in the name of individuals may be redeemed by telephone; accounts registered in broker name, or accounts of corporations or fiduciaries (including among others, trustees, guardians, executors and administrators) may not use the telephone redemption privilege.

  On the third business day following the date of tender, the Unitholder will be entitled to receive in cash for each Unit tendered an amount equal to the Unit Value of such Trust determined by the Trustee, as of 4:00 p.m. eastern time, or as of any earlier closing time on a day on which the Exchange is scheduled in advance to close at such earlier time, on the date of tender as defined hereafter ("Redemption Price"). During the period ending with the earlier of six months after the Initial Date of Deposit or the end of the initial offering period, the Redemption Price per Unit includes estimated organization costs per Unit. After such period, the Redemption Price will not include such estimated organization costs. See "Risk/Return Summary--Fees and Expenses" in Part A of the Prospectus. The price received upon redemption may be more or less than the amount paid by the Unitholder depending on the value of the Securities on the date of tender. Units subject to a deferred sales charge which are tendered for redemption prior to such time as the entire deferred sales charge on such Units has been collected will be assessed the amount of the remaining deferred sales charge at the time of redemption. However, if so provided in Part A of the Prospectus, Unitholders who elect to roll their Units into a new series of the Trust or a trust with a similar investment strategy during the Mid-term Special Redemption and Liquidation Period or Unithholders who sell or redeem their Units prior to the Second Year Commencement Date will not be subject to the Second Year Deferred Sales Charge and accordingly are only responsible for the remaining First Year Deferred Sales Charge. In addition, in the event of the death of a Unitholder within the one-year period prior to redemption, any deferred sales charge remaining at the time of redemption shall be waived. Unitholders should check with the Trustee or their broker to determine the Redemption Price before tendering Units.

  The "date of tender" is deemed to be the date on which the request for redemption of Units is received in proper form by the Trustee, except that a redemption request received after 4:00 p.m. eastern time, or as of any earlier closing time on a day on which the Exchange is scheduled in advance to close at such earlier time, or on any day on which the Exchange is normally closed, the date of tender is the next day on which such Exchange is normally open for trading and such request will be deemed to have been made on such day and the redemption will be effected at the Redemption Price computed on that day.

  If so provided in Part A of the Prospectus, any Unitholder tendering at least 1,000 Units of a Trust for redemption or whose Units are worth $10,000 may request by written notice submitted at the time of tender from the Trustee, in lieu of a cash redemption, a distribution of shares of Securities in an amount and value of Securities per Unit equal to the Redemption Price Per Unit, as determined as of the evaluation next following tender. In-kind distributions ("In-Kind Distributions") shall be made by the Trustee through the distribution of each of the Securities in book-entry form to the account of the Unitholder's bank or broker/dealer at the Depository Trust Company. An In-Kind Distribution will be reduced by customary transfer and registration charges. The tendering Unitholder will receive his pro rata number of whole shares of each of the Securities comprising a portfolio and cash from the Capital Account equal to the fractional shares to which the tendering Unitholder is entitled. The Trustee may adjust the number of shares of any issue of Securities included in a Unitholder's In-Kind Distribution to facilitate the distribution of whole shares, such adjustment to be made on the basis of the value of Securities on the date of tender. If funds in the Capital Account are insufficient to cover the required cash distribution to the tendering Unitholder, the Trustee may sell Securities in the manner described below. In-Kind distributions are not available for foreign securities not traded on a U.S. securities exchange.

  Under regulations issued by the Internal Revenue Service, the Trustee may be required to withhold a specified percentage of the principal amount of a Unit redemption if the Trustee has not been furnished the redeeming Unitholder's tax identification number in the manner required by such regulations. For further information regarding this withholding, see "DISTRIBUTIONS TO UNITHOLDERS." In the event the Trustee has not been previously provided such number, one must be provided at the time redemption is requested.

  Any amounts paid on redemption representing income shall be withdrawn from the Income Account of a Trust to the extent that funds are available for such purpose, or from the Capital Account. All other amounts paid on redemption shall be withdrawn from the Capital Account.

  The Trustee is empowered to sell Securities of the Trust in order to make funds available for redemption. To the extent that Securities are sold, the size and diversity of the Trust will be reduced. Such sales may be required at a time when Securities would not otherwise be sold and might result in lower prices than might otherwise be realized.

  The Redemption Price per Unit during the secondary market will be determined on the basis of the Unit Value of the Trust as of the Evaluation Time. After the period ending with the earlier of six months after the Initial Date of Deposit or the end of the initial offering period, the Redemption Price will not include estimated organization costs. See "Risk/Return Summary--Fees and Expenses" in Part A of the Prospectus. See "UNIT VALUE AND EVALUATION" for a more detailed discussion of the factors included in determining Unit Value. The Redemption Price per Unit will be assessed the amount, if any, of the remaining deferred sales charge at the time of redemption.

  The right of redemption may be suspended and payment postponed for any period during which the New York Stock Exchange is closed, other than for customary weekend and holiday closings, or during which the Securities and Exchange Commission determines that trading on the New York Stock Exchange is restricted or any emergency exists, as a result of which disposal or evaluation of the Securities is not reasonably practicable, or for such other periods as the Securities and Exchange Commission may by order permit. Under certain extreme circumstances, the Sponsor may apply to the Securities and Exchange Commission for an order permitting a full or partial suspension of the right of Unitholders to redeem their Units. The Trustee is not liable to any person in any way for any loss or damage which may result from any such suspension or postponement.

Special Redemption, Liquidation and Investment in a New Trust

  If so provided in Part A of the Prospectus for applicable Strategy Trusts, it is expected that a special redemption and liquidation will be made of all Units of a Trust held by any Unitholder (a "Rollover Unitholder") who affirmatively notifies the Trustee in writing by the appropriate Rollover Notification Date specified in "Rollover Trusts" in Part A of this Prospectus that he or she desires to participate as a Rollover Unitholder.

  All Units of Rollover Unitholders will be redeemed In-Kind during the appropriate Special Redemption and Liquidation Period as determined by the Sponsor and the underlying Securities will be distributed to the Distribution Agent (currently the Trustee) on behalf of the Rollover Unitholders. During the appropriate Special Redemption and Liquidation Period (as set forth in "Rollover Trusts" in Part A of the Prospectus), the Distribution Agent will be required to sell all of the underlying Securities on behalf of Rollover Unitholders. The sales proceeds will be net of brokerage fees, governmental charges or any expenses involved in the sales.

  The Distribution Agent may engage the Sponsor, as its agent, or other brokers to sell the distributed Securities. The Securities will be sold as quickly as is practicable during the appropriate Special Redemption and Liquidation Period. The Sponsor does not anticipate that the period will be longer than one or two days, given that the Securities are usually highly liquid. The liquidity of any Security depends on the daily trading volume of the Security and the amount that the Sponsor has available for sale on any particular day.

  The Rollover Unitholders' proceeds will be invested in a New Trust or a trust with a similar investment strategy (as selected by the Unitholder), if then registered and being offered. The proceeds of redemption will be used to buy New Trust units as the proceeds become available. Any Rollover Unitholder may thus be redeemed out of a Trust and become a holder of an entirely different trust, a New Trust, with a different portfolio of Securities. In accordance with the Rollover Unitholders' offer to purchase the New Trust units, the proceeds of the sales (and any other cash distributed upon redemption) are expected to be invested in a New Trust, at the public offering price, including the applicable sales charge per Unit specified in Part A of that trust's Prospectus.

  The Sponsor intends to create the New Trust units as quickly as possible, depending upon the availability and reasonably favorable prices of the Securities included in a New Trust portfolio, and it is intended that Rollover Unitholders will be given first priority to purchase the New Trust units. The Sponsor may also permit Rollover Unitholders to elect to have their proceeds invested in a trust with a similar investment strategy, if such trust is then registered in the Unitholder's state of residence and being offered. There can be no assurance, however, as to the exact timing of the creation of the New Trust units or the aggregate number of New Trust units which the Sponsor will create. The Sponsor may, in its sole discretion, stop creating new units (whether permanently or temporarily) at any time it chooses, regardless of whether all proceeds of the Special Redemption and Liquidation have been invested on behalf of Rollover Unitholders. Cash which has not been invested on behalf of the Rollover Unitholders in New Trust units will be distributed within a reasonable time after such occurrence. However, since the Sponsor can create units, the Sponsor anticipates that sufficient units can be created, although moneys in a New Trust may not be fully invested on the next business day.

  The process of redemption, liquidation, and investment in a New Trust is intended to allow for the fact that the portfolios selected by the Sponsor are chosen on the basis of growth potential only for the life of the Trust, at which point a new portfolio is chosen. A similar process of redemption, liquidation and investment in a New Trust may be available prior to the Mandatory Termination Date of the Trust.

  It should also be noted that Rollover Unitholders may realize taxable capital gains on the Special Redemption and Liquidation but, in certain circumstances, will not be entitled to a deduction for certain capital losses and, due to the procedures for investing in a New Trust, no cash would be distributed at that time to pay any taxes. Included in the cash for the applicable Special Redemption and Liquidation may be an amount of cash attributable to a Unitholder's final distribution of dividend income; accordingly, Rollover Unitholders also will not have cash from this source distributed to pay any taxes. (See "TAX STATUS.") Recently, legislation has been enacted that reduces the maximum stated marginal tax rate for certain capital gains for investments held for more than 1 year to 20% (10% in the case of certain taxpayers in the lowest tax bracket). Potential investors should consult their tax advisors regarding the potential effect of the Act on their investment in Units. In addition, it should be noted that legislative proposals are introduced from time to time that affect tax rates and could affect relative differences at which ordinary income and capital gains are taxed.

  In addition, during this period a Unitholder will be at risk to the extent that Securities are not sold and will not have the benefit of any stock appreciation to the extent that moneys have not been invested; for this reason, the Sponsor will be inclined to sell and purchase the Securities in as short a period as it can without materially adversely affecting the price of the Securities.

  Unitholders who do not inform the Distribution Agent that they wish to have their Units so redeemed and liquidated ("Remaining Unitholders") will not realize capital gains or losses due to the Special Redemption and Liquidation, and will not be charged any additional sales charge.

  The Sponsor may for any reason, in its sole discretion, decide not to sponsor the New Trusts or any subsequent series of the Trusts, without penalty or incurring liability to any Unitholder. If the Sponsor so decides, the Sponsor shall notify the Unitholders before the appropriate Special Redemption and

Liquidation Period. All Unitholders will then be remaining Unitholders, with rights to ordinary redemption as before. (See "REDEMPTION.") The Sponsor may modify the terms of the New Trusts or any subsequent series of the Trusts. The Sponsor may also modify, suspend or terminate the Rollover Option or any exchange option without notice except in certain limited circumstances. However, generally, the termination of the Rollover Option or an exchange option or a material amendment to such options requires notice of at least 60 days prior to the effective date of such termination or amendment.

Purchase of Units by the Sponsor

  The Trustee will notify the Sponsor of any tender of Units for redemption. If the Sponsor's bid in the secondary market at that time equals or exceeds the Redemption Price it may purchase such Units by notifying the Trustee before the close of business on the second succeeding business day and by making payment therefor to the Unitholder not later than the day on which payment would otherwise have been made by the Trustee. (See "REDEMPTION.") The Sponsor's current practice is to bid at the Redemption Price in the secondary market. Units held by the Sponsor may be tendered to the Trustee for redemption as any other Units.

Removal of Securities from the Trusts

  The portfolios of the Trusts are not "managed" by the Sponsor or the Trustee; their activities described herein are governed solely by the provisions of the Indenture. The Indenture provides that the Sponsor may (but need not) direct the Trustee to dispose of a Security in the following circumstances: (1) the issuer defaults in the payment of a dividend that has been declared and is due and payable; (2) any action or proceeding has been instituted restraining the payment of dividends or there exists any legal question or impediment affecting such Security; (3) the issuer of the Security has breached a covenant or warranty which would affect the payments of dividends, the credit standing of the issuer or otherwise impair the sound investment character of the Security;
(4) the issuer has defaulted on the payment on any other of its outstanding obligations; (5) the price of the Security declined to such an extent or other such credit factors exist so that in the opinion of the Sponsor, the retention of such Securities would be detrimental to a Trust; (6) all Securities in the Trust will be sold pursuant to the Trust's termination; (7) the sale of Securities is required when Units are tendered for redemption; (8) the sale of Securities is necessary to maintain the Trust as a "regulated investment company" if the Trust has made such election; (9) there has been a public tender offer made to a Security or a merger or acquisition is announced affecting a Security, and that in the Sponsor's opinion the sale or tender of the Security is in the best interest of Unitholders; or (10) for such other reasons provided in the Prospectus or the Indenture. Except as stated in this Prospectus, the acquisition by a Trust of any securities or other property other than the Securities is prohibited. Pursuant to the Indenture and with limited exceptions, the Trustee may sell any securities or other property acquired in exchange for Securities such as those acquired in connection with a merger or other transaction. If offered such new or exchanged securities or properties, the Trustee shall reject the offer. However, in the event such securities or property are nonetheless acquired by a Trust, they may be accepted for deposit in a Trust and either sold by the Trustee or held in a Trust pursuant to the direction of the Sponsor. Proceeds from the sale of Securities by the Trustee are credited to the Capital Account of a Trust for distribution to Unitholders or to meet redemptions.

  The Trustee may also sell Securities designated by the Sponsor, or if not so directed, in its own discretion, for the purpose of redeeming Units of a Trust tendered for redemption and the payment of expenses.

  The Sponsor, in designating Securities to be sold by the Trustee, will generally make selections in order to maintain, to the extent practicable, the proportionate relationship among the number of shares of individual issues of Securities. To the extent this is not practicable, the composition and diversity of the Securities may be altered. In order to obtain the best price for a Trust, it may be necessary for the Sponsor to specify minimum amounts (generally 100 shares) in which blocks of Securities are to be sold. The Sponsor may consider sales of Units of unit investment trusts which it sponsors in making recommendations to the Trustee as to the selection of broker/dealers to execute a Trust's portfolio transactions.

Information about the Trustee

  The Trustee is The Chase Manhattan Bank. Its address is 4 New York Plaza, New York, NY 10004-2413. The Trustee is subject to supervision and examination by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System and either the Comptroller of the Currency or state banking authorities.

Limitations on Liabilities of Sponsor and Trustee

  The Sponsor and the Trustee shall be under no liability to Unitholders for taking any action or for refraining from any action in good faith pursuant to the Indenture, or for errors in judgment, but shall be liable only for their own negligence, lack of good faith or willful misconduct. The Trustee shall not be liable for depreciation or loss incurred by reason of the sale by the Trustee of any of the Securities. In the event of the failure of the Sponsor to act under the Indenture, the Trustee may act thereunder and shall not be liable for any action taken by it in good faith under the Indenture.

  The Trustee shall not be liable for any taxes or other governmental charges imposed upon or in respect of the Securities or upon the interest thereon or upon it as Trustee under the Indenture or upon or in respect of any Trust which the Trustee may be required to pay under any present or future law of the United States of America or of any other taxing authority having jurisdiction. In addition, the Indenture contains other customary provisions limiting the liability of the Trustee.

Successor Trustees and Sponsors

  The Trustee or any successor trustee may resign by executing an instrument of resignation in writing and filing same with the Sponsor and mailing a copy of a notice of resignation to all Unitholders then of record. Upon receiving such notice, the Sponsor is required to promptly appoint a successor trustee. If the Trustee becomes incapable of acting or is adjudged a bankrupt or insolvent, or a receiver or other public officer shall take charge of its property or affairs, the Sponsor may remove the Trustee and appoint a successor by written instrument. The resignation or removal of a trustee and the appointment of a successor trustee shall become effective only when the successor trustee accepts its appointment as such. Any successor trustee shall be a corporation authorized to exercise corporate trust powers, having capital, surplus and undivided profits of not less than $5,000,000. Any corporation into which a trustee may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which a trustee shall be a party, shall be the successor trustee.

  If upon resignation of a trustee no successor has been appointed and has accepted the appointment within 30 days after notification, the retiring trustee may apply to a court of competent jurisdiction for the appointment of a successor.

  If the Sponsor fails to undertake any of its duties under the Indenture, and no express provision is made for action by the Trustee in such event, the Trustee may, in addition to its other powers under the Indenture (1) appoint a successor sponsor or (2) terminate the Indenture and liquidate the Trusts.

Information about the Sponsor

  Since our founding in 1898, Nuveen has been synonymous with investments that withstand the test of time. Today, we offer a broad range of investments designed for investors seeking to build and sustain their wealth. More than 1.5 million investors have entrusted Nuveen to help them maintain the lifestyle they currently enjoy.

  To meet the unique circumstances and financial planning needs of our investors, Nuveen offers a wide array of taxable and tax-free investment products--including equity and fixed-income mutual funds, defined portfolios, exchange-traded funds, customized asset management services and cash management products.

  Nuveen is a subsidiary of The John Nuveen Company which, in turn, is approximately 78% owned by the St. Paul Companies, Inc. ("St. Paul"). St. Paul is located in St. Paul, Minnesota and is principally engaged in providing property-liability insurance through subsidiaries. Nuveen is a member of the National Association of Securities Dealers, Inc. and the Securities Industry Association and has its principal offices located in Chicago (333 West Wacker Drive).

  To help advisors and investors better understand and more efficiently use an investment in the Trusts to reach their investment goals, the Sponsor may advertise and create specific investment programs and systems. For example, such activities may include presenting information on how to use an investment in the Trust, alone or in combination with an investment in other mutual funds or unit investment trusts sponsored by Nuveen, to accumulate assets for future education needs or periodic payments such as insurance premiums. The Sponsor may produce software or additional sales literature to promote the advantages of using the Trusts to meet these and other specific investor needs.

  In advertising and sales literature, the Sponsor may provide or compare the performance of a given investment strategy, sector trust, collection of Trusts or a Trust sponsored by the Sponsor with that of, or reflect the performance of: (1) the Consumer Price Index; (2) equity unit trusts of the Sponsor or other unit trust providers; (3) equity mutual funds or mutual fund indices as reported by various independent services which monitor the performance of mutual funds, or other industry or financial publications such as Barron's, Changing Times, Forbes and Money Magazine; (4) the S&P 500 Index, Dow Jones Industrial Average ("DJIA"), Nasdaq-100 Index or other unmanaged indices and investment strategies; and/or (5) any combination of indices including the S&P 500, DJIA or Nasdaq-100 Index. Advertisements involving these indices, investments or strategies may reflect performance over different periods of time by means of aggregate, average, year-by-year, or other types of total return and performance figures. Any given performance quotation or performance comparison should not be considered as representative of the performance of the Trusts for any future period. Such advertising may also reflect the standard deviation or beta of the index, investment or strategy returns for any period. The calculation of standard deviation is sometimes referred to as the "Sharpe measure" of return.

Information about the Evaluator

  The Trustee will serve as Evaluator of the Trusts. The Sponsor may replace the Trustee as Evaluator during the life of the Trusts.

  The Evaluator may resign or may be removed by the Sponsor or the Trustee, in which event the Sponsor and the Trustee are to use their best efforts to appoint a satisfactory successor. Such resignation or removal shall become effective upon the acceptance of appointment by the successor Evaluator. If upon resignation of the Evaluator no successor has accepted appointment within 30 days after notice of resignation, the Evaluator may apply to a court of competent jurisdiction for the appointment of a successor.

  The Trustee, Sponsor and Unitholders may rely on any evaluation furnished by the Evaluator and shall have no responsibility for the accuracy thereof. Determinations by the Evaluator under the Indenture shall be made in good faith upon the basis of the best information available to it, provided, however, that the Evaluator shall be under no liability to the Trustee, Sponsor or Unitholders for errors in judgment. This provision shall not protect the Evaluator in any case of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties.

FORTUNE License Agreement

  The Nuveen-FORTUNE America's Most Admired Companies Portfolio (the "Product") is not sponsored, endorsed, sold or promoted by FORTUNE Magazine ("Fortune"). Fortune makes no representation or warranty, express or implied, to the owners of the Product or any member of the public regarding the advisability of investing in securities generally or in the Product particularly. Fortune's only relationship to the Licensee is the licensing of certain trademarks and trade names of Fortune and the America's Most Admired Companies list. This list is determined and composed by Fortune without regard to the Licensee or the Product. Fortune has no obligation to take the needs of the Licensee or the owners of the Product into consideration in determining, composing or calculating the Fortune Most Admired Companies list. Fortune is not responsible for and has not participated in the determination of the prices and amount of the Product or the timing of the issuance or sale of the Product or in the determination or calculation of the equation by which the Product is to be converted into cash. Fortune has no obligation or liability in connection with the administration, marketing or trading of the Product.

  FORTUNE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE AMERICA'S MOST ADMIRED COMPANIES LIST. FORTUNE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE AMERICA'S MOST ADMIRED COMPANIES LIST. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FORTUNE HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

STANDARD & POOR'S Licensing Agreement

  The GEMS 30 Portfolio is not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the Trust or any member of the public regarding the advisability of investing in securities generally or in the Trust particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Licensee is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the Licensee or the Trust. S&P has no obligation to take the needs of the Licensee or the owners of the Trust into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the Trust or the timing of the issuance or sale of the Trust or in the determination or calculation of the equation by which the Trust is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Trust.

  S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OF ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE TRUST, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

DOW JONES & COMPANY, INC. Licensing Agreement

  The GEMS 30 Portfolio is not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc. ("Dow Jones"). Dow Jones makes no representation or warranty, express or implied, to the owners of the Trust or any member of the public regarding the advisability of investing in securities generally or in the Trust particularly. Dow Jones' only relationship to the Sponsor is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Industrial AverageSM, which is determined, composed and calculated by Dow Jones without regard to the Sponsor or the Trust. Dow Jones has no obligation to take the needs of the Sponsor or the owners of the Trust into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Trust to be issued or in the determination or calculation of the equation by which the Trust is to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the Trust.

  DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOWN JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

NASDAQ-100(R) Index Licensing Agreement

  The Sponsor has entered into a license agreement with The Nasdaq Stock Market, Inc. (the "License Agreement"), under which the GEM 30 Portfolio (through the Sponsor) is granted a license to use the trademarks, service marks and trade names "Nasdaq," "Nasdaq-100," and "Nasdaq-100 Index" solely in materials relating to the creation and issuance, marketing and promotion of the Trust and in accordance with any applicable federal and state securities law to indicate the source of the Nasdaq-100 Index as a basis for determining the composition of the Trust's portfolio. As consideration for the grant of the license, the Trust will pay to The Nasdaq Stock Market, Inc. an annual fee. If the Nasdaq-100 Index ceases to be compiled or made available or the anticipated correlation between the Trust and the Nasdaq-100 Index is not maintained, the Sponsor may direct that the Trust continue to be operated using the Nasdaq-100 Index as it existed on the last date on which it was available or may direct that the Indenture be terminated.

  Neither the Trust nor the Unitholders are entitled to any rights whatsoever under the foregoing licensing arrangements or to use any of the covered trademarks or to use the Nasdaq-100 Index, except as specifically described herein or as may be specified in the Indenture or the License Agreement.

  The Trust is not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (the "Corporation"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Trust or Units of the Trust. The Corporations make no representation or warranty, express or implied to the owners of Units of the Trust or any member of the public regarding the advisability of investing in Securities generally or in Units of the Trust particularly or the ability of the Nasdaq-100 Index to track general stock market performance. The Corporations' only relationship to the Sponsor ("Licensee") and the Trust is in the licensing of certain trademarks, service marks, and trade names of the Corporations and the use of the Nasdaq-100 Index which is determined, composed and calculated by Nasdaq without regard to the Licensee, the Trust or Unitholders of the Trust. Nasdaq has no obligation to take the needs of the Licensee or the owners of the Trust into consideration in determining, composing or calculating the Nasdaq-100 Index. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Units of the Trust to be issued or in the determination or calculation of the equation by which the Units of the Trust are to be converted into cash. The Corporations have no liability in connection with the administration of the Trust, marketing or trading of Units of the Trust.

  THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF UNITS OF THE TRUST, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Other Information

Amendment of Indenture

  The Indenture may be amended by the Trustee and the Sponsor without the consent of any of the Unitholders (1) to cure any ambiguity or to correct or supplement any provision thereof which may be defective or inconsistent, or (2) to make such other provisions as shall not adversely affect the Unitholders, provided, however, that the Indenture may not be amended, without the consent of 100% of the Unitholders, to permit the deposit or acquisition of securities either in addition to, or in substitution for any of the Securities initially deposited in any Trust except as stated in "NUVEEN DEFINED PORTFOLIOS" or "COMPOSITION OF TRUSTS" regarding the creation of additional Units and the limited right of substitution of Replacement Securities, except for the substitution of refunding securities under certain circumstances or except as otherwise provided in this Prospectus or the Indenture. The Trustee shall advise the Unitholders of any amendment requiring the consent of Unitholders, or upon request of the Sponsor, promptly after execution thereof.

Termination of Indenture

  The Trust may be liquidated at any time by an instrument executed by the Sponsor and consented to by 66 2/3% of the Units of the Trust then outstanding. The Trust may also be liquidated by the Trustee when the value of such Trust, as shown by any evaluation, is less than 20% of the total value of the Securities deposited in the Trust as of the conclusion of the primary offering period and may be liquidated by the Trustee in the event that Units not yet sold aggregating more than 60% of the Units originally created are tendered for redemption by the Sponsor. The sale of Securities from the Trust upon termination may result in realization of a lesser amount than might otherwise be realized if such sale were not required at such time. For this reason, among others, the amount realized by a Unitholder upon termination may be less than the amount of Securities originally represented by the Units held by such Unitholder. The Indenture will terminate upon the redemption, sale or other disposition of the last Security held thereunder, but in no event shall it continue beyond the Mandatory Termination Date set forth under "General Information--Termination" in Part A of this Prospectus.

  Commencing on the Mandatory Termination Date, Securities will begin to be sold in connection with the termination of a Trust. The Sponsor will determine the manner, timing and execution of the sale of the Securities. Written notice of the termination of a Trust specifying the time or times at which

Unitholders may surrender their certificates for cancellation shall be given by the Trustee to each Unitholder at his address appearing on the registration books of such Trust maintained by the Trustee. Unitholders not electing a distribution of shares of Securities and who do not elect the Rollover Option (if applicable) will receive a cash distribution from the sale of the remaining Securities within a reasonable time after the Trust is terminated. Regardless of the distribution involved, the Trustee will deduct from the funds of a Trust any accrued costs, expenses, advances or indemnities provided by the Indenture, including estimated compensation of the Trustee and costs of liquidation and any amounts required as a reserve to provide for payment of any applicable taxes or other governmental charges. Trustee will then distribute to each Unitholder his pro rata share of the balance of the Income and Capital Accounts.

Legal Opinion

  The legality of the Units offered hereby has been passed upon by Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603. Carter, Ledyard & Milburn, 2 Wall Street, New York, New York 10005, has acted as counsel for the Trustee with respect to the Series.

Auditors

  The "Statement of Condition" and "Schedule of Investments" at the Initial Date of Deposit included in Part A of this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report in Part A of this Prospectus, and are included herein in reliance upon the authority of said firm as experts in giving said report.

Code of Ethics

The Sponsor and the Trusts have adopted a code of ethics requiring the Sponsor's employees who have access to information on Trust transactions to report personal securities transactions. The purpose of the code is to avoid potential conflicts of interest and to prevent fraud, deception or misconduct with respect to the Trusts.

Supplemental Information

  Upon written or telephonic request to the Trustee, investors will receive at no cost to the investor supplemental information about this Trust, which has been filed with the Securities and Exchange Commission and is intended to supplement information contained in Part A and Part B of this Prospectus. This supplement includes additional general information about the Sponsor and the Trusts.

[LOGO NUVEEN DEFINED PORTFOLIOS]
                            NUVEEN EQUITY PORTFOLIO
                              PROSPECTUS -- PART B

                                 July 17, 2000

                              Sponsor       John Nuveen & Co. Incorporated
                                            333 West Wacker Drive
                                            Chicago, IL 60606-1286
                                            Telephone: 312-917-7700


                              Trustee       The Chase Manhattan Bank
                                            4 New York Plaza
                                            New York, NY 10004-2413
                                            Telephone: 800-257-8787


             Legal Counsel to Sponsor       Chapman and Cutler
                                            111 West Monroe Street
                                            Chicago, IL 60603


                          Independent       Arthur Andersen LLP
                   Public Accountants       33 West Monroe Street
                       for the Trusts       Chicago, IL 60603

  This Prospectus does not contain complete information about the Nuveen Unit Trusts filed with the Securities and Exchange Commission in Washington, DC under the Securities Act of 1933 and the Investment Company Act of 1940.

  More information about the Trusts, including the code of ethics adopted by the Sponsor and the Nuveen Unit Trusts, can be found in the Commission's Public Reference Room. Information about the operation of the Public Reference Room may be obtained by calling the Commission at 1-202-942-8090. Portfolio information is also available on the EDGAR Database on the Commission's website at http://www.sec.gov, or may be obtained at prescribed rates by sending an e-mail request to publicinfo@sec.gov or by writing to the Commission's Public Reference Section at 450 Fifth Street NW, Washington, D.C. 20549-0102.

  No person is authorized to give any information or representation about a Trust not contained in Parts A or B of this Prospectus or the Information Supplement, and you should not rely on any other information.

  When Units of a Trust are no longer available or for investors who will reinvest into subsequent series of a Trust, this Prospectus may be used as a preliminary Prospectus for a future series. If this is the case, investors should note the following:

    1. Information in this Prospectus is not complete and may be changed;

    2. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective; and

    3. This Prospectus is not an offer to sell the securities of a future series and is not soliciting an offer to buy such securities in any state where the offer or sale is not permitted.

                       Contents of Registration Statement


A.   Bonding Arrangements of Depositor:

          The Depositor has obtained the following Stockbrokers Blanket Bonds for its officers, directors and employees:

          Insurer/Policy No.                                Amount

          Reliance Insurance Company
          B 262 6895                                      $26,000,000

B. This Registration Statement comprises the following papers and documents:

                               The facing sheet

                                The Prospectus

                                The signatures


                             Consents of Counsel

                            The following exhibits:

1.1(a) Copy of Standard Terms and Conditions of Trust for Nuveen Unit Trust, Series 4 and certain subsequent series, effective May 29, 1997 between Nuveen Investments, Depositor and The Chase Manhattan Bank, Trustee and Evaluator (incorporated by reference to Amendment No. 1 to Form S-6 (File No. 333-25225) filed on May 29, 1997 on behalf of Nuveen Unit Trusts, Series 4).

1.1(b)  Trust Indenture and Agreement (to be supplied by amendment).

2.1 Copy of Certificate of Ownership (included in Exhibit 1.1(a) on pages 2 to 8, inclusive, and incorporated herein by reference).

2.2 Copy of Code of Ethics of the Trust(s) and the Principal Underwriter (incorporated by reference to Amendment No. 3 to Form S-6 (File No. 333-96279) filed on March 6, 2000 on behalf of Nuveen Unit Trusts, Series 82).

3.1 Opinion of counsel as to legality of securities being registered (to be supplied by amendment).

--------------------

3.2 Opinion of counsel as to Federal income tax status of securities being registered (to be supplied by amendment).

3.3 Opinion of counsel as to New York income tax status of securities being registered (to be supplied by amendment).

3.4 Opinion of counsel as to the Trustee and the Trust(s) (to be supplied by amendment).

4.2   Consent of The Chase Manhattan Bank (to be supplied by amendment).

4.4   Consent of Arthur Andersen LLP (to be supplied by amendment).

6.1 List of Directors and Officers of Depositor and other related information (incorporated by reference to Exhibit E to Form N-8B-2 (File No. 811-08103) filed on March 20, 1997 on behalf of Nuveen Unit Trusts, Series 1 and subsequent Series).


C.    Explanatory Note

      This Registration Statement may contain multiple separate prospectuses. Each propectus will relate to an individual unit investment trust and will consist of a Part A, a Part B and an Information Supplement.

D.    Undertakings

     (1) The Information Supplement to the Trust will not include third party financial information.

                                  Signatures
                                  ----------

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Nuveen Unit Trusts, Series 99 has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Chicago and State of Illinois on the 1st day of August, 2000.

                                        NUVEEN UNIT TRUSTS, SERIES 99
                                                  (Registrant)


                                        By  NUVEEN INVESTMENTS
                                                  (Depositor)



                                        By /s/ Benjamin T. Fulton
                                           -------------------------------
                                           Managing Director and Vice President


                                        Attest /s/ Nicholas Dalmaso
                                               ---------------------------
                                                    Assistant Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated:


       Signature                      Title*                       Date
       ---------                      ------                       ----
Timothy R. Schwertfeger    Chairman, Board of Directors,  )
                           Chief Executive Officer        )
                           and Director                   )
                                                          )  /s/ Jessica R. Droeger
John P. Amboian            President and Director         )  ----------------------
                                                          )  Jessica R. Droeger
                                                          )  Attorney-in-Fact**
                                                          )
Margaret E. Wilson         Vice President and             )
                           Controller                     )  August 1, 2000
                                                          )

----------

* The titles of the persons named herein represent their capacity in and relationship to Nuveen Investments, the Depositor.

**The powers of attorney for Messrs. Amboian and Schwertfeger and for Ms. Wilson were filed on May 3, 2000 as Exhibit 6.2 to Nuveen Unit Trusts, Series 94 (File No. 333-35488).

                   Consent of Independent Public Accountants

The consent of Arthur Andersen LLP to the use of its report and to the reference to such firm in the Prospectus included in this Registration Statement will be filed as Exhibit 4.4 to the Registration Statement.

                         Consent of Chapman and Cutler

The consent of Chapman and Cutler to the use of its name in the Prospectus included in the Registration Statement will be contained in its opinions to be filed as Exhibits 3.1 and 3.2 to the Registration Statement.

                      Consent of The Chase Manhattan Bank

The consent of The Chase Manhattan Bank to the use of its name in the Prospectus included in the Registration Statement will be filed as Exhibit 4.2 to the Registration Statement.

                     Consent of Carter, Ledyard & Milburn

The consent of Carter, Ledyard & Milburn to the use of its name in the Prospectus included in the Registration Statement will be filed as Exhibit 3.3 to the Registration Statement.